UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): November 5, 2009

WOLLEMI MINING CORP.
(Exact name of registrant as specified in its charter)

Delaware	333-149898	26-1272059
(State of Incorporation)	(Commission File No.)	(IRS Employer ID No.)

No. 78 Kanglong East Road, Yangdaili, Chendai Township
Jinjiang City, Fujian Province, P. R. China
(Address of Principal Executive Offices)

Tel: (86 595) 8677 0999
Fax: (86 595) 8677 5388
 (Registrant’s Telephone Number, Including Area Code)

Room 42, 4th Floor, New Henry House, 10 Ice Street, Central, Hong Kong
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This document contains forward-looking statements, which reflect our views with respect to future events and financial performance.  These forward-looking statements are subject to certain uncertainties and other factors that could cause actual results to differ materially from such statements.  These forward-looking statements are identified by, among other things, the words “anticipates”, “believes”, “estimates”, “expects”, “plans”, “projects”, “targets” and similar expressions.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made.  We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.  Important factors that may cause actual results to differ from those projected include the risk factors specified below.

USE OF DEFINED TERMS

Except as otherwise indicated by the context, references in this report to “Wollemi” or “Company” are references to Wollemi Mining Corp., a Delaware corporation, references to “Peakway” are references to Peakway worldwide Limited, a British Virgin Islands corporation that is wholly-owned by Wollemi, and references to “Alberta” are references to Alberta Holdings Limited, a Hong Kong corporation that is wholly-owned by Peakway. References to “Pacific Shoes” are to Fujian Jinjiang Pacific Shoes Co., Limited, a PRC Company, and references to “Baopiao Shoes” are to Fujian Baopiao Light Industry Co., Limited, a PRC company, (collectively “Chinese Subsidiaries”). References to “Cabo” are

references to Cabo Development Limited, a British Virgin Islands corporation that was the former shareholder of Peakway prior to the reverse acquisition.  References to “we,” “us” or “our” are references to the combined business of Wollemi, Peakway, Alberta, and the Chinese Subsidiaries.  The term “Securities Act” means the Securities Act of 1933, as amended, and the term “Exchange Act” means the Securities Exchange Act of 1934, as amended, the term “RMB” means Renminbi, the legal currency of China and the terms “U.S. dollar,” “$” and “US$” mean the legal currency of the United States. According to the currency exchange website www.xe.com, on November 5, 2009, $1.00 was equivalent to RMB 6.8286.  References to “China” and “PRC” are references to “People’s Republic of China.” References to “BVI” are references to the “British Virgin Islands.”

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On November 5, 2009, we entered into a share exchange agreement with Peakway Worldwide Limited, a British Virgin Islands company, and its sole shareholder, Cabo Development Limited (“Cabo”), a British Virgin Islands company (the “Share Exchange Agreement”).  Pursuant to the Share Exchange Agreement, Cabo agreed to transfer all of its shares of the capital stock of Peakway, in exchange for a number of newly issued shares of our common stock that would, in the aggregate, constitute 70% of our issued and outstanding capital stock as of and immediately after the consummation of the transactions contemplated by the Share Exchange Agreement.

As a result of the reverse acquisition, we acquired 100% of the capital stock of Peakway and consequently, control of the business and operations of Chinese Subsidiaries of Peakway. Prior to the reverse acquisition, we were in the development stage of engaging in the acquisition and exploration of mining properties and had not yet realized any revenues from our operations. From and after the closing of the Share Exchange Agreement, our primary operations consist of the business and operations of Peakway, which are conducted by Chinese Subsidiaries of Peakway.

Our board of directors (the “Board”) as well as the director and the shareholder of Peakway, each approved the reverse acquisition.

Copies of the Share Exchange Agreement are filed as Exhibits 2.1 to this report.

ITEM 2.01 COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS

As described in detail in Item 1.01 above, on November 11, 2009, we completed an acquisition of Peakway pursuant to the Share Exchange Agreement.  The acquisition was accounted for as a recapitalization effected by a share exchange, wherein Peakway is considered the acquirer for accounting and financial reporting purposes.  The assets and liabilities of the acquired entity have been brought forward at their book value.  As a result of the reverse acquisition, our principal business became the business of Peakway, which is to develop, research, design, manufacture and market sports and casual footwear mainly in the PRC. Our products are sold in 24 provinces and administrative regions in China as well as to South America through our distributor.

FORM 10 DISCLOSURE

As disclosed elsewhere in this report, we acquired Peakway in a reverse acquisition transaction.  Item 2.01(f) of Form 8-K states that if the registrant was a shell company like we were immediately before the reverse acquisition transaction disclosed under Item 2.01, then the registrant must disclose the information that would be required if the registrant were filing a general form for registration of securities on Form 10.

Accordingly, we are providing below the information that would be included in a Form 10 if we were to file a Form 10.  Please note that the information provided below relates to the combined enterprises after the acquisition of Peakway, except that information relating to periods prior to the date of the reverse acquisition only relate to Wollemi unless otherwise specifically indicated.

DESCRIPTION OF BUSINESS

OUR HISTORY

Overview

We are a Delaware corporation that was incorporated on October 9, 2007 and we are headquartered in Fujian Province, China.  From our inception until November 11, 2009, when we completed a reverse acquisition transaction with Peakway, we were primarily engaged in the acquisition and exploration of mining properties and had not realized any revenues from our planned operations.

On September 28, 2009, the Board approved a 1.5-for-1 forward stock split of all issued and outstanding shares of common stock of the Company. On October 16, 2009, the Financial Industry Regulatory Authority (FINRA) approved our application for forward stock split.  As the result, the total issued and outstanding shares of common stock of the Company prior to the reverse acquisition were 4,500,000.

By two stock purchase agreements dated September 29, 2009, we experienced a change in control whereby a number of investors, acquired an aggregate of 3,000,000 post forward split shares of common stock from a former shareholder. Upon this change in control, our Board determined that the implementation of our business plan prior to the change in control was no longer financially feasible, and we adopted an acquisition strategy focused on pursuing growth by acquiring undervalued businesses with a history of operating revenues.  Our Board approved the Share Exchange Agreement and we entered into the Share Exchange Agreement with Peakway and Cabo on November 5, 2009.

On May 31, 2008, we sold 1,000,000 shares of common stock to 25 investors for $0.03 per share pursuant to our S-1 registration statement for $30,000.

Background and History of Peakway and  its Operating Subsidiaries

Peakway was incorporated in the British Virgin Islands by Cabo Development Limited, a British Virgin Islands company, on November 3, 2006. Alberta Holdings Limited is a Hong Kong company incorporated on November 4, 2006, which was acquired by Peakway on November 1, 2007. Alberta presently has two direct, wholly-owned Chinese operating subsidiaries:  Fujian Jinjiang Pacific Shoes Co., Limited and Fujian Baopiao Light Industry Co., Limited.

Fujian Jinjiang Pacific Shoes Co., Limited, or Pacific Shoes was established as a sino-foreign equity joint venture entity in the PRC on April 9, 1993. On January 12, 2009, Alberta acquired 100% equity interest in Pacific Shoes.  Currently, all of our revenues have been generated from Pacific Shoes.

Fujian Baopiao Light Industry Co., Limited, or Baopiao Shoes was established as a wholly foreign-owned enterprise (“WFOE”) in the PRC on February 15, 2006. On February 26, 2009, Alberta acquired 100% equity interest in Baopiao Shoes. As of the date of this report, Baopiao Shoes is still in its development stage and has not yet generated any revenues.

The structure prior to the reverse acquisition is as below:

Acquisition of Peakway Worldwide Limited

Through the reverse acquisition of Peakway we acquired all of the issued and outstanding capital stock of Peakway, which became our wholly-owned subsidiary, and in exchange for that capital stock we issued to Cabo, the former stockholder of Peakway, 10,500,000 shares of our common stock. Upon the consummation of the reverse acquisition, Cabo becomes our controlling stockholder.

Upon the closing of the reverse acquisition, on November 11, 2009, our sole director and officer, Mr. Yi Chen, submitted his resignation letter pursuant to which he resigned effective immediately from all offices of the Company that he held and from his position as our director. Simultaneously, five new directors were appointed, including three independent directors. Mr. Haiting Li was appointed as our Chief Executive Officer and Chairman of the Board at the closing of the reverse acquisition of Peakway.  Descriptions of our proposed directors and officers can be found below.

The structure after the reverse acquisition is as below:

Following the reverse acquisition, we, through our Chinese Subsidiaries, develop, research, design, manufacture and sell series of casual footwear, men's and ladies’ sports footwear mainly in the PRC as well as in the South America through our distributors. Our executive offices are located at No. 78 Kanglong East Road, Yangdaili, Chendai Township, Jinjiang City, Fujian Province, P. R. China 300350, our telephone number is (86 595) 8677 0999, and our fax number is (86 595) 8677 5388. Our website is www. baopiao.com . Information on our website or any other website is not a part of this report.

OUR INDUSTRY

General

China currently is the world largest footwear-making countries. There are 30, 000 to 40, 000 footwear-making enterprises worldwide, with the total number of workers coming up to 10 million. In the 1960s and 1970s, there has been a shift of global footwear-making centers, i.e. from Italy, Spain and Portugal to Japan, Taiwan, Korea, Hong Kong and other countries and regions of relative low costs and enormous industrial resources. In the late 1980s and early 1990s, the centers moved on toward Chinese mainland and coastal areas. Lower costs for land and labor, abundant industry resources and favorable investment environment had served as the desirable conditions for the development of China's footwear-making industry at the time.

Ever since 2008, despite of unfavorable international economy and domestic natural calamities, Chinese economy has not been deviated from its development. China has launched a number of macro control and adjustment, which may create positive conditions for the development of the footwear-making industry in China. China has become the largest footwear producing and export country in the world since 1996. In the subsequent 10 years, the Chinese footwear-making industry has outshined all the others, with an increase of 10%-20% year over year. Throughout 2008, China is still the most powerful footwear manufacturing country in the world. The table below illustrates five largest footwear producers in 2008.

(Sources: http://www.chinairn.com, Analysis of the Development of Footwear Making Industry of China in the World, Press date: Feb. 13, 2009)

China has maintained its position of being the largest footwear consumption country among the top 10 annual footwear consumption countries in the world as below:

(Sources: HC 360.com, Analysis of Development Trend of Footwear Making Industry of China in Future, Date: January 16, 2009, 18:45)

The footwear consumption market is huge and will expand continuously in China. From the aspect of Chinese market, the research report released by UBS recently says that the average consumption volume will increase among Chinese women consumers because the economic growth and urbanization of China will render a continuous increase of discretionary income and purchasing power. According to the report, the urbanization has already led to the formation of mid-income Chinese consumers who has special requirements or preference for footwear. This indicates that the Chinese footwear market has fairly huge potentials in growth. From the aspect of global market, relevant statistics shows that China is the largest footwear export country for America, European Union and Russia. The success of Chinese footwear making companies relies on whether they can create their own brand and marketing channels, convert trade growth mode, and gradually expand their self-branded market shares in the global market.

PRC Footwear-making Industry

As of today, China is the largest country in the global footwear-making sector. Asia is now providing more than 85% of footwear products for the global market. There includes China, Vietnam, India, Indonesia and Thailand, amongst which, the annual output of China's footwear exceeds 10 billion pairs, with an employment of more than 4 million persons, and a total annual output of more than 50% in the world. A completed industrial chain ranging from R&D designs, product processing to marketing has come into shape, so the footwear-making industry has become the important mainstay of China's light industry. In 2007, the export of finished footwear of China was $24.137 billion, which accounted for 36% of the total amount of footwear export in the world; 8.177 billion pairs of footwear were exported, which accounted for 73% of the total quantity of global footwear export. From January to September in 2008, 6.27 billion pairs of finished footwear were exported by China, which decreased by 2.76% compared with the same period of last year.

Table 1 Comparison among Industry Data from 1998 to 2007

Year	Footwear and related enterprises	Number of employees	Enterprises with considerable scale	Gross output value

1998	More than 3,000	300,000	4	RMB 9 billion (approximately $1.33 billion)
2003	More than 4,000	500,000	216	RMB 23 billion (approximately $3.4 billion)
2007	More than 5,000	Nearly 600,000	Accounting for 60%	RMB 63.8 billion (approximately $9.4 billion)

(Data source: http://www.qzshoes.org, in November, 2008, Quanzhou Footwear.)

China's footwear production and export are mainly concentrated in coastal provinces and cities in the eastern part, and a relatively complete industry group has formed in Guangdong (Dongguan), Fujian (Jinjiang), Sichuan (Chengdu), Chongqing, Zhejiang (Wenzhou), etc, with an integration of raw materials, research and development, production, sales and the like. China’s footwear product is wide in its variety, with superior quality, lower cost, and a strong marketing competence in the global footwear market.

The Athletic and Casual Footwear Industry in China

The rising of the sports and leisure goods consumption is an inevitable outcome from the development of the society, the economy and the improvement of the living standards. In 1980s and 1990s, the income of Chinese people was mainly spent on basic life necessities. In recent years, the advancement of science and technology and the improvement of living standards have resulted in the change in consumption mode and concept. In addition, with the push of such a series of measures as the implementation of 5-day work system since 1995 and two long holidays as Chinese New Year and National Holiday since 1999, people had more time spent on sports and leisure. Moreover, 2008 Beijing Olympic led the sports industry of China to present vibrant prosperity, and endowed a rare but good development opportunity to the sports goods industry of China. Jinjiang, located in coastal Fujian province, is generally accepted as the capital of footwear in China, especially in the industry of sports and casual footwear. In 2007, Jinjiang was just approved as the third sports industry base in China by General Administration of Sports, and a large number of sports brands of market competitiveness were available in Jinjiang.

Ladies Footwear Market in China

The population of China exceeds 1,300 million, wherein, female population is 624 million, which accounts for 48% of the total population. This constitutes a market of significant potential. However, the huge market opportunities hide lots of competitions, and regional brands account for 80% of the market share. Currently, there are more than 7,200 enterprises involved in footwear-making in China, more than 10,000 brands together with those introduced by foreign enterprises into China, and famous international brands and leather footwear brands out of originally-equipped manufacturers.

In 2007, the total quantity consumed in China's female footwear market was 6.5 billion pairs, with a total market consumption of RMB235.2 billion (approximately $34.6 billion), and China had the rapid growth rate of 12% for more than ten years. For 13 years in a row, China has been the largest consumer market for ladies footwear. By 2010, the total consumption of ladies footwear will exceed 8 billion pairs, and it is estimated that the total volume of business transactions in the market will be up to RMB 330 billion (approximately $48.5 billion). Therefore, tremendous opportunities can be expected in China's ladies footwear market. In the PRC market, the selling of ladies footwear shows a steady upward trend, and there is a huge potential in China's consumer market for ladies footwear in future.

OUR BUSINESS

Our Brand

We market our products mainly under the brand name”” or “Baopiao” in English translation.  In 2006, the Trademark Office of the State Administration for Industry and Commerce of the PRC, named our “Baopiao” trademark as one of “Chinese Well-Known Trademarks”. At the same year, our branded footwear was named as one of “Chinese Famous Brand Products” by the General Administration of Quality Supervision, Inspection and Quarantine of the PRC. In 2005, “Baopiao” was listed as one of the top ten satisfied brands for Chinese consumers.  In 2002, Pacific Shoes passed the authentication of ISO9001:2000 quality control system.

Our Product Portfolio

We believe that casual and sports footwear are the most popular footwear in the PRC, because they are generally accepted at either the workplace or on the various casual occasions. Our Baopiao branded sports and casual products target at both female and male customers, while our products are mainly available for ladies. We aim to impress our consumers with professional designs, advanced technology, maximum comfort, function and fashionable products.  Our consumers are aged between 18 and 48 years old. In particular, we target at consumers aged between 20 and 35 years old.  We have set moderate prices ranging from $18 to $30 that are affordable to our consumers. Based on different ages, genders, occupations and life styles, we mainly target following customers:

Targeted group	Gender	Description

18-48 years old	Female	Urban dwellers, students, office ladies, housewives, the females who live in the second and third tier cities or countryside.
18-40 years old	Male	Students, urban dwellers, and the males who live in the second and third tier cities or countryside.

Each year we offer an average of approximately 80 new footwear styles (excluding different colors) with retail prices generally ranging from $18 to $30.

Currently, our Baopiao branded products can be divided into the following five broad series: Business Series, Travelling Series, Outdoor Series, Casual Series, and Casual Sports Series. These five series approximately account for 35%, 10%, 20%, 20% and 15%, respectively in our total sales for the period ended June 30, 2009.

1.
“Business Series”--- target at office ladies and business women. We have applied the esthetic and fashion elements as well as the invisible height-increasing function to this series. These products target at the middle and senior female managers, white-collars, and business women aged between 28 and 38 years old. We focus on “elegance” while designing the shapes, colors, concept and function of the shoes. We also intend to apply fashionable materials to make our product decent and attractive. The core of our design lies in the toe cap and the shoe heel shining leather used on the shoe surface. We intend to emphasize the element of “elegance” in our business series.

Under this series, the raw materials of products include leather, buffed leather, flexible polymers, composite fabric, and the substrate materials are PU and rubber. The colors of this series include white, black and silver grey.

2.
 “Travelling Series”--- target at consumers aged between 20 and 38 years old, including young office ladies and housewives, who have interests in traveling and shopping. The main styles of this series include platform shoes, height increasing shoes, hidden-heels shoes and stewardess shoes with very thick soles and heels. We found that it is a trend in our targeted consumers to wear hidden height-increasing footwear.  We have put into great efforts in designing lighter products. Among other products, the “Stewardess shoes” are designed with the exclusive upper surface pattern and the font pattern.

Under this series, the raw materials of products include suede, leather, buffed leather, imitation leather, composite fabric, and the substrate materials are PU and rubber. The colors of this series include khaki, army green, silver grey and black.

3.
“Outdoor series”--- target at consumers who are keen on outdoor activities. Our targeted consumers aged between 18 and 38 and include both male and female who like outdoor activities, especially walking and hiking.

Under this series, the raw materials of products include split leather and suede leather and the substrate material is rubber. The main color of this series is white.

4.
 “Casual Series”--- offer a range of classic footwear for customers who are seeking good quality and comfortable shoes. This series help customers to relax themselves. We believe that footwear should be natural and leisurely while showing fashion and more dynamic sense, and they should also be comfortable. Casual Series are applicable to all consumers who are 18 to 48 years old. They are comfortable to wear and featured with attractive colors, for instance the dark colors are adopted in the winter for consumers from the north of China, while in most cases, bright, cool and popular colors are adopted so that they look neat and tidy and are appealed to international consumers. The leisure series emphasize the “comfort” and the convenience to match the daily wear.

Under this series, the raw materials of products include composite fabric, and suede leather and the substrate material is rubber. The colors of this series include Khaki and coffee.

5.
“Casual Sports Series”---target at students, and people aged between 18 and 40 years old. They are suitable to wear in various casual occasions. Casual Sports Series are the basic product structure under our Baopiao brand. In particular, in the off-seasons except for spring and summer or when the promotion is launched. These products are normally sold in the supermarkets.

Under this series, the raw materials of products include buffed leather and suede leather and the substrate material is PU. The main color of this series is white.

We have designed exclusive symbols and icons to fit the above five series in order to impress consumers and demonstrate the specialty and creativity of our Baopiao brand. Some of these icons are cartoon characters to attract young people.

Our Business Model

Our business model is illustrated in the following diagram:

Procurement of Raw Material

In general, raw materials used for making both sports and casual footwear are leather, buffed leather, imitation leather, composite fabric, PU, natural rubber, synthetic rubber, adhesive and the like. All of the Company’s raw materials are acquired from Chinese suppliers mainly located in Fujian province. We believe that we have good cooperation with raw material suppliers.

As a steady supply of quality raw materials is crucial to our production, we constantly evaluate the suitability of our suppliers and their ability to assure the timely delivery of quality raw materials. Our quality control department has established internal rules and criteria to govern our procurement from our suppliers.

For the six months period ended June 30, 2009, our five largest suppliers accounted for approximately 31.04% of the aggregate amount of purchases from all suppliers, and our largest supplier accounted for approximately 12.59% of the aggregate amount of purchases from all suppliers.

The following table lists the name of our top five suppliers, the value of the raw materials supplied and the percentage of total raw materials (by cost) supplied.

Top 5 Suppliers (1/1/2009 – 6/30/2009)
Supplier	Supply Value in US$	Percentage of Total Raw Material Cost

Huachang Footwear Materials Company	452,333	12.59%
Zhida Footwear Factory	265,485	7.39%
Xinxiezhi Footwear Factory	193,545	5.39%
Fuxin Package Factory	109,272	3.04%
Zhimeng Footwear Materials Company	94,381	2.63%
Total	1,115,016	31.04%

Our Production

Our footwear production facilities are located in Jinjiang, Fujian province, PRC, and have a total gross floor of 11,500 square meters with three production lines. As of December 31, 2008, we have aggregate annual production volume amounted to approximately 2.2 million pairs of footwear. In order to meet the increasing demand for our products, the production facilities at our Baopiao Shoes for a total area of 57,728 square meters is currently under construction and is expected to commence production in 2010.

The production facilities at our Pacific Shoes began production in 1993. Our production machinery is comprised mainly of sewing machines, moulding machines, pressing machines, heating machines, cooling machines, compressing machines, various kinds of testing machines and a CAD computerized design system.

Our Production Processes

The following flowchart outlines our standard production process for our footwear products:

Blanking:	Auxiliary materials are tailored to form auxiliary components with various specified forms in accordance with the requirements of processing technique, including outside and inside material cutting.

High frequency:
High-frequency induction heating equipment is utilized for carrying out mold heating to materials of soft and hard leather and material of real leather or cloth in certain forms so as to ensure the occurrence of concavo-convex patterns on the surface of the materials.

Stitching:	It is also known as sewing, which are assembled into the upper of semi-finished products by means of personal skills in accordance with the production flow.

Embroidery:	Computerized embroidery machines are adopted to embroider the auxiliary components and mainly to make trademarks and patterns.

Sole-upper linking:	Lasting pincers and counter lasting machines are utilized for lasting the upper of shoes and middle bushings on the shoe tree and shaping.

Scribing:	Scribers are utilized for marking lines for the upper bushed on the shoe tree so as to determine the position in which the upper is mutually pasted up with the shoe sole.

Heat setting:	Shoes are put into a neat setter for heating so as to shape the vamp of the shoes.

Cementing:	It refers to a production process in which the binding agent is evenly brushed on the upper and the outer bottom.

Sole laying:	The shoe sole with glue is jointed with the upper bushed on the shoe tree.

Press fitting:
Gas in the interface is further eliminated by the action of pressure when the shoe sole just starts to conglutinate with the upper but is not completely cured, thereby enhancing the mutual penetration of adhesive molecules and improving the bond strength.

Cold setting:	Shoes are put into a cooling chamber for low temperature treatment so as to shape the whole shoes.

Quality Control Measures

Through Pacific Shoes, we passed the ISO9001:2000 International Quality Control System Authentication in 2002 and implemented the comprehensive quality control in accordance with the requirements of the quality control system.  We have set up the quality control section in each production unit, headed by the team managers who station in the workshop with other inspectors. Pacific Shoes employs 23 quality inspectors to undertake the field testing and inspection in the factory. The quality control department and other relevant departments, adopts the abrasion resistance tester, tension tester, folding resistance tester, non-yellowing tester, low-temperature bending machine, hydrostatic pressure tester, color fastness tester and other precise instruments and equipment to get comprehensive technical parameters and properties of raw and auxiliary materials, semi-manufactured goods and finished products. We apply complete quality testing and control system throughout the production.

At present, the Company has the following testing equipments used for carrying out comprehensive tests to the materials, function, color change, bending resistance, slip stopping performance and wear resistance of the whole shoe so as to ensure the quality, service life and good wearing experience of finished products.

1
HY-769: low temperature resistance testing machine—mainly for carrying out flexibility test to finished products at a low temperature state and cracking test to flexibility test materials of out soles.

2	HY-762A: bending resistance testing machine of finished footwear—for carrying out bending test to finished footwear at the normal temperature.

3	HY-939: pull testing machine—for testing the peeling strength of materials.

4	HY-953: fracture strength testing machine—for testing the fracture strength of materials (such as the fracture strength tests carrying out to PU, nubuck.)

5	HY-767B: electric friction decolorization testing machine—for carrying out decolorization degree test to all shoe making materials.

6	HY-764A: yellowing resistance testing machine—for testing the yellowing resistance of white material.

7	HY-782: slip stopping capability testing machine of soles—for testing the slip stopping performance of finished footwear.

8	HY-763CB: National Standard wear resistance testing machine—for testing the wear resistance of out soles (remark: TPR and PU rubber).

9	HY-954: standard light source box—for carrying out light source test to the colors of shoe making materials in order to determine the saturation and purity of the colors.

With all inspection and test machines installed, the Company is capable of conducting a series of test, such as avulsion, peeling, compression, bending resistance, over the finished products, the semi-manufactured products, the raw materials, and the like. This has provided more scientific and technical supports to the Company’s production. In 2007, Pacific Shoes was awarded the “High-tech Enterprise” by the Fujian Science and Technology Bureau for their height-increasing function shoes.

Outsourcing

Our products are manufactured through a combination of internal and external production, which we believe is cost-effective and to meet unforeseen demand. We produced majority of our footwear products in our three production lines while we also outsourced certain of our products to six external contract manufacturers to enhance our production cost. For the period ended June 30, 2009, approximately 10.59% of our footwear product were produced by external contract manufacturers.  We do not enter into long term agreements with our external contract manufacturers, and these purchase contracts do not contain any terms that will restrict our ability to engage other contract manufacturers.

Sales and Marketing

Distribution Network

We sell our products substantially on a wholesale basis to our distributors who are responsible for distribution to retail outlets which sell our products to consumers. Through our distributors, the sales network of our products has covered 24 Chinese provinces and administrative regions in various modes, such as retail outlets, counters in department stores and shopping malls, and wall racks in large supermarkets. In addition, our products, including our branded products and ODM products, sold in the South America account for 25.18 % of the total sales amount for the period ended June 30, 2009.

Sales Model

Prior to February of 2009, we employed a wholesale business model in the Chinese market. We entered into annual distributorship agreements with our distributors which set out key terms, such as the geographic area within which they are authorized to sell our products, credit and payment terms and annual sales and network expansion targets.  As of June 30, 2009, we had a total of 26 distributors including 22 independent distributors in 22 provinces and regions and 4 authorized distributors in 2 provinces. We do not directly own or operate any retail outlets and do not enter into any contractual relationship with third party retail outlet operators.

Independent Distributors. In 2009, we have 22 independent distributors covering 22 provinces and regions of China. Each distributor is entitled to sell our products exclusively in one province or region. We sell our products to the distributors at a uniform discount to the unified retail price. The distributors then distribute our products through their sales network in their respective province. Our independent distributors manage local networks through the third party retail operators they appointed. In 2009, our independent distributors control a total of 24 retail outlets in 22 provinces and regions.

Authorized Distributors. To be qualified as our authorized distributors, such distributors need to own and directly manage a minimum of three retail outlets, counters in department stores and shopping malls, or wall racks in large supermarkets.  In 2009, we have 4 authorized distributors who own and directly manage their branches and retail stores to sell our products in four cities (including one city in Anhui province, and three cities in Fujian province). The authorized distributors are required to sell our products to consumers at our unified retail price, however, the discount to the unified retail price we provide to these 4 authorized distributors is less than the discount we provide to the independent distributors.

We advanced cash to the independent distributors to assist them to expand the number of retail outlets and distribution points in the related geographic areas in which they are located. We set guidelines for our authorized distributors in respect of the location and decoration of the outlets with the aim of increasing their sales opportunities and improving the recognition of our Baopiao branded products. We believe our business model enables us to achieve growth by leveraging the resources of our distributors, as well as the expertise in retail distribution and retail management and local relationship of our distributors. Among others, our largest distributor, Taiwan Quanyi Xingye Co., Ltd. (through a Jujian import and export agent ) had a total value of $2,347,552 of sales of our products (including our branded shoes and ODM products) for the period ended June 30, 2009.

In addition to our traditional wholesale model, we have started to employ “On-line Sales” model as a supplementary sale approach since February 2009. Customers in China can browse over 300 styles of footwear (including different colors ) among our five products series and place orders through our online retail store (www.baopiao.com/shop or www.bepure.com.cn/shop). We accept payments through wiring, remittance, or Alipay (a third party online payment service provider similar to Paypal). All of our websites have registered for an internet content provider (ICP) license which is required by PRC Ministry of Information. As our On-line Sales is still in the early development stage and the on-line sales amount, for the period from February, 2009 to September, 2009, is $71,000, which accounts for approximately 0.43% of the total sales amount for the period ended September 30, 2009.

Qualification of Distributor

All distributors are required to be financially and professionally competent in the sale of sports and casual footwear. Prospective distributors should submit their application for distribution and get assessed, and only qualified candidates may conclude a one-year distributor agreement with us and get permission as a regional distributor. All distributors shall sell the Baopiao branded sports and leisure products in a specified region under our authorization, being responsible for the market development and management and actively expanding sales outlets. Counterfeited Baopiao branded products are denied, otherwise, the Company shall have the right to disqualify such distributors. We believe that our sales network through our distributors is relatively strong in second and third-tier cities in the PRC.

Evaluation of Distributor

We conduct evaluation to our distributors once a quarter in terms of annual performance, store appearance maintenance, outlet exploration scales and speed, the timeliness and accuracy of information feedback, the scale of fixed assets, the standardization of operation and the like. If any distributor fails to fulfill its monthly sales target or annual sales target or target for establishing new sales outlets for consecutive 6 months, we are entitled to cancel the exclusive distribution right of such distributor.

Pricing

We adopt “unified retail price” rule pursuant to which we sell our products to our distributors at discounts to the suggested retail price. We believe that this ensures fairness and transparency within our distribution network.  The suggested retail price in the PRC for our products ranged from approximately $18 to $30. In determining the suggested retail prices, we take into account of market supply and demand, cost of production, the prices of competing products and our consumers’ purchasing power. All retail outlets are required to follow our pricing policies. Any discount of our retail price is generally permitted for end of season sales or holiday promotion. The level of any such discount is decided and approved by us on a case-by-case basis.

Credit Control

We generally grant line of credit to our distributors based on their creditworthiness and credit history. We grant credit periods, normally for six months, to some agents with good sales performance.

Customer Services

We have established a customer service system which deals with the feedback from customers in time.  We have set up a 400-8823-899 toll-free telephone for customer communication and to handle complaint and dispute and quality arbitration. Customers can dial the toll free telephone number to report quality complaint very conveniently. All problems and complaints reported by customers are thoroughly studied to reach a proper settlement.

Marketing and Brand Promotion

We believe that to create a strong brand image and increase brand recognition is crucial to our operation. We primarily utilize the internet, magazines and outdoor displays in our media advertising. We also organize other activities to promote our Baopiao brand, and some of which are run by our distributors, including promotional events during the holidays and the end of seasons. We hold promotion activities in various forms focusing on the seasonal new product launch. These promotion activities include discount sales, gifts, outdoor advertisements, magazine advertisements, on-line activities and the like. Our distributors also contribute to the marketing and promotion of our brand by conducing local promotions within their geographic areas.

Original Design Manufacturer (“ODM”)

In addition to manufacturing footwear products for our own brands, we also engage in ODM manufacturing whereby we are commissioned by APIS, a footwear brand in South America to manufacture footwear according to their specifications. The total sales of our ODM products for the period ended June 30, 2009 and for the years ended December 31, 2008 and 2007 are listed as below:

	Sales in South America				Domestic Sales
	Our own brand		ODM
	US$	% of Revenues	US$	% of Revenues	US$	% of Revenues

2007	1,112,000	8.24%	1,667,000	12.36%	10,709,000	79.40%
2008	1,615,000	8.02%	1,616,000	8.03%	16,900,000	83.95%
2009 (first six months)	1,126,000	15.95%	1,376,000	19.49%	4,559,000	64.56%

Our Competition

We compete with an increasing number of local and international players. We believe our strongest competitors in the footwear market include sports footwear brands Nike, Li Ning, and Anta, and casual footwear brands BELLE group, Teenmix and Saturday in terms of brand recognition in the PRC. The market share of BELLE in China is relatively high, being 4.6% in 2008, among which, TATA is also a brand name of  BELLE group, with a total market share of 6.8% in 2008. They respectively account for 21.5% and 10.3% in the top ten brands in China during 2008.

We believe that our main competitive advantages are as below:

● We offer high quality and functional footwear products. Our R&D team enables us to bring new footwear styles with features such as height-increasing function. We believe that our quality control procedures combined with our design capabilities enable us to increase the quality of our products.  We undertake quality control measures at difference stages of our production process and we obtained ISO9001:2000 quality control certification for our footwear production in 2002.  In 2006, our branded footwear has been named as one of “Chinese Famous Brand Products” by the General Administration of Quality Supervision, Inspection and Quarantine of the PRC.

● Our sales models allow us to quickly respond to changes in consumer preferences and fashion trends. We believe that our sales model enables us to react rapidly to market trends. Our On-line Sales enables us to observe market trends and customer preferences, and give us a platform to test marketing initiatives and gain direct access to consumer feedback.

● We have dedicated management team. Our management team has extensive experience in footwear industry. Our Chief Executive Officer, Mr. Li has approximately 15 years of experience in footwear operations and management. Our senior management has broad experience in sales and marking, manufacturing and quality control. We believe that the extensive experience of our senior management team has contributed to the successful development of our business.

Our Research and Development

We believe that technological innovation is a key to increasing product quality. Our internal research and development center was set up in 2002 and is primarily responsible for conducting our research and development activities.  Our research and development efforts are focused on following objectives: preparing and setting the technical strategy for the Company, introducing and applying new technologies and materials, creating and improving the footwear molds, materials, types and functions, detecting and determining the technical performance of products, improving the technical indexes of products, and providing technical support for the manufacturing department, the sales department and the quality control department.  As of November 5, 2009, we have 30 staff members dedicated to research and development, including 4 market analysts, 6 pattern makers and 20 computer designers and sample makers.  All of our research staff has experience in the footwear industry.  Our market analysts attend various domestic footwear trade exhibitions to keep themselves informed of the latest fashion trends.  Our pattern makers work closely with the sales and procurement teams in designing new products and in improving existing products. Our design team develops and improves concepts and ideas upon the sales records of our products and other market information. The amount we spent on research and development activities during the fiscal years ended December 31, 2007 and 2008 were $19,000 and $85,000 and accounted for approximately 1%, and 4%, respectively, of our total revenues.

In 2008, our subsidiary, Pacific Shoes introduced the CAD/CAM software developed by a famous footwear designer from Taiwan to facilitate automatic sample design. The main developing work is as follows:

1. CAD (Computer Aided Design System)/CAM (CAM, Computer Aided Manufacturing System) three dimensional aided designed upper sample so as to improve the accuracy of designed sample and save raw materials.

2. CAD/CAM three dimensional aided designed out sole mold so as to improve the clearness of patterns and three-dimensional effect of out soles.

Our Intellectual Property

Trademarks

Pacific Shoes has registered four trademarks for “Baopiao” and “” with the Trademark Bureau under the State of Administration for Industry & Commerce, PRC, as follows:

Trademarks	Certificate No.	Categories	Valid Term

+ BAOPIAO +(logo)	No.1936521	No.25: running footwear, gym footwear, and belts (apparel)	January 7, 2003 to January 6, 2013
+DILKS+(logo)	No.4060266	No.25:garment, ties, socks, swimsuits, hats, gloves, jerseys	July 28, 2008 to July 27,2018
+ BAOPIAO +(logo)	No.4060267	No.18: horse harness	March 21, 2008 to March 20, 2018
+ BAOPIAO +(logo)	No.4060395	No.35: advertising, market research, import and export agency, soliciting, auction, accountant, photocopy, job center	July 28, 2008 to July 27, 2018
As of the date of this report, we have not yet produced or sold any products under the trademark of “+DILKS+(logo)” .

Pacific Shoes also has applied for the following trademarks:

Pending Trademarks	Application No.	Application Date

	No.5511838	July 31, 2008
(Logo)	No.5511839	July 31, 2008
BAOPIAO	No.5511840	July 31, 2008
bepure-(logo)	No.6964726	Sept 22, 2008
bepure-(logo)	No.6964727	Sept 22, 2008
bepure	No.6964728	Sept 22, 2008
(Logo)	No.6964729	Sept 22, 2008
(Logo)	No.6964730	Sept 22, 2008

Patents
Our CEO, Mr. Haiting Li has filed following the patent applications:

Categories of Pending Patents	Application No.	Application Date	Description

Utility	No.200920165757.0	July 29,2009	A kind of shoes, especially a kind of shoe products including insole and outsole, designed according to human engineering with shock absorption feature.
Design	No.200930195047.8	July 29,2009	A kind of footwear shape

Mr. Li has signed the license agreement with Baopiao Shoes and Pacific Shoes to license above two pending patents free of charge.

Domain Names

Pacific has registered the following domain names:

1.  “Chinabaopiao.com”
2. “Baopiao.com”
3. “Bepure.com.cn”
4. “.com”
5. “.cn”
6. “.cn”
7. “cnbaopiao.mobi”

Our Employees

As of November 5, 2009, our Chinese Subsidiaries had a total of 598 full time employees. As required by applicable Chinese laws, we have entered into employment contracts with all of our officers and managers. We believe that our relationship with our employees is good.  We compensate our production line employees by unit produced (piece work) and compensate other employees by salaries and bonus based on performance.  We also provide training for our staff from time to time to enhance their technical and product knowledge as well as their knowledge of industry quality standards.  The following table illustrates the allocation of these personnel among the various job functions conducted at our Chinese Subsidiaries.

Departments	Number of Employees

Production	509
Quality Control	23
Sales	11
Research and Development Center	30
Finance	7
Sourcing	4
Admin	7
Storage and Distribution	7
Total	598

We have not experienced any significant problems or disruption to our operations due to labor disputes, nor have we experienced any difficulties in recruitment and retention of experienced staff.

Our Properties and Facilities

All land in China is stated-owned or collectively-owned.  Individuals and companies are permitted to acquire rights to use land or land use rights for specific purposes.  In the case of land used for industrial purposes, land use rights are granted for 50 years.  Granted land use rights are transferable and may be used as security for borrowings and other obligations.  Our Chinese Subsidiaries have obtained following properties.

Pacific Shoes

Pacific Shoes’ main office and manufacturing facilities are located in Jinjiang City, Fujian Province, China, on a plot of land approximately 3,000 square meters in size. It has been issued a Land Use Right Certificate for the land and valid until September 29, 2057 by the municipal government of Jinjiang. It currently owns three buildings on the property as listed below.

Pacific Shoes’ land use rights are set forth below:

Land Use Right Certificate No.	Jin Guo Yong (2008) 00011
User of the Land	Pacific Shoes
Location	No.8 Qiguang Dong Road, Handai Village, Chendai County, Jinjiang City, Fujian Province
Usage	Industrial
Area (㎡)	3000
Form of Acquisition	By means of transfer
Expiration Date	9/29/2057
Encumbrances	Pledged to China Agricultural Bank, Jinjiang City Branch. Pledge period: 4/18/2008 – 4/17/2010

Pacific Shoes owns the following buildings:

	Part 1	Part 2	Part 3
Area (㎡)	5127.38	2204.17	2562.07
Usage of Design	Factory	Factory	Factory
Structure	Mixture	Mixture	Mixture
Certificate No.	Jin Fang Quan Zheng Chen Dai Zi No. 06-200132-001
Owner	Pacific Shoes
Location	No.8 Qiguang Dong Road, Handai Village, Chendai County, Jinjiang City, Fujian Province
Encumbrances	Pledged to China Agricultural Bank, Jinjiang City Branch. Pledge period: 4/18/2008 – 4/17/2010

Baopiao Shoes

Baopiao Shoes has two plots of land located in Huian County, Quanzhou City, Fujian Province, China. It has been issued two Land Use Right Certificates for the land and is valid until December 31, 2056 by the municipal government of Huian County.

Baopiao Shoes’s land use rights are set forth below:

Land Use Right Certificate No.	Hui Guo Yong (2008) Chu Zi No.100002-1
User of the Land	Baopiao Shoes
Location	Qunxian Village & Xiagong Village, Zhangban Town, Huian County, Quanzhou City, Fujian Province
Usage	Industrial
Area (㎡)	27,783.9
Form of Acquisition	By means of transfer
Expiration Date	12/31/2056
Encumbrances	Pledged to Huian <County> Rural Credit Cooperation Union Zhangban Credit Association. Pledge period: January 22, 2009 to January 21, 2012

Land Use Right Certificate No.	Hui Guo Yong (2008) Chu Zi No.100002-2
User of the Land	Baopiao Shoes
Location	Qunxian Village &Xiagong Village, Zhangban Town, Huian County, Quanzhou City, Fujian Province
Usage	Industrial
Area (㎡)	29,944.0
Form of Acquisition	By means of transfer
Expiration Date	12/31/2056
Encumbrances	Pledged to Huian <County> Rural Credit Cooperation Union Zhangban Credit Association Pledge period: January 22, 2009 to January 21, 2012

Baopiao Shoes’s premise is under construction. The current construction area is 57,728㎡.

We believe that all our properties have been adequately maintained, are generally in good condition, and are suitable and adequate for our business needs.

Insurance

Our insurance coverage includes our facilities and equipment insurance.

Coverage	Insurance Policy No.	Insurance Date	Insurance Subject

Facilities equipment, raw material and inventories	350800004051	June 18, 2009	RMB 17,256,500 (Approximately US$2,537,720)
Facilities	350800003259	June 5, 2009	RMB 15,862,800 (Approximately US$2,332,765)

We believe our coverage and insured limits are customary for similar companies in our industry in China. We do not have general product liability insurance for any of our products. Nevertheless, we believe that our practice is in line with the general practice in the PRC as product liability insurance is not required under the PRC laws.   We have not received any material claim from customers relating to any liability arising from the use of our products which have resulted in adverse impact to our business.

Licenses

Our principal up-to-date licenses, certificates and authorizations in order to operate our business are set forth as below:

Pacific Shoes

1	Business License (Registration No. 350500400016634) issued by Administration for Industry and Commerce of Quanzhou City on March 27, 2009. Pacific Shoes has passed the 2008 annual inspection.

2
Certificate of Approval for Establishment of Enterprises with Investment of Taiwan, Hongkong, Macao and Overseas Chinese in the People’s Republic of China (Approval Number: Shang Wai Zi Min Quan Wai Zi Zi [1993] 1667), issued by People’s Government of Fujian Province on March 16, 2009

3
Organization Code Certificate issued by Quality Supervision and Inspection Bureau of Quanzhou City (code No. 61156984-5, and registration No. Zu Dai Guan 350500-054104), the valid period of which is from February 19, 2008 to February 19, 2012. Pacific Shoes has passed the 2009 annual inspection.

4	ID Card of Foreign Exchange Registration (No. 00226252) issued by the Jinjiang SAFE in October, 2009

5
Taxation Registration Certificate (Min Guo Shui Deng Zi No. 350582611569845) issued by State Administration of Taxation of Jinjiang City, Fujian Province, and Local Administration of Taxation of Jinjiang City on June 18, 2009.

6	Social Insurance Certificate inspected by Social Insurance Company of Jinjiang City on October 23, 2009.

Baopiao Shoes

1	Business License (Registration No. 350500400048219) issued by Administration for Industry and Commerce of Quanzhou City on March 24, 2009. Baopiao Shoes has passed the 2008 annual inspection.

2
Certificate of Approval for Establishment of Enterprises with Investment of Taiwan, Hongkong, Macao and Overseas Chinese in the People’s Republic of China (Approval Number: Shang Wai Zi Min Quan Wai Zi Zi [2006] 0010), issued by People’s Government of Fujian Province on March 16, 2009

3
Organization Code Certificate issued by Quality Supervision and Inspection Bureau of Quanzhou City (code No. 78218670-X, and registration No. Zu Dai Guan 350500-067857), the valid period of which is from June 19, 2009 to June 19, 2013.

4	ID Card of Foreign Exchange Registration (No. 00226343) issued by Jingjiang SAFE in October, 2009

5
Taxation Registration Certificate (Min Guo Shui Deng Zi No. 35052178218670X) issued by State Administration of Taxation of Jinjiang City, Fujian Province, and Local Administration of Taxation of Jinjiang City in December 2006.

Regulations

We are subject to a wide range of regulation covering every aspect of our business. The most significant of these regulations are set forth below.

We are subject to national and local laws of China, including China’s environmental laws and regulations.  Under the relevant Chinese environmental laws, all manufacturing enterprises must submit an environmental impact report to the relevant environmental protection authority before starting production operations.  In addition, manufacturing enterprises must engage professional environmental organizations to monitor and report on pollutants and emission regularly.  We do not produce material waste during our production. The main pollutants generated by our plants of Pacific Shoes are solid waste and exhaust gas.  We have taken the necessary measures to control the discharge of these pollutants.  We have carried out the relevant environment impact assessments and have obtained all the required permits and environmental approvals for our production facilities. Our Baopiao Shoes has passed the environment impact assessment before commencing construction of production facilities. We are in material compliance with the Chinese environmental laws and regulations as of November 5, 2009.

Moreover, we are subject to Product Quality Law of the PRC, which is applicable to all activities of production and sale of any product within the territory of the PRC, and the producers and sellers shall be liable for product quality in accordance with such law.

In addition, according to the Consumer Protection Law of the PRC, the rights and interests of the consumers who buy or use commodities for the purposes of daily consumption or those who receive services are protected and all manufacturers and distributors involved must ensure that the products and services will not cause damage to persons and properties.

The PRC Production Safety Law also requires that we shall maintain conditions for safe production as provided in the Production Safety Law and other relevant laws, regulations, and various standards. Any entity that is not sufficiently equipped to ensure safe production may not engage in production and business operation activities. We are required to offer education and training programs to our employees regarding production safety.  Since the commencement of our business, none of our employees has been involved in any major accident in the course of their employment and we have never been subject to disciplinary actions with respect to the labor protection issues.

Legal Proceedings

From time to time, we may become involved in various lawsuits and legal proceedings that arise in the ordinary course of business.  However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business.  We are currently not aware of any such legal proceedings or claims that we believe will have a material adverse affect on our business, financial condition or operating results.

RISK FACTORS

You should carefully consider the risks described below, which constitute all of the material risks facing us.  If any of the following risks actually occur, our business could be harmed.  You should also refer to the other information about us contained in this report, including our financial statements and related notes.

RISKS RELATED TO OUR BUSINESS AND INDUSTRY

Our Baopiao branded products have a limited history in the branded footwear industry and failure to effectively promote or maintain our Baopiao Brand may adversely affect our performance and sales.

Our Baopiao branded products were first introduced to the market in 2003. We seek to position our brand as a high quality sports and casual footwear brand targeting consumer groups between the ages of 18 and 48.  We believe our brand is critical to our success as we believe that market perception and consumer acceptance of a brand is a determining factor for consumers in purchasing decisions.  Our revenues from sales of our Baopiao branded products were approximately $11,821,000 and $18,516,000 representing approximately 87.64% and 91.97% of the total revenues in 2007 and 2008, respectively. We market our brands mainly through media commercials including outdoor advertising and magazine advertising.  We are dependent on market perception and consumer acceptance of our products, over which we have no control.  Any negative publicity or disputes regarding our brands, products, or the loss of any award or accreditation associated with our Baopiao brand such as “PRC Fujian Province Well-Known Trademark” and “China Well-Known Trademark” could materially and adversely affect our business, financial condition. If we fail to successfully promote our brands position, the market recognition of our brands may suffer. As a result, consumer confidence in our brands may be eroded and our business, profitability and results of operations may be adversely affected.

We rely on a small number of suppliers for a large portion of our raw material and product supply and any interruption of supply from these suppliers would affect our results of operations.

The principal raw materials used in the production of our footwear products are leather, buffed leather, fabrics, nature rubber, synthetic rubber, soles and plastics.  All of raw materials are obtained from domestic suppliers in the PRC. For the fiscal years ended December 31, 2007 and 2008, our five largest raw material suppliers accounted for approximately 33.1% and 34.17%, respectively, of the aggregate amounts of raw materials we purchased, and our largest raw material supplier accounted for approximately 10.32% and 14.71% for the fiscal years ended December 31, 2007 and 2008, respectively, of the aggregate amounts of raw materials we purchased.  We do not enter into long-term agreements with our raw material suppliers and generally procure the raw materials that we required through purchase orders issued by us from time to time which set out the terms regarding the price, purchase quantity, delivery terms and settlement terms, among others. There is no assurance that such suppliers would be able to deliver raw materials to us in a timely manner or at acceptable prices and quality. We cannot guarantee that there will be no interruption in the supply of raw materials from our suppliers. Any disruption in supply from our suppliers may adversely affect our business and results of operations. Fluctuations in the costs of our principal raw materials and our inability to pass on any increases in raw materials costs to our customers by increasing the suggested retail prices of our products may materially and adversely affect our cost of sales.

We mainly rely on distributors for the sales of our products and any failure by us to maintain good relationships with them may adversely affect our business.

Substantially all of our revenues were generated from sales of our products to our distributors, which in turn sell our products to consumers in the PRC through retail outlets operated or controlled by them. Prior to 2009, we do not sell any of our products directly to consumers and we do not own or operate any authorized retail outlets. In 2008, we sold over 83.95% of our products through over 26 distributors (including 22 independent distributors and 4 authorized distributors). Our five largest distributors accounted for approximately 36.38% and 37.59% of our total revenues for the fiscal years ended December 31, 2007 and 2008, respectively, and our largest distributor accounted for approximately 9.16% and 10.55% of our total revenues for the financial years ended December 31, 2007 and 2008. We therefore expect to continue to rely on these distributors for our sales of products. As such, the sales performance of our distributors and the ability of our distributors to expand their business and sales networks are crucial to the future growth of our business.  Furthermore, we do not have long-term agreements with these distributors, but generally enter into distributorship agreements with them for a term of one year, renewable annually. There is no assurance that we will be able to renew the distributorship agreements with these distributors on mutually acceptable terms or at all. If any of our distributors terminates or does not renew its distributorship agreement with us, we may not be able to replace such distributor with a new and effective distributor in a timely manner or on terms acceptable to us, or at all. Our distributors are required to meet minimum purchase targets. However, if our distributors do not place orders at historical levels or at all or, if any major distributors substantially reduce their volume of purchases from us or ceases its business relationship with us, our business, financial condition could materially suffer.

A distributors’ failure to perform its obligations under its distributorship agreement with us could materially and adversely affect our business in a geographic area in the PRC.

As each of our distributors has exclusive distribution rights over a certain geographic area, the failure by such distributor to perform its obligations under its distributorship agreement with us may result in a material adverse effect on the business in such area. Most of our distributors are granted exclusivity over one province or region. If any of our distributors becomes unable or unwilling to supply our products in the geographic area over which such distributor has exclusively distribution rights, the business in that area will be materially affected.

Further, we also rely on the obligations set forth in the distributorship agreements with our distributors to impose our retail policies on them. As we do not enter into any agreements with the third party retail outlet operators, we rely on our distributors to manage these retail outlets and to ensure that they operate in accordance with our retail policies. There is no assurance that our distributors or the third party retail operators will comply with, or that the distributors will enforce our retail policies. In such event, we may not be able to effectively manage our sales network or maintain a uniform brand image, and we cannot guarantee that such third party retail operators would offer quality services to consumers. Although we intend to replace any distributors who consistently fail to comply with, or fail to cause the third party operators to comply with our retail policies, we may be unable to replace them in a timely manner.  As a result, our business, financial condition, results of operations may be adversely affected.

Because we depend on the third party to market our products in the international market, any problems encountered by such party could affect our sales.

We do not have any offices outside of the PRC, and we depend on a third party, (Taiwan) Quanyi Xingye Co., Ltd. to market our Baopiao branded products to South America. As a result, we are dependent upon such distributor, over which we have no control, to develop and implement an international marketing effort. Any problems encountered by such party, including potential violations of laws of the PRC or other countries, may affect their ability to sell our products which would, in turn, affect our net sales.

Our new sales models have a limited operating history.

Since 2009, we adopted new sales model which we believe can flatten our sales channels. We have developed the On-line Sale model through our website www.baopiao.com and www.bepure.com.cn as the supplement approach.  Since these sales modes are in their early stage, it is difficult to identify the difficulties that we may encounter in the different stages of developing and implementing new sales models. As we lack experience in the management of the On-line Sales, we may not be successful in the execution of this new sales model. You should not rely on our past results as an indication of our future performance and management of this sales models. If we are unable to successfully address these risks, difficulties and challenges in the new sales model, our business, and financial condition results of operations could be materially and adversely affected.

Our sales volume and operating results are sensitive to seasonality.

Substantially all of our revenue is derived from our sales in the PRC. Our performance is sensitive to local consumers spending patterns. Our operation results have fluctuated from season to season. We generally recorded higher sales in the first quarter and fourth quarters than in the second and third quarters. The seasonality of our sales is primarily attributable to the seasonal nature of some of our products. In addition, there are other factors relevant to seasonality which may affect our sales, including national holidays and weather conditions. Accordingly, any unpredictable change during such periods may adversely affect our operation results, and any comparison of our operating results between our interim and annual results in a calendar year is not necessarily meaningful.

We may be unable to manage future rapid growth.

We have grown rapidly over the last few years. Our sales increased by 49% from $13,488,000 in 2007 to $20,131,000 in 2008. In 2007, we sold approximately 80 styles of footwear. In 2008, we phased out approximately 60 footwear styles and had approximately 100 new footwear styles.  We intend to continue to expand the volume and variety of products we offer, as well as the geographical scope of our sales and production facilities.  Our business growth could place a significant strain on our managerial, operational and financial resources.  Our ability to manage future growth will depend on our ability to continue to implement and improve operational, financial and management information systems on a timely basis and to expand, train, motivate and manage our workforce.  We cannot assure you that our personnel, systems, procedures and controls will be adequate to support our future growth.  If we are unable to effectively manage our growth, including the rapid expansion of the distribution network, it may be difficult for us to execute our growth strategy and a decrease in the market demand for our products could result in an accumulation of inventory at the distribution network. As a result, it may materially and adversely affect our business, financial condition, and results of operation.

We are dependent on certain key personnel and loss of these key personnel could have a material adverse effect on our research and development, operations and revenue.

Our success and ability to expand our operations depend heavily on our ability to attract, retain and motivate qualified key personnel, in particular, we rely on our chairman and chief executive officer, Mr. Haiting Li. Mr. Li, together with other senior management, has been the key driver of our strategy and has been fundamental to our achievements to date.  The successful management of our business is, to a considerable extent, dependent on the services of Mr. Li and other senior management. The loss of the services of any key management employee or failure to recruit a suitable or comparable replacement could have a significant impact upon our ability to manage our business effectively and our business and future growth may be adversely affected. Furthermore, if we are unable to attract and retain qualified employees, we may be unable to meet our business and financial goals.

We are subject to credit risk in respect of account receivables.

We sold the majority of our products to our distributors, who are generally granted a credit period between 90 to 180 days, the exact terms of which are determined based on factors such as past sales performance and credit history.  For each of the two years ended December 31, 2007 and 2008, our third party trade receivables outstanding were $2,452,607, and $6,102,998, which accounted for 13.01%, and 20.22%, of our total assets, respectively. We perform ongoing credit evaluations of our distributors’ financial condition and generally require no collateral from them to secure their payment obligations. As our sales increase, the amount of accounts receivable from our distributors will increase. Should a significant number of our distributors fail to settle the account receivables in full in a timely matter for any reasons, our financial conditions and profitability could be adversely affected.

We face increasing competition from both domestic and foreign companies, which may affect our market share and profit margins.

We believe that the footwear industry is highly competitive in the PRC and on a worldwide basis. Our ability to compete against other national and international enterprises is, to a significant extent, dependent on our ability to distinguish our products from those of our competitors by providing high quality products at reasonable prices that appeal to consumers’ tastes and preferences.  Some of our competitors may have been in business longer than we have, may be better established in their markets.  Our current or future competitors may provide products comparable or superior to those we provide or adapt more quickly than we do to evolving industry trends or changing market requirements.  Increased competition may result in price reductions, reduced margins and loss of market share, any of which could materially adversely affect our profit margins. We cannot assure you that we will be able to compete effectively against current and future competitors.

Our business could be adversely affected by intellectual property rights disputes or proceedings with third parties for possible infringement of their intellectual property rights.

Our principal intellectual property rights include our trademarks for our brand, and our domain names.  To date, we have four trademarks, eight pending trademarks and seven domain names. There is no assurance that we will be successful in obtaining trademarks currently under application or which we may develop in the future, and that the third parties will not infringe our intellectual property rights. We depend, in large part, on PRC laws to protect our trademarks, patents and other intellectual property rights. Our efforts to enforce or defend our intellectual property rights may not be adequate and may require significant attention from our management and may be costly.  The outcome of any legal actions to protect our intellectual property rights is uncertain. If we are unable to adequately protect or safeguard our intellectual property rights, our business, financial condition and results of operations may be materially and adversely affected.

Our business could be materially and adversely affected by claims of third parties for possible infringement of their intellectual property rights.

We have not faced any claims that our products have infringed upon any third parties’ intellectual property rights, but we may face such claims from time to time during our operation. If any legal proceeding against us for infringement of intellectual property rights is successful, we may be prohibited from manufacturing or selling products which are dependent on the usage of such intellectual property. In such case, we may experience a material adverse effect on our business and reputation, and could have a material adverse effect on our business, financial condition, and results of operations.

Our borrowing levels and significant interest payment obligations could limit the funds we have available for various business purposes.

We have relied mainly on a high level of borrowings to fund a portion of our capital requirements, and expect to continue to do so in the future.  As of June 30, 2009, we had total borrowings of $2,045,348.  The bank loans as of June 30, 2009 were collateralized by the buildings, land use right, and guaranteed by Mr. Li Haiting, the CEO of the Company. Historically, we have repaid a significant portion of such short-term loans by rolling over the loans on an annual basis.  In addition, we may not have sufficient funds available to pay all of our borrowings upon maturity.  Failure to roll over our short-term borrowings at maturity or to settle our debt could result in the imposition of penalties, including increases in rates of interest that we pay on our debt and legal actions against us by our creditors, or even insolvency.

The registered capital of Baopiao Shoes has not yet been fully contributed.

Baopiao Shoes was incorporated on February 15, 2006 with an approved registered capital of 50 million Hong Kong dollars. As of this report, 16,370,500 Hong Kong dollars has been contributed to Baopiao Shoes which accounts for 32.74% of its registered capital. Pursuant to its Articles of Association, its registered capital must be contributed within three years from the date of issuance of the business license of such enterprise, otherwise, pursuant to the current PRC regulations, the business license for Baopiao footwear shall become invalid or be revoked. Although the local Industrial and Commercial Bureau renewed Baopiao Shoes’ business license on March 24, 2009, and the local Bureau of Commerce issued an written consent on April 8, 2009 to approve the extension of capital contribution of Baopiao Shoes till December 31, 2009, we cannot predict whether the business license may be held invalid by other competent PRC governmental authorities.  If the business license is held invalid or revoked, it would adversely affect our business operation.

We are subject to risks of doing business internationally. If the international market does not grow as we expect, our business and financial condition may be adversely affected.

Through one of our distributors, 25.18% of our total revenues are generated from the sales to South America, including the sales of our ODM products. Our revenues from the oversea sales are subject to a number of inherent risks, including local economic and political conditions, including disruptions in trading markets; restrictive foreign governmental actions, including restrictions on transfers of funds and trade; protection measures, including export duties and quotas and customs duties and tariffs; and currency exchange rate fluctuations. Any of the foregoing risks could have a material and adverse effect on our operating results. As a result, our products and our revenues would be decreased and we may need to adjust our market strategy.

Increase in labor costs in China may adversely affect our business and our profitability.

The footwear industry in labor is intensive. Labor costs in China have been increasing recently, and we cannot assure you that the cost of labor in China will not continue to increase in the future or that we will be able to increase the prices of our products to offset such increases. If labor costs in China continue to increase, our production costs will increase. If we are not able to pass these increases on to our customers, our business, profitability and results of operations may be adversely affected.

We may be exposed to product liability, property damage or personal injury claims and our current insurance coverage may not sufficient to cover the risks related to our operations

We do not presently maintain product liability insurance. We may be exposed to product liability claims from time to time and as a result, we may have to expend significant financial resources to defend against such claims. We believe that such product liability claims risks will increase as legal concepts in product liability claims begin to develop in the PRC.  Therefore, we may face significant costs and expenses to defend against such claims or enter into settlement agreements, and we may suffer serious damage to our reputation, be subject to material monetary damages and be subject to government investigations. As a result, our reputation, business and financial condition will be materially and adversely affected.

Currently we maintain insurance policies in respect of damage to properties, equipment, raw material and inventories. Any events and any losses or liabilities that are not covered by our current insurance policies could have a material adverse effect on our business, financial condition, and results of operations.

We may fail to anticipate or respond to changes in consumer tastes and fashion trends in the footwear industry in a timely manner.

We operate in an industry that is subject to rapid and unpredictable changes in consumer preferences. Our success depends on our ability to identify and respond to constantly shifting consumer tastes and fashion trends and to develop new and appealing products on a timely basis. This requires continued anticipation and responsiveness to ever changing market and fashion trends.  If we misjudge consumer tastes or fashion trends, the demand for our products may decrease and our business, financial condition and results of operations may be adversely affected.

We are a holding company that heavily relies on dividends and other distributions paid by our subsidiaries to fund future cash and financing requirements.

We are a holding company and operate our core business through our subsidiaries in the PRC. We may rely on dividends and other distributions on equity paid by our subsidiaries for our future cash and financing requirements.  If our subsidiaries incur debt in the future, instruments governing the debt may restrict their ability to pay dividends or make other distributions to us.  Furthermore, relevant PRC laws and regulations permit payment of dividends by PRC companies only out of their retained earnings, if any, determined in accordance with PRC accounting standards and regulations. Under PRC laws and regulations, our Chinese subsidiaries are required to set aside 10% of its after-tax profits each year to fund a statutory surplus reserve.  As a result of these PRC laws and regulations, our Chinese subsidiaries are restricted in its ability to transfer a portion of its net assets to us in the form of dividends.  Limitations on the ability of our Chinese subsidiaries to pay dividends to us could adversely affect our ability to grow, make investments or acquisitions that could be beneficial to our business, pay dividends or otherwise fund and conduct the our business.

RISKS RELATED TO DOING BUSINESS IN CHINA

All of our assets are located in the PRC and any adverse Changes in PRC economic and political policies could have a material adverse effect on the overall economic growth of China, which could reduce the demand for our products and harm our results of operations.

We carry on all of our business and generate most of our sales in the PRC.  Accordingly, our business, financial condition, results of operations and prospects are affected significantly by economic, political and legal developments in the PRC.  The PRC economy differs from the economies of most developed countries in many respects, including:

•	the higher level of government involvement;
•	the early stage of development of the market-oriented sector of the economy;
•	the rapid growth rate;
•	the higher level of control over foreign exchange; and
•	the allocation of resources.
•	the balance of payment position.

The PRC economy has been transitioning from a planned economy to a more market-oriented economy, and as a key market in the global economy, is also influenced by worldwide economic conditions including the recent global economic slowdown.  For the past three decades the PRC government has implemented economic reform measures emphasizing utilization of market forces in the development of the PRC economy.  Some of these measures will benefit the overall PRC economy, but may have a negative effect on us.  Our business, financial condition and results of operations may be adversely affected by:

•	changes in PRC political, economic and social conditions;
•	changes in policies of the PRC government, including without limitation, changes in policies affecting private business, foreign investment and footwear industry;
•	changes in laws and regulations or the interpretation of laws and regulations;
•	measures which may be introduced to control inflation or deflation;
•	changes in the rate or method of taxation; and
•	imposition of additional restrictions on currency conversion and remittances abroad.

China’s social and political conditions are also not as stable as those of the United States and other developed countries.  The PRC government has previously taken actions to stabilize the country’s economy and any possible social unrest.  It has implemented various measures intended to create stable momentum and growth.  We cannot assure that such growth will be sustained in the future. Any sudden changes to China’s political system or the occurrence of widespread social unrest could have a material adverse effect on the overall economic growth and the level of the development of footwear industry in China, which in turn could lead to a reduction in demand for our products and consequently have a material adverse effect on our businesses.

A downturn in the economy of China may slow our growth and profitability.

The growth of the Chinese economy has been uneven across geographic regions and economic sectors. There can be no assurance that growth of the Chinese economy will be steady or that any downturn will not have a negative effect on our business.

Our business is largely subject to the uncertain legal environment in China and legal protection could be limited to you and us.

We are a holding company, and we conduct our business primarily through our operating subsidiaries incorporated in China. We and our operating subsidiaries are generally subject to laws and regulations applicable to foreign investments in China and, in particular, laws applicable to wholly foreign-owned enterprises. Furthermore, Chinese law governs almost all of our material agreements. The PRC legal system is based on written statutes. Unlike common law systems, it is a system in which prior court decisions may be cited for reference but have limited precedential value.  Since 1979, the PRC government has been developing a comprehensive system of commercial laws, and considerable progress has been made in introducing laws and regulations dealing with economic matters, such as foreign investment, corporate organization and governance, commerce, taxation and trade.  However, as these laws and regulations are relatively new, and due to the limited volume of published cases and judicial interpretation and their lack of precedential force, interpretation and enforcement of these laws and regulations involve significant uncertainties, which may limit legal protections available to us.  In addition, some regulatory requirements issued by certain PRC government authorities may not be consistently applied by other government authorities (including local government authorities), thus making strict compliance with all regulatory requirements impractical. Furthermore, intellectual property rights and confidentiality protections in China may not be as effective as in the U.S. These uncertainties could limit the legal protections available to us and investors.

It is difficult to acquire jurisdiction and enforce liabilities against our officers, directors and assets based in China.

As majority of our officers and our executive directors are residents of China and not of the U.S., and substantially all the assets of these persons are located outside the U.S.  As a result, it could be difficult for United States investors to enforce their legal rights, effect service of process in the U.S., or to enforce a judgment obtained in the U.S. against our Chinese officers, directors and subsidiaries. There is also uncertainty as to whether the courts in China would enforce judgments of United States courts against us or our directors and officers based on the civil liabilities provisions of the securities laws of the United States or any other state, or adjudicate an original action brought in China based upon the securities laws of the United States or any other state. Further, it is unclear if extradition treaties now in effect between the United States and China would permit effective enforcement of criminal penalties of the Federal securities laws.  In addition, any litigation in China may be protracted and result in substantial costs and diversion of our resources and management attention.

Price inflation in China could negatively affect our competitive advantages and our results of operations.

In recent years, the Chinese economy has experienced periods of rapid expansion and highly fluctuating rates of inflation.  Because we purchase raw materials from suppliers in China, this price inflation has increased the costs of the raw materials we must purchase for production. This trend risks counteracting the competitive advantage we enjoy as a result of the relatively lower production costs we incur from operating in China. If inflationary trends continue in China, China could lose its competitive advantage as a low-cost manufacturing venue, including with respect to our products, which could in turn lessen any competitive and reputational advantages we gain through China-based manufacturing. Accordingly, continuing or increasing inflation in China may weaken our competitiveness in our markets and have a material adverse effect on our profitability in China. Negative inflation may also cause a period where consumers are reluctant to spend, as consumers anticipate lower prices for products in the future.

Restrictions on currency exchange may limit our ability to receive and use our revenues effectively and limit the ability of our Chinese subsidiaries to obtain financing.

 All of our revenues and expenses are denominated in Renminbi. As a result, any restrictions on currency exchange may limit its ability to use revenue generated in Renminbi to:

•	fund business activities outside the PRC;
•	settle and repay its indebtedness; and
•	pay out dividends to its shareholders.

Under China’s existing foreign exchange regulations, our Chinese subsidiaries may purchase foreign currencies for settlement of current account transactions, including payments of dividends to us, without prior approval from the State Administration of Foreign Exchange, or SAFE, by complying with certain procedural requirements. However, we cannot assure you that that the Chinese government will not take further measures in the future to restrict access to foreign currencies for current account transactions. Furthermore, Foreign exchange transactions under the capital account will be subject to significant foreign exchange controls and require the approval of or need to register with Chinese government authorities, including SAFE.  Capital account transactions refer to inflows and outflows of capital, produce increases or reductions in debt and equity, including direct investments, various types of borrowings and investments in securities. If our Chinese subsidiaries borrow foreign currency through loans from us or other foreign lenders, these loans must be registered with SAFE and if the loans exceed certain borrowing limits, must be approved by SAFE. In addition, if we finance the subsidiaries by means of additional capital contributions, these capital contributions must be approved by certain government authorities, including the Ministry of Commerce, or their respective local counterparts.  These limitations could affect our Chinese subsidiaries’ ability to obtain foreign exchange through debt or equity financing, including by means of loans or capital contributions from us.

Failure to comply with Chinese registration requirements relating to the establishment of offshore special purpose companies by the PRC resident shareholder may adversely affect us.

On October 21, 2005, SAFE issued a regulation (“SAFE Circular No. 75”) entitled “Circular on Several Issues Concerning Foreign Exchange Regulation of Corporate Finance and Roundtrip Investment by PRC Residents through Special Purpose Companies Incorporated Overseas”. SAFE Circular No. 75 requires PRC residents to register with the competent local SAFE branches with respect to the offshore special purpose companies (the “SPVs”) in which they have invested, directly or indirectly, and to file amendments to their registrations in connection with certain material transactions involving capital variations of the SPVs. Under SAFE Circular No. 75, failure to comply with the registration procedures set forth above may limit our ability to contribute additional capital into or provide loans to our Chinese subsidiaries and may also result in penalties, including imposition of restrictions on a PRC subsidiary’s foreign exchange activities and its ability to distribute dividends to the SPV and its ability to pay the SPV proceeds from any reduction in capital, share transfer or liquidation in respect of the PRC subsidiary.

On May 29, 2007, SAFE formulated internal implementation rules and guidelines (“SAFE Circular No. 106”) for SAFE officials to apply and enforce SAFE Circular No. 75. SAFE Circular No. 106 was aimed at interpreting and clarifying SAFE Circular No. 75. However, as these rules were only recently promulgated, it is currently unclear as to how they will be interpreted and implemented. In addition, as SAFE Circular No. 106 is an internal implementation rule within the SAFE authorities, it is unclear how the regulation, and any future legislation concerning offshore or cross-border transactions will be interpreted, amended and implemented by the relevant government authorities. Mr. Li being the beneficial shareholder of Peakway and domestic residents of the PRC, has applied for the foreign exchange registration of overseas investments at the local branch of the SAFE in accordance with the SAFE Circular 75. Our PRC legal counsel believes that there is not any obstacle to obtain such registration nor to satisfy the SAFE Circular 75.

However, Mr. Li is required to file a modification to the foreign exchange registration for overseas investment in the event of any material capital changes, including a subsequent equity financing for our companies outside of the PRC.  Payment of dividends, profits and other payments to us will not be permitted unless the aforesaid modification has been filed. The failure or inability by Mr. Li to comply with the SAFE rules, if SAFE requires it, may subject him to fines or other sanctions and may also limit our ability to contribute additional capital into or our Chinese subsidiaries, limit our Chinese Subsidiaries’ ability to pay dividends to us, or otherwise distribute profits or proceeds from any reduction in capital, share transfer or liquidation to us, or otherwise adversely affect us. Failure by our beneficial owner to comply with SAFE filing requirements described above could result in liability to these shareholders or our Chinese subsidiaries under PRC laws for evasion of applicable foreign exchange restrictions.

Recent PRC regulations relating to cross-border mergers and acquisitions may impact us.

On August 8, 2006, six Chinese regulatory agencies, including the Ministry of Commerce, the China Securities Regulatory Commission (“CSRC”) and the SAFE, jointly issued the Regulation on Mergers and Acquisitions of Domestic Companies by Foreign Investors, or the New M&A Rule, which became effective on September 8, 2006, to more effectively regulate foreign investment in PRC domestic enterprises. The new M&A Rule also has certain provisions that require offshore special purpose vehicles formed for the purpose of acquiring Chinese domestic companies and directly or indirectly established or controlled by Chinese entities or individuals, to obtain the approval of the CSRC prior to publicly listing their securities on an overseas stock market.  On September 21, 2006, the CSRC published on its official website a notice specifying the documents and materials that are required to be submitted for obtaining CSRC approval.

The application of this new M&A rule is currently unclear. Although we acquired the equity interests in Baopiao Shoes and Pacific Footwear after the New M&A Rule became effective, they were established as qualified foreign invested enterprises prior to the effective date and we acquired such equity interests from another offshore company. Our PRC legal counsel believes that the new M&A rule and the CSRC approval do not apply to us.

It is not clear how the provisions in the new regulation regarding the offshore listing and trading of the securities of a special purpose vehicle apply to us. We believe, based on the interpretation of the new regulation, that CSRC approval is not required for this reverse acquisition. Since the new regulation has only recently been adopted, there remains some uncertainty as to how this regulation will be interpreted or implemented. If the CSRC or another Chinese regulatory agency subsequently determines that the CSRC’s approval is required, we may face sanctions by the CSRC or another Chinese regulatory agency. If this happens, these regulatory agencies may impose fines and penalties on our operations in China, limit our operating privileges in China, delay or restrict the repatriation of our net proceeds from this offering into China, restrict or prohibit payment or remittance of dividends to us or take other actions that could have a material adverse effect on our business, financial condition, results of operations, and our reputation.

We are subject to risks presented by the foreign exchange rate between U.S. dollars and Renminbi.

We publish our financial statements in U.S. dollars, while all of our revenue is denominated in Renminbi. The value of our common stock will be affected by the foreign exchange rate between U.S. dollars and Renminbi.  Since 2005, the PRC government has managed floating exchange rate system to allow the value of the Renminbi to fluctuate within a regulated band based on market supply and demand and by reference to a basket of currencies.  However, we cannot predict when the PRC government will allow free conversion of Renminbi into foreign currencies. For example, to the extent that we need to convert U.S. dollars into Renminbi for our operational needs and should the Renminbi appreciate against the U.S. dollar at that time, our financial position may be harmed.  Conversely, if we decide to convert our Renminbi into U.S. dollars for the purpose of declaring dividends on our common stock or for other business purposes and the U.S. dollar appreciates against the Renminbi, the U.S. dollar equivalent of our earnings from our subsidiaries in China would be reduced.

The discontinuation of any preferential tax treatment or other incentives currently available to us in the PRC could materially and adversely affect our business, financial condition and results of operations.

Our subsidiaries enjoy certain special or preferential tax treatments regarding foreign enterprise income tax in accordance with the “Income Tax Law of the PRC for Enterprises with Foreign Investment and Foreign Enterprises” and its implementing rules.  Accordingly, they have been entitled to tax concessions whereby the profit for the first two financial years beginning with the first profit-making year (after setting off tax losses carried forward from prior years) is exempt from income tax in the PRC and the profit for each of the subsequent three financial years is taxed at 50% of the prevailing tax rates set by the relevant tax authorities.  However, on March 16, 2007, the PRC’s National People’s Congress passed a new corporate income tax law, which is effective on January 1, 2008. This new corporate income tax unifies the corporate income tax rate, cost deduction and tax incentive policies for both domestic and foreign-invested enterprises.  According to the new corporate income tax law, if an enterprise incorporated outside the PRC has its

“effective management” located within the PRC, such enterprise may be recognizes as a PRC tax resident enterprise and be subject to the unified enterprise income tax rate of 25% over a five-year grandfather period.  We cannot rule out the possibility that our subsidiaries not incorporated in the PRC may be recognized as a PRC tax resident enterprise under the new corporate income tax law in the future. The discontinuation of any such special or preferential tax treatment or other incentives could have an adverse affect our business, financial condition and results of operations.

RISKS RELATED TO THE MARKET FOR OUR STOCK

Our common stock is quoted on the OTC Bulletin Board which may have an unfavorable impact on our stock price and liquidity.

Our common stock is quoted on the OTCBB under the symbol “WOLI.OB”. The OTC Bulletin Board is a significantly more limited market than the New York Stock Exchange or NASDAQ system.  The quotation of our shares on the OTC Bulletin Board may result in a less liquid market available for existing and potential stockholders to trade shares of our common stock, could depress the trading price of our common stock and could have a long-term adverse impact on our ability to raise capital in the future.

Our principal stockholder has the power to control our business.

Our principal stockholder, Cabo Development Limited, owns 70% of our common stock as of November 11, 2009. As a result, Cabo Development Limited has the ability to elect all of our directors and to approve any action requiring stockholder action, without the vote of any other stockholders. Our principal stockholder may also have the effect of delaying or preventing a future change in control, impeding a merger, consolidation, takeover or other business combination or discourage a potential acquirer from making a tender offer.

We are subject to penny stock regulations and restrictions.

The SEC has adopted regulations which generally define so-called “penny stocks” to be an equity security that has a market price less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exemptions.   As a “penny stock,” our common stock may become subject to Rule 15g-9 under the Exchange Act of 1934, or the “Penny Stock Rule.”  This rule imposes additional sales practice requirements on broker-dealers that sell such securities to persons other than established customers and “accredited investors” (generally, individuals with a net worth in excess of $1,000,000 or annual incomes exceeding $200,000, or $300,000 together with their spouses).  For transactions covered by Rule 15g-9, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser’s written consent to the transaction prior to sale.  As a result, this rule may affect the ability of broker-dealers to sell our securities and may affect the ability of purchasers to sell any of our securities in the secondary market.

For any transaction involving a penny stock, unless exempt, the rules require delivery, prior to any transaction in a penny stock, of a disclosure schedule prepared by the SEC relating to the penny stock market.  Disclosure is also required to be made about sales commissions payable to both the broker-dealer and the registered representative and current quotations for the securities.  Finally, monthly statements are required to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stock.

There can be no assurance that our common stock will qualify for exemption from the Penny Stock Rule.  In any event, even if our common stock were exempt from the Penny Stock Rule, we would remain subject to Section 15(b)(6) of the Securities Exchange Act of 1934, or “Exchange Act”, which gives the SEC the authority to restrict any person from participating in a distribution of penny stock, if the SEC finds that such a restriction would be in the public interest.

Standards for compliance with Section 404 of the Sarbanes-Oxley Act of 2002 are uncertain, and if we fail to comply in a timely manner, our business could be harmed and our stock price could decline.

Rules adopted by the SEC pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 require annual assessment of our internal control over financial reporting, and attestation of this assessment by our company's independent registered public accountants. We may encounter problems or delays in completing activities necessary to make an assessment of our internal control over financial reporting. In addition, the attestation process by our independent registered public accountants is new and we may encounter problems or delays in completing the implementation of any requested improvements and receiving an attestation of our assessment by our independent registered public accountants. If we cannot assess our internal control over financial reporting as effective, or our independent registered public accountants are unable to provide an unqualified attestation report on such assessment, investor confidence and share value may be negatively impacted.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

Following is management's discussion and analysis of certain significant factors which have affected our financial position and operating results during the periods included in the accompanying consolidated financial statements, as well as information relating to the plans of our current management. This report includes forward-looking statements. Generally, the words "believes," "anticipates," "may," "will," "should," "expect," "intend," "estimate," "continue," and similar expressions or the negative thereof or comparable terminology are intended to identify forward-looking statements. Such statements are subject to certain risks and uncertainties, including the matters set forth in this report or other reports or documents we file with the Securities and Exchange Commission from time to time, which could cause actual results or outcomes to differ materially from those projected. Undue reliance should not be placed on these forward-looking statements which speak only as of the date hereof. We undertake no obligation to update these forward-looking statements.

The following discussion and analysis should be read in conjunction with our consolidated financial statements and the related notes thereto and other financial information contained elsewhere in this Form 8-K.

OVERVIEW

The Company was organized under the laws of the State of Delaware under the name of Wollemi Mining Corp.  The Company became an OTC-listed reporting (Section 15(d)) issuer on March 26, 2008 under the ticker “WOLI.OB”.  The Company's CUSIP Number is 977863 109.

On November 11, 2009, the Company completed a reverse acquisition transaction with Peakway Worldwide Limited (“Peakway”), a company incorporated under the laws of British Virgin Island. The exchange was consummated under the laws of the State of Delaware and pursuant to the terms of the Share Exchange Agreement dated as of November 5, 2009 (“Share Exchange Agreement”).

Pursuant to the Share Exchange Agreement, the Company issued 10,500,000 shares of its common stock, par value $0.0001 per share, to the stockholder of Peakway, Cabo Development Limited (“Cabo”), representing 70% of the Company’s issued and outstanding common stock, in exchange for the 1,000 outstanding shares of Peakway held by Cabo.  Immediately after giving effect to the reverse transaction, the Company had 15,000,000 shares of its common stock outstanding. Pursuant to this exchange, Peakway became a wholly-owned subsidiary of the Company and most of the Company’s business operations are now conducted through Peakway’s wholly-owned subsidiaries, Fujian Jinjiang Pacific Shoes Co., Limited (“Pacific Shoes”), and Fujian Baopiao Light Industry Co., Limited (“Baopiao Shoes”), two limited companies incorporated in Jinjiang City Fujian Province China under the laws of the People’s Republic of China (“PRC”). On November 5, 2009, the Board of the Company, approved to change its name to Pacific Bepure Industry Inc. The Board also approved to change the Company’s trading symbol to reflect the Company’s current business.

The business operations of Peakway are conducted through its indirect wholly-owned Chinses subsidiaries, Pacific Shoes and Baopiao Shoes (collectively “Chinese Subsidiaries”). Our Chinese Subsidiaries develop, manufacture sports and casual footwear and sell a majority of its products through distributors. All of our products are designed by us for our exclusive distribution and joint sales under the brand name of “Baopiao”. Pacific Shoes have four registered trademarks and eight pending trademarks. We mainly target at women customers.

Our Chinese Subsidiaries totally have 598 full time employees. With three production lines and advanced techniques in place, our Chinese Subsidiaries are capable of designing, producing and processing its own-branded products as well as providing ODM services for a South America brand.  In 2008, the Company sold the majority of its products across 24 provinces in China. Meanwhile, 25.18% of our total revenues were generated from the sales to South America through our distributor. Since 2009, we, through 4 authorized distributors, started to adopt direct retail outlets to flatten our sales channels. Our sales network includes 24 retail outlets managed by our 22 independent provincial distributors and 15 retail outlets managed by our authorized distributors in the PRC market.  We have also developed the Online Sale model directly to the customers through our websites www.baopiao.com and www.bepure.com.cn as the supplement approach.

Business Review

Our Baopiao brand was first introduced to the market in 2003 and we intend to position our brand as a high quality sports and casual footwear brand targeting consumer groups between the ages of 18 and 48.  Revenues from sales of our Baopiao branded products were approximately $18,516,000 and $11,821,000, representing approximately 91.97% and 87.64% of the total revenues in 2008 and 2007, respectively. Substantially all of our revenues were generated from sales of our products to our distributors, which in turn sell our products to consumers in the PRC through retail outlets operated by them, .

We have grown rapidly over the last few years. Our sales increased by 49.25% from $13,488,136 in 2007 to $20,131,118 in 2008. The number of product types we sold increased from approximately 80 in 2007 to approximately 120 in early 2009.  We intend to continue to expand the volume and variety of products we offer, as well as the geographical scope of our sales and production facilities in the PRC.

However, we are now facing challenges due to the recent global financial crisis.  The location of our Chinese Subsidiaries, Jinjiang, a small city in Fujian, China, has a total of 3,112 footwear companies with 380,000 stuffs.  In the year of 2008, 950 million pairs of sports shoes are manufactured, which accounted for one-fifth of the world's total pairs of sports shoes. However, in the year of 2009, Jinjiang reported double-digit decreases in exports of footwear. The financial condition of the company in the first half year of 2009 is also affected and met a downturn. The local government believes that the financial crisis is a serious blow to local companies not only engaging in OEM or ODM for overseas markets, but also on the domestic market.

The global financial crisis has adversely affected our financial position, results of operations or cash flows, and we have difficulty to work on the full capacity like the early years. On the other hand, we believe there is still a huge potential in the Chinese domestic shoe market, especially in the second- and third-tier cities. Since 2009, the Company has started to advance the distributors to expand their sales networks in the second- and third-tier cities. The Company believes that the Beijing 2008 Olympic Games played a key role to boost the sports and casual industry in the PRC and sports and casual footwear market in China is expected to be expanded.

Though the global economy went through the gradual recessions from 2007, the Company persistently carried out its investment in brand building and marketing resources. Since 2007, the Company has been focused on promoting its most competitive products — the Business Series products which are very popular among Chinese women consumers. By optimizing the business model and strengthening the R&D efforts, the Company has built an enhanced marketing network for a cluster of Baopiao shoes. Meanwhile, the Company has invited experienced personnel to its management team.

The Company believes that it has made progress in its financial performances for the fiscal year 2008 and for the first half of 2009, primarily through the proactive brand promotion, the integrated marketing, the products R&D and the sales channels expansion.

Brand promotion and marketing

By means of proactive celebrity endorsement, sponsored activities and terminal construction, Baopiao has been recognized as one of the well-known brands in the PRC sports and casual footwear market. The Company was engaged with Chinese movie stars and sponsored influential fashion activities to strengthen the brand image and highlight the distinctive products. In addition, the Company launches media commercials, including internet, outdoor and magazine advertising, and retailing terminal promotion, to ensure best coverage on its events and brand publicity. For example, in 2009, the Company launched a lucky draw event through the Company’s website, certain popular Chinese websites and the Company’s retail outlets, and every customer stands a chance to win a prize.

The Company also emphasizes the decoration of its outlets in order to spread the brand image and increase the recognition of our product among customers. The Company intends to guideline distributors to unify store posters, products display, and promotion activities in the outlets, as well as to make progress in both the brand image and sales volumes of these outlets.

Channel expansion and management

In 2008 and the first half of 2009, the Company tried to implement the channel expansion and management as follows:

1. to put more efforts in attracting distributors to build the sales network in 24 provinces and regions in the PRC.

2. to extend our coverage and control of sales terminals by expanding outlets in major cities as well as second and third tier cities across the PRC. The Company increased the relationship with the authorized distributors to strengthen its control over sales terminals, which the Company believes will bring an advantageous position in the future competition.

3. to initiate the Internet sales and network marketing by building our websites and collaborating with other online sales platforms.

4. to continue to redecorate stores. The Company has assisted its distributors to decorate their retail outlets with decoration of more fashion, freshness and eye-catchiness, including the decent graceful logo and the standardized superior decoration design. We think the store images will perfectly combine the brand concept and innovative ideas, and will provide better shopping experience for consumers.

Products R&D

The Company has been trying to develop attractive footwear products to satisfy the demand of target market and to interpret the fashion trends. Meanwhile, the Company has been focused on the R&D and application of new craftsmanship, new materials and new technologies, to streamline the Company’s innovative brand concept and international sports fashion. The Company increased its input in R&D, new equipment and talent recruitments to develop fashionable stylish and practical footwear products. In addition, the Company keeps adding new elements into the product designs to enrich the brand connotation and win consumers’ in-depth recognition of Baopiao brand, thus ensuring the fashion trend-setter position of “Baopiao” in the female sports and casual  shoes market.

The Company utilizes the three dimensional scanning bionic technologies, including the integrated dynamic analysis, the force measurement and the plantar pressure analysis as well as the techniques combing the feet modeling and the feet database analysis, to develop functional, healthy and comfortable shoes. In 2007, the Company was rewarded the title of Hi-tech Enterprise by the local authority.

Supply chain management

Every year, the Company holds two Order-placing Fairs for our Biaopiao branded footwear. In response to the diverse demands from regional markets, the Company integrated its purchase strategy for raw materials, including the regular materials and the special materials for customized products. This strategy has helped the Company improve the efficiency and reduce the cost of the materials purchase. The Company is continuing to improve the guidance and assessment on suppliers.

The Company is constantly optimizing the supply chain and inventory management to maintain advantages in the inventory turnover. During the fiscal year 2008, the average inventory turnover has reduced to 59 days from 128 days in 2007, representing an obvious improvement in the capacity of asset turnover. On the other hand, the Company implements a sound credit control over account receivables and has managed to turn the receivables turnover from 59 days in 2007 to 78 days in 2008.

In 2009, in response to the surge in labor costs and raw material prices, the Company adopted proactive cost management by, among many other thins, improving internal operation and improving supply chain planning,. The cost management has effectively relieved the Company from the pressure due to the rising costs of labor, materials and related costs. As a result, the Company was able to maintain the cost-based competitiveness and the stable growth in gross margin.

Information management

The Company has set up the information management system which consists of financial management, sales management, supply chain management, production management, decision-making support and database service functions. This is an integrated IT system and is able to the requirements of business development. The Company will continue to apply the new system to its sales terminals, especially retail outlets.

Prospect

To seek sustainable development, the Company will enhance the image building for its Baopiao brand and create distinctive brand characters. The Company thinks these measures are essential for the stable growth in the long-run business operation. Besides, the Company is seeing improvement in the core capacity of management team, marketing team and auditing team as well as the overall business capability.

CRITICAL ACCOUNTING POLICIES AND MANAGEMENT ESTIMATES

The discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and judgments that affect our reported assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. We evaluate our estimates on an on-going basis and use them on historical experience and various other assumptions that are believed to be reasonable under the circumstances as the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates because of different assumptions or conditions.

FINANCIAL RESULTS FOR THE FISCAL YEARS EDNED DECEMBER 31, 2008 AND 2007

For the year ended December 31, 2008, the Company achieved revenue of $20,131,118, representing an increase of $6,642,982 or 49.25% when compared to $13,488,136 for the same period in 2007.

For the year ended December 31, 2008, the Company achieved net income of $4,436,018, representing an increase of $1,647,137 or 59.06% when compared to net income of $2,788,881 a year earlier.

The following table summarizes our operating results for the years ended December 31, 2008 and December 31, 2007, respectively:

	Twelve months ended December 31,		Comparison
	2008	2007	Amount	%
Statements of Operations
Sales revenue	$20,131,118	$13,488,136	$6,642,982	49.25%
Cost of sales	13,024,292	8,893,694	4,130,598	46.44%
Gross profit	7,106,826	4,594,442	2,512,384	54.68%
Total operating expenses	893,246	678,759	214,487	31.60%
Income from operations	6,213,580	3,915,683	2,297,897	58.68%
Other income	46,665	68,700	-22,035	-32.07%
Losses arising from fire	163,312	-	163,312	100%
Finance costs	115,806	76,413	39,393	51.55%
Income before income taxes	5,981,127	3,907,970	2,073,157	53.05%
Income taxes	1,545,109	1,119,089	426,020	38.07%
Net income	$4,436,018	$2,788,881	$1,647,137	59.06%

This table below illustrates the key operating results and financial indicators of the Company for the fiscal years ended December 31, 2008 and 2007, respectively:

	Twelve months ended December 31,		Comparison
	2008	2007	Amount	%
Main operating results
Sale revenues	$20,131,118	$13,488,136	6,642,982	49.25%
Gross profit	7,106,826	4,594,442	2,512,384	54.68%
Income from operations	6,213,580	3,915,683	2,297,897	58.68%
Net income	4,436,018	2,788,881	1,647,137	59.06%

Main financial ratios
Profitability ratio
Gross profit margin	35.30%	34.06%
Operating profit margin	30.87%	29.03%
Net profit margin	22.04%	20.68%
Ratio of general administrative expenses to revenues	3.69%	4.03%
Ratio of sales and marketing expenses to revenue	0.74%	1.00%

Asset-efficiency ratio
Average inventory turnover days	59	128
Turnover days of accounts receivable	78	59
Turnover days of accounts payable	49	88

Revenues

For the year ended December 31, 2008, the Company’s revenues were $20,131,118, representing an increase of $6,642,982 or 49.25% when compared to $13,488,136 for the same period in 2007. The increase is mainly attributable to the Company’s mature operation and investment in the following aspects:

1. the expansion of sales network. During this year, the Company made efforts to attract new distributors and broaden sales network across 24 provinces in China.

2. the development of foreign markets. Throughout the in-depth foreign market research, the Company launched a series of localized products to meet the requirements of foreign consumers. These products were designed with innovative mixture of Baopiao’s original elements and particular preferences of foreign lands. With improved core values of products, the Company was able to export more goods through its import and export agent to the South American market.

3. the management distributors. The Company made regular analysis on all distributors, their sales status, their business philosophy, their business commitment, their financial resources, their cooperative intentions and the like, while choosing the regional distributors for Baopiao products. In the end, the Company found the most trustable, potential and motivated brand agencies to distribute Baopiao products in certain regions. The Company also granted its distributors some preferential policy and partial funds to be used for the construction of flagship stores, in order to promote sales growth in these key areas.

4. the market-oriented R&D.  Over the years, the Company has made very good judgment on the international fashion trend and consumer preferences. In 2008, the Company made extensive and in-depth investigation of the domestic and foreign markets as well as the consumer research and industrial analysis before it started to design various products for different consumers. In order to meet the market demand in different sales areas, the Company tried to develop localized products with innovative elements that are more suitable for the specific markets.

5. the optimized product structure. The Company made further adjustments in the production process to enlarge product categories. The Company’s upgraded product structure has brought with more consumer recognitions.

Geographic Segments of Revenues

The Company’s revenues were mainly derived from these sales channels and regions:

	Year ended December 31, 2008		Year ended December 31, 2007		Comparison
	$'000%		$'000%		$'000%

International markets	3,231	16.05%	2,779	20.60%	452	16.26%
PRC market	16,900	83.95%	10,709	79.40%	6,191	57.81%
The eastern section (1)	2,731	13.57%	2,334	17.30%	397	17.01%
The northern section (2)	8,340	41.43%	4,829	35.80%	3,511	72.71%
The southern section (3)	5,829	28.95%	3,546	26.30%	2,283	64.38%
Total revenues	20,131	100.00%	13,488	100.00%	6,643	100.00%

Note:
1. The eastern section refers to the city of Shanghai and the provinces of Zhejiang, Jiangsu, Anhui, Hubei, Hunan, Jiangxi and Shandong in the PRC;

2. The northern section refers to the city of Beijing and the provinces of Xinjiang, Gansu, Ningxia, Hebei, Henan, Tianjin, Shanxi, Inner Mongolia, Liaoning, Jilin and Heilongjiang in the PRC;

3. The southern section refers to the city of Chongqing and provinces of Guangdong, Guangxi, Fujian, Hainan, Sichuan, Guizhou, Yunnan and Tibet in the PRC.

For the year ended December 31, 2008, $3,231,000 of our sales revenues were generated from the foreign markets, representing an increase of 16.26% when compared to $2,779,000 for the same period in 2007. Because we did not receive the export license from the PRC government, we exported our goods to foreign markets through our import and export agent.

For the year ended December 31, 2008, the domestic eastern market contributed $2,731,000 to the Company’s sales revenue, representing an increase of 17.01%, when compared to $2,334,000 earned a year ago. The northern market generated sales revenues of $8,340,000, representing an increase of 72.71%, when compared to $4,829,000 for the same period in 2007. The southern market achieved sales revenues of $5,829,000, representing an increase of 64.38%, when compared to $3,546,000 for the same period in 2007.

In 2008, the Company has witnessed a mild growth in sales revenues that were derived from the international market and the domestic eastern region, in contrast to the significant increase in sales revenues from the domestic northern and southern region. Such significant increase was attributable to the following reasons:

1. The Company has made efforts in expanding to the South America shoes market.

2. The Company has facilitated a positive integration between the weak markets and the strong ones. The eastern region has always been the Company’s weakest domestic market. Yet, it was inspired by the strong northern and southern markets in 2008. It was an important strategy of the Company to attain the harmonious echo of the weak market to the strong markets. The Company saw a 17.01% increase in sales revenue for the eastern region in 2008. Such increase was also attributable to the extensive sales network and the high sales volume of the stores.

3. The northern sales were primarily driven by joint efforts of the Company and its Beijing-based distributors to expand to surrounding market and promote brand coverage in the blind zone. Moreover, the improved product structure has stimulated the northeastern region in which cotton-padded shoes are the anchor of sales growth.

4. The key reason for the southern growth is that the Company and distributors tried to expand the sales network in those blind zones. For example, with the rapid development of economy and spending power, the Yunnan provincial market has reached a higher recognition on our products, prices, and brand concept, and created a rapid growth in sales.

The strategies of maintaining revenue growth

The Company retains the traditional sales mode of “distributorship while establishing “Single exclusive stores, self-run direct chain stores, franchisee and network sales” four integrated selling methods in major cities across China. The Company increased its funding for the R&D, the equipment, the facilities and the talents enrolment, in order to develop the stylish, graceful and practical shoes products. The Company constantly added new design elements to enrich the brand connotation and promote consumers’ recognition of Baopiao brand. All of these strategies have, thus ensured the fashion trend-setter position of Baopiao in the sports and leisure female shoes.

Gross profit and gross profit margin

	Year ended December 31,		Comparison
	2008	2007	Amount	%

Sales revenue	$20,131,118	$13,488,136	$6,642,982	49.25%
Cost of sales	13,024,292	8,893,694	4,130,598	46.44%
Gross profit	7,106,826	4,594,442	2,512,384	54.68%
Gross profit margin	35.30%	34.06%		1.24%

In 2008, the Company’s gross profit was $7,106,826, such gross profit represents an increase of $2,512,384 or 54.68% as compared to the $13,488,136 for the pervious year.

In 2008, the Company’s gross profit margin was 35.30%, representing an increase of 1.24% compared to that of 2007. Such increase is attributable to the growth in sales revenue, the effective control cost, the rapidly improved brand competitiveness and the reasonable pricing strategy.

OPERATING EXPENSES

Sales and marketing expenses

For the year ended December 31, 2008, the Company’s sales and marketing expenses were $149,824, or of 0.74% of revenue, increased by $14,407 or 10.64% as compared to the $135,417, or of 1.00% of revenue, for the same period in 2007. Regardless of the high costs on brand promotion, the effective management on overall expenses control has led to a slight decrease in the sales and marketing expenses of revenues.

General and administrative expenses

General and administrative expenses were $743,422, or 3.69% of revenues, for the year ended December 31, 2008. The ratio of general administrative expenses to revenues decreased by 0.34%, as compared to 4.03% of last year. The decrease was mainly due to the reduction of daily office expenses in 2008. As a result, the Company was able to spare more capitals to the R&D sectors.

Finance cost

For the year ended December 31, 2008, finance cost was $115,806, or of 0.57% of revenues, representing an increase of $39,393, or 51.55% as compared with $76,413, or of 0.57% of revenues of 2007. Finance cost is mainly consisted of the interest due to the bank loan of $1,458,959 in 2008. The bank loan was used to fund the market expansion and set up retail outlet with standardized brand images.

Net profit

For the year ended December 31, 2008, annual net profit was $4,436,018, representing an increase of $1,647,137 or 59.06% when compared with $2,788,881 a year earlier. The increase was primarily due to the growth in revenues and effective expenses management.

Net profit margin

Net profit margin was 22.04% for the year ended December 31, 2008, representing an increase of 1.36% as compared to 20.68% of 2007.

LIQUIDITY AND CAPITAL RESOURCE

As of December 31, 2008, the Company’s total assets were $30,189,581, representing an increase of $11,337,362 or 60.14% when compared to with $18,852,219 on December 31, 2007. As of December 31, 2008, current assets were $18,263,185, representing an increase of $4,872,888 or 36.39% as compare to $13,390,297 on December 31, 2007. As of December 31, 2008, non-current assets were $11,926,396, representing an increase of $6,464,474 or 118.36% as compare to $5,461,922 on December 31, 2007. As of December 31, 2008, total liabilities were $15,553,665, representing an increase of $5,461,947 or 54.12% as compare to $10,091,718 on December 31, 2007. As of December 31, 2008, stockholder’s equity was $14,635,916, representing an increase of $5,875,415 or 67.07% as compared to $8,760,501 on December 31, 2007. As of December 31, 2008, the gearing ratio is 51.52%.

We offer reasonable credit limit to our customers and credit term of 180 days in order to control our account receivables. The average turnover is 78 day for our accounts receivable and the average turnover is 59 days for our inventory in 2008.

CASH FLOWS

As of December 31, 2008, the Company’s cash and cash equivalents were $3,633,929, representing a decrease of $336,594 as compared with $3,970,523 on December 31, 2007. The decrease was mainly due to the purchase of land use rights and the construction costs of new facilities.

As of December 31, 2008, net cash flows provided by operating activities were $7,363,776, representing an increase of $3,901,056 as compared with $3,462,720 on December 31, 2007.

As of December 31, 2008, net cash flows used in investing activities were $10,119,885, representing an increase of $6,146,914 as compared with $3,972,971 on December 31, 2007. The major investment in 2008 refers to the construction of the new factory. The financial resources were generated from operating activities and credit funds.

As of December 31, 2008, net cash flows provided by financing activities were $1,945,144, representing an increase of $787,362 as compared with $1,157,782 on December 31, 2007.

CONTINGENT LIABILITIES

In accordance with the PRC tax regulations, the Company’s sales are subject to value added tax (“VAT”) at 17% upon the issuance of VAT invoices to its customers. When preparing these financial statements, the Company recognized revenue when goods were delivered, and made full tax provision in accordance with relevant national and local laws and regulations of the PRC.

The Company follows the practice of reporting its revenue for PRC tax purposes when invoices are issued. In the local statutory financial statements prepare under PRC GAAP, the Company recognized revenue on an “invoice basis” instead of when goods are delivered. Accordingly, despite the fact that the Company has made full tax provision in the financial statements, the Company may be subject to a penalty for the deferred reporting of tax obligations. The exact amount of penalty cannot be estimated with any reasonable degree of certainty.  The director considers it is very unlikely that the tax penalty will be imposed.

OFF BALANCE SHEET ARRANGEMENTS

We offer competitive remuneration schemes to our employees based on industry practices as well as the employee’s and our performance.

FINANCIAL RESULTS FOR THE SIX MONTHES EDNED JUNE 30, 2009 AND 2008

For the six months ended June 30, 2009, the Company achieved revenues of $7,061,013, representing an increase of $810,425 or 12.97% when compared to $6,250,588 for the same period in 2008.

For the six months ended June 30, 2009, net income was $1,297,326, representing a decrease of $100,370 or 7.18% when compared to $1,397,696 of net incomes for the six months ended June 30, 2008.

The following table summarizes our operating results for the six months ended June 30, 2009 and June 30, 2008, respectively:

	Six months ended June 30,		Comparison
	2009	2008	Amount	%
Statement of Operations
Sales revenue	$7,061,013	$6,250,588	$810,425	12.97%
Cost of sales	4,655,467	4,120,106	535,361	12.99%
Gross profit	2,405,546	2,130,482	275,064	12.91%
Total operating expenses	567,437	229,160	338,277	147.62%
Income from operations	1,838,109	1,901,322	(63,213)	-3.32%
Other income/(Expenses)	1,930	(17,735)	19,665	-110.88%
Finance costs	56,519	53,886	2,633	4.89%
Income before income taxes	1,779,660	1,865,171	(85,511)	-4.58%
Income taxes	482,334	467,475	14,859	3.18%
Net income	$1,297,326	$1,397,696	$(100,370)	-7.18%

This table below illustrates the key operating results and financial indicators of the Company for the six months ended June 30, 2009 and 2008, respectively:

	Six months ended June 30,		Comparison
	2009	2008	Amount	%
Main operating results
Sale revenues	$7,061,013	$6,250,588	$810,425	12.97%
Gross profit	2,405,546	2,130,482	275,064	12.91%
Income from operations	1,838,109	1,901,322	(63,213)	-3.32%
Net income	$1,297,326	$1,397,696	$(100,370)	-7.18%

Main financial ratios
Profitability ratio
Gross profit margin	34.07%	34.08%
Operating profit margin	26.03%	30.42%
Net profit margin	18.37%	22.36%
Ratio of general administrative expenses to revenues	6.36%	2.74%
Ratio of sales and marketing expenses to revenue	1.68%	0.93%

Asset-efficiency ratio
Average inventory turnover days	26	179
Turnover days of accounts receivable	168	91
Turnover days of accounts payable	61	85

RESULTS OF OPERATIONS

Revenues

For the six months ended June 30, 2009, the Company achieved operating revenues of $7,061,013, representing an increase of $810,425 or 12.97% when compared with $6,250,588 for the same period in 2008. The increase was primarily due to the following reasons:

1. The Company continued to expand its sales network, especially in the foreign market. In the first half of 2009, sales revenue derived from the South America and other active foreign markets have increased 61.76%. This is the biggest gain of the operating revenues for this reporting period.

2. The domestic market was relatively poor. The Company continued to enhance the construction of retail terminals and other channels, in order to stabilize its market shares in the domestic market.

3. The Company sped up its R&D and launched a number of fashion-leading shoes that were appealed to the market. And more efforts will be made to the R&D sector to inspire the growth of the domestic market.

4. The stores generated a higher sales volume. To this end, the Company established the unified terminal image across the country In addition, the Company provided a series of trainings and guidance to the stores’ owners, managers and sellers so that they have mastered the useful selling skills, including the stores decoration, products display, brand activities, promoting arrangements and festivals sales.

5. The Company started to update and unify the brand building, including the logo, the interpretation and the endorsement of Baopiao brand.

Geographic segments of revenues

	For the six months ended June 30,
	2009		2008		Comparison
	$	% of revenues	$	% of revenues	$	%
International markets	2,502,349	35.44%	1,546,924	24.75%	955,425	61.76%
PRC market	4,558,664	64.56%	4,703,665	75.25%	-145,001	-3.08%
The eastern section (1)	699,143	9.90%	670,225	10.72%	28,918	4.31%
The northern section (2)	2,281,581	32.31%	2,595,653	41.53%	-314,072	-12.10%
The southern section (3)	1,577,940	22.35%	1,437,787	23.00%	140,153	9.75%
Total revenues	7,061,013	100.00%	6,250,588	100.00%	810,425	12.97%

Note:
1. The eastern section refers to the city of Shanghai and the provinces of Zhejiang, Jiangsu, Anhui, Hubei, Hunan, Jiangxi and Shandong in the PRC;

2. The northern section refers to the city of Beijing and the provinces of Xinjiang, Gansu, Ningxia, Hebei, Henan, Tianjin, Shanxi, Inner Mongolia, Liaoning, Jilin and Heilongjiang in the PRC;

3. The southern section refers to the city of Chongqing and provinces of Guangdong, Guangxi, Fujian, Hainan, Sichuan, Guizhou, Yunnan and Tibet in the PRC.

For the six months ended June 30, 2009, the Company achieved sales revenues of $2,502,349 from the international market, representing an increase of 61.76% as compared to $1,546,924 same period in 2008, as our products continued to penetrate to foreign markets, especially in the South America.

For the six months ended June 30, 2009, the Company achieved sales revenues of $699,143 from the domestic eastern market, $2,281,581 from the northern market and $1,577,940 from the southern market. Domestic eastern and southern markets played a key role in stabilizing the business operation, so that the Company was able to live through the negative impact from the financial crisis. The Company believes the market expansion and steady development will be fundamental for the full-wing takeoff of Baopiao. Northern market generated fewer revenues as expected, because the distributors in Changchun withdrew from their agency for personal reasons. Sales revenues will continue to grow once we find the new distributors in this region.

Gross profit and gross profit margin

	For the six months ended June 30,		Comparison
	2009	2008	Amount	%
Statements of Operations
Sales revenue	$7,061,013	$6,250,588	$810,425	12.97%
Cost of sales	4,655,467	4,120,106	535,361	12.99%
Gross profit	2,405,546	2,130,482	275,064	12.91%
Gross profit margin	34.07%	34.08%

For the six months ended June 30, 2009, the Company’s gross profit was $2,405,546, representing an increase of 12.91% as compared to $2,130,482 for the same period in 2008.

For the six months ended June 30, 2009, the gross profit margin is 34.07%, representing the similar profitability with 34.08% for the same period in 2008, as the result of the effective control cost and pricing strategy.

OPERATING EXPENSES

Sales and marketing expenses

For the six months ended June 30, 2009, sales and marketing expenses were $118,475, or 1.68% of revenues, representing an increase of 104.13% when compared with same period in 2008. The main reasons are as follows:

1. The Company started to update and unify the brand building, including the logo, the interpretation and the endorsement of Baopiao brand. And this has resulted in significant increase in advertising expenses and marketing cost compared to the same last period.

2. In addition to the existing sales mode of distributorship, the Company established its own retail outlets in major cities across China and enlarged its products lines in 2009. Therefore a considerable amount of marketing expenses were utilized to build the franchised stores and shelves.

General administrative expenses

General administrative expenses were $448,962, or 6.36% of revenues, for the six months ended June 30, 2009, representing an increase of 162.37% as compared to the same period in 2008. The main reasons are as follows:

1. The Company strengthened its R&D efforts to develop more attractive and stylish products.

2. In order to address the business expansion and to standardize the internal management, the Company recruited a number of managerial staff. This has resulted to an increase in the office expenses and operational costs.

3. The Company thinks it is important to maintain a good relation with employees. We have tried to provide the necessary office facilities and the requisite welfares to its employees.

Finance cost

For the six months ended June 30, 2009, finance cost was $56,519, or of 0.80% of revenues, representing an increase of $2,633, or 4.89% as compared with $53,886 the same period in 2008. Such finance cost was attributable to the incremental bank loans for this reporting period.

Net profit

For the six months ended June 30, 2009, net profit was $1,297,326, representing a decrease of $100,370 or 7.18%, as compare to $1,397,696 for the same period in the previous year. The decrease was primarily due to sharp increase in the sales and marketing expenses as well as the administrative expenses to combat against the global financial crisis. While maintaining a stable profitability, the Company will attach much importance to the growth of sales revenues and brand awareness.

Net profit margin

Net profit margin was 18.37% for the six months ended June 30, 2009, representing a decrease of 3.99% as compared to 22.36% for the same period in 2008. To address the negative impact from the global financial crisis and maintain the stable cooperation with the distributors, the Company has decided not to increase the prices for new products. On the other hand, the management expenses surged during this period. These have caused the decline of our net margin.

LIQUIDITY AND CAPITAL RESOURCES

As of June 30, 2009, the Company’s total assets were $25,308,380, representing a decrease of $ 4,881,201 or 16.17% compared to $30,189,581 on December 31, 2008. As of June 30, 2009, current assets were $12,863,643, representing a decrease of $5,399,542 or 29.56% as compared to $18,263,185 on December 31, 2008. As of June 30, 2009, non-current assets were $12,444,737, representing a decrease of $518,341 or 4.35% as compared to $11,926,396 on December 31, 2008. As of June 30, 2009, total liabilities were $16,660,153, representing an increase of $1,106,488 or 7.11% as compared to $15,553,665 on December 31, 2008. As of June 30, 2009, stockholder’s equity was $8,648,227, representing a decrease of $5,987,689 or 40.91% as compared to $14,635,916 on December 31, 2008. As of June 30, 2008, the gearing ratio is 65.83%.

We offer clients reasonable credit limit and credit term of 180 days in order to control our account receivables. The average turnover is 168 days for our accounts receivable and the average turnover is 26 days for our inventory in the first half of 2009.

Financing Activities:

We believe that we maintain a good relationship with local commercial banks.  As of June 30, 2009, the amounts and maturity dates for our bank loans were as follows.

Borrower	Lender	Amount	Term	Collateral	Guarantor

Pacific Shoes	China Agricultural Bank, Jinjiang City Branch	RMB3.4 million (approximately $0.5 million)	4/7/2009- 4/6/2010	Mortgage and Guarantee	Huolian Li, Haiting Li
Pacific Shoes	China Agricultural Bank, Jinjiang City Branch	RMB3.4 million (approximately $0.5 million)	6/5/2009- 6/4/2010	Mortgage and Guarantee	Huolian Li, Haiting Li
Pacific Shoes	China Agricultural Bank, Jinjiang City Branch	RMB3.2 million (approximately $0.47 million)	6/9/2009- 6/8/2010	Guarantee	Fujian Jinjiang Huafeng Footwear Co., Ltd., Huolian Li, Haiting Li
Baopiao Shoes	Huian County Rural Credit Cooperation Union Zhangban Credit Association	RMB 4 million (approximately $0.59 million)	2/28/2009- 2/27/2010	Mortgage

Loan Agreements between Pacific Shoes and Baopiao Shoes

Borrower	Lender	Amount	Date of Borrowing	Term	Collateral	Interests
Baopiao Shoes	Pacific Shoes	RMB 10 million (approximately $1.47 million)	3/6/2007	Payable on demand	None	None
		RMB 14 million (approximately $2.06 million)	8/5/2007
		RMB 11 million (approximately $1.62 million)	3/5/2008
		RMB 1 million (approximately $0.15 million)	8/5/2008
		RMB 10 million (approximately $1.47 million)	11/5/2008

Guaranty Agreement

Guarantor	Debtor	Creditor	Amount	Guaranty Period
Pacific Shoes	Jinjiang Datong Rubber Co. Ltd	China Agricultural Bank, Jinjiang City Branch	RMB 4 million (approximately $0.59 million)	3/16/2011 – 3/16/2013
Pacific Shoes, Jinyong Huang, Haiting Li	Jinjiang Huafeng Footwear Co., Ltd.	Jinjiang Rural Cooperation Bank, Chendai Branch	RMB 1 million (approximately $0.15 million)	11/30/2009 – 11/30/2011
Pacific Shoes, Jinjiang Haitian Textile Co. Ltd	Jinjiang Chendai Ganglong Woven Label Co. Ltd.	China Agricultural Bank, Jinjiang City Branch	RMB 0.5 million (approximately $73,530)	N/A

CASH FLOWS

As of June 30, 2009, the Company’s cash and cash equivalents were $2,049,346, representing a decrease of $1,584,583 as compared with $3,633,929 on December 31, 2008. The decrease was mainly due to the purchase of land use rights and the construction costs of new factories.

As of June 30, 2009, net cash flows provided by operating activities were $571,314, representing a decrease of $471,856 as compared with $1,043,170 on December 31, 2008.

As of June 30, 2009, net cash flows used in investing activities were $1,306,231, representing a decrease of $3,071,627 as compared with $4,377,858 on December 31, 2008. The major investment in 2008 refers to the construction of the new factory. The financial sources were generated from operating activities and credit funds.

As of June 30, 2009, net cash flows used in financing activities were $861,261, as compared with $636,496 of the net cash flows provided by financing activities as of December 31, 2008.

CONTINGENT LIABILITIES

In accordance with the PRC tax regulations, the Company’s sales are subject to value added tax (“VAT”) at 17% upon the issuance of VAT invoices to its customers. When preparing these financial statements, the Company recognized revenue when goods were delivered, and made full tax provision in accordance with relevant national and local laws and regulations of the PRC.

The Company follows the practice of reporting its revenue for PRC tax purposes when invoices are issued. In the local statutory financial statements prepare under PRC GAAP, the Company recognized revenue on an “invoice basis” instead of when goods are delivered. Accordingly, despite the fact that the Company has made full tax provision in the financial statements, the Company may be subject to a penalty for the deferred reporting of tax obligations. The exact amount of penalty cannot be estimated with any reasonable degree of certainty.  The director considers it is very unlikely that the tax penalty will be imposed.

OFF BALANCE SHEET ARRANGEMENTS

We offer competitive remuneration schemes to our employees based on industry practices as well as the employee’s and our performance.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK.

Market risk is the sensitivity of income to changes in interest rates, foreign exchanges, commodity prices, equity prices and other market-driven rates or prices. The Company, in its normal course of business, is exposed to market risk through changes in interest rates with respect to bank loans. As of June 30, 2009, the Company bank loans were $2,045,348. The interest rate for the six months ended June 30, 2009 was between 6.06 % and 8.46 % per annum.

Currency Risk

The Company considers RMB its functional currency since a substantial portion of the Company’s business activities are based in RMB. However, the Company has chosen the United States dollar as its reporting currency. Our sales and purchases are conducted within the PRC in RMB. Conversion of RMB into foreign currencies is regulated by the People’s Bank of China through a unified floating exchange rate system. Although the PRC government has stated its intention to support the value of the RMB, there can be no assurance that its rate of exchange will not again become volatile or that the RMB will not devalue significantly against the U.S. dollar. Exchange rate fluctuations may adversely affect the value, in U.S. dollar terms, of our net assets and income derived from our operations in the PRC. In addition, the RMB is not freely convertible into foreign currency and all foreign exchange transactions must take place through authorized institutions.

Transactions in currencies other than the functional currency during the period are translated into the functional currency at the applicable rates of exchange at the time of the transactions. Monetary assets and liabilities denominated in currencies other than functional currency are translated into functional currency at the applicable rates of exchange in effect at the balance sheet date. Exchange gains and losses are recorded in the combined statements of operations.

For translation of financial statements into the reporting currency, assets and liabilities are translated at the exchange rate at the balance sheet date, equity accounts are translated at historical exchange rates, and revenues, expenses, gains and losses are translated at the weighted average rates of exchange prevailing during the period. When there are material adjustments under this process, they are recorded in accumulated other comprehensive income under the stockholders’ equity section of the balance sheet.

Country Risk

Our business, assets and operations are located and conducted in the PRC. While the PRC’s economy has experienced significant growth in the past twenty years, growth has been uneven, both geographically and among various sectors of the economy. The PRC government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures benefit the overall economy of the PRC, but may also have a negative effect on us. For example, our operating results and financial condition may be adversely affected by government control over capital investments or changes in tax regulations applicable to us. If there are any changes in any policies by the PRC government and our business is negatively affected as a result, then our financial results, including our ability to generate revenues and profits, will also be negatively affected.

FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.

Reference is made to pages F-1 through F-46 comprising a portion of this report.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
ON ACCOUNTING AND FINANCIAL DISCLOSURE.

None.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding beneficial ownership of our voting stock as of November 11, 2009 (i) by each person who is known by us to beneficially own more than 5% of any class of our voting stock; (ii) by each of our officers and directors; and (iii) by all of our officers and directors as a group.

Name And Address Of Beneficial Owner (1)	Shares Beneficially Owned Common Stock	% Of Class Owned
Owner of More than 5% of Class
Cabo Development Limited (2) 2nd Floor, Abbott Building, Road Town, Tortola, British Virgin Islands	10,500,000	70%
Haiting Li (3)	10,500,000	70%

Directors and Executive Officers
Haiting Li (CEO)	10,500,000	70%
Zhong Zhao* (CFO)	0	0
Chenfu Hsin* 4F, No.1, Lane 36, Yongping Street, Taipei, Taiwan	0	0

Minghua Liu* 9F, No.92, Xingyun Street, Taipei, Taiwan	0	0
Erik Vonk* 773 Hideaway Bay Drive,Longboat Key, FL 34228	0	0
All Directors and Executive Officers (5 persons)	10,500,000	70%

* Less than 1% of the issued and outstanding shares as of November 11, 2009.

1)	Unless otherwise stated, the address of all persons in the table is No.78 Kanglong East Road, Handan Village, Chendai Town, Jinjiang City, Fujian Province, China.

2)
On November 11, 2009, we acquired Peakway in a reverse acquisition with Cabo Development Limited. As merger consideration for the Peakway shares we received from the Cabo Development Limited we issued and delivered to Cabo Development Limited 10,500,000 of our newly-issued shares of common stock.

3)
Cabo Development Limited is owned by Haiting Li. Accordingly, 10,500,000 shares of common stock issued to Cabo Development Limited as a result of the consummation of the reverse acquisition are beneficially attributed to Mr. Haiting Li, our CEO and Chairman of the board.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities.  Each of the beneficial owners listed above has direct ownership of and sole voting power and investment power with respect to the shares of our common stock.

DIRECTORS AND EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

In connection with the change in control of the Company described in Item 5.01 of this report, effective on November 11, 2009, Mr. Yi Chen resigned as our chief executive officer and we appointed Mr. Haiting Li as our Chief Executive Officer and the Chairman of the Board upon the closing of the reverse acquisition.

The following sets forth the name and position of each of our current executive officers and directors.

Name	Age	Position

Haiting Li	45	Chairman of the Board, Chief Executive Officer, President, and Secretary

Zhong Zhao	45	Chief Financial Officer and Treasurer

Rongyan Ding	46	Director

Fuhsin Chen	65	Independent director

Minghua Liu	49	Independent director

Erik Vonk	56	Independent director

The following is a summary of the biographical information of our directors and officers:

Haiting Li Mr. Li became a director and our Chief Executive Officer and General Manager on November 11, 2009 when we completed our reverse acquisition of Peakway.  Before the reverse acquisition, Mr. Li had served as the chairman and CEO of Pacific Shoes since 2000 and as the Chairman and CEO of Baopiao Shoes since 2006. Mr. Li served as the general manager of Pacific Shoes from 1993 to 2000. He served as the manager of Jinjiang Xinxing Footwear Factory from 1989 to 1993. He worked as the technician of Footwear Jinjiang Handai Factory from 1982 to 1989.

Zhong Zhao Mr. Zhao became our CFO on November 11, 2009. Mr. Zhao had been the CFO of Pacific Shoes and Baopiao Shoes since January 8, 2009. He served as the financial manager of Beijing Telestone Technology Corporation from March 2004 to December 2008, and as the financial manager of Hubei Dangyang Hydraulic Engineering Bureau from July 1990 to 2003.

Rongyan Ding  Mr. Ding became a director of the Company on November 11, 2009. Mr. Ding had been the deputy general manager of Pacific Shoes since 2003. From 1992 to 2002 he was engaged in the wholesale of footwear in Zhengzhou City, Henan Province.

Fuhsin Chen  Mr. Chen became our independent director on November 11, 2009.  Mr. Chen joined the footwear industry since 1965. His experience includes serving as director of General Manager of Xieruan Technology Company from 2002 to 2008, as the president of shoe- training class of Kechuang Shoemaking Training Center from 2002 to 2008, as the president of Chenfuxing footwear sample studio in Taiwan from 2000 to 2002 as the president of  ChenFu-Hsin Shoe Pattern Workroom in Taiwan from 1987 to 2000. Mr. Hsin owns the Patent of Manufacturing System and Manufacturing Method on Footwear Edition-opening (Patent No.: i 271160).

Minghua Liu Ms Liu became our independent director on November 11, 2009. She had been the General Manager of OSCAR Company (Taipei) from 1991 to 2008. From 1984 to 1991 she served as Shipping Manager of Yudong Company.

Erik Vonk, Mr. Vonk became our independent director on November 11, 2009.  From 2002 to 2007 he was Chairman and CEO of Gevity HR, a NASDAQ listed Company.  Previously, he was President and CEO of Randstad North America and a Member of the Group Executive Board of Randstad NV, the world's third largest staffing company.  This followed 14 years in international banking where he began his career.  Mr. Vonk earned an undergraduate degree in Holland and holds an MBA from Golden Gate University, San Francisco (1984).

All of our directors hold their positions on the Board until our next annual meeting of the shareholders, and until their successors have been qualified after being elected or appointed.  Officers serve at the discretion of the Board.

Board Composition and Committees

We believe that the members of the Board are collectively capable of analyzing and evaluating our financial statements and understanding internal controls and procedures for financial reporting.

A majority of our directors are independent directors. Our Board determines whether a director is independent through a broad consideration of facts and circumstances, including an assessment of the materiality of any relation between us. Our board believes that our independent directors satisfy the criteria for independence.

We appointed Fuhsin Chen, Minghua Liu, and Erik Vonk as members of the Audit, Nominating, and Compensation Committees.

Audit Committee

Our audit committee initially consists of Erik Vonk and Minghua Liu.  Erik Vonk is the chairman of our audit committee. The audit committee will oversee our accounting and financial reporting processes and the audits of the financial statements of our company.

Compensation Committee

Our compensation committee initially consists of Fuhsin Chen and Minghua Liu. Minghua Liu is the chairman of our compensation committee initially. Members of the compensation committee will not be prohibited from direct involvement in determining their own compensation.

Nominating Committee

Our nominating committee initially consists of Fuhsin Chen and Erik Vonk. Fuhsin Chen is the chairman of our corporate governance and nominating committee. The nominating committee will assist the Board in identifying individuals qualified to become our directors and in determining the composition of the board and its committees.

Director Compensation

As of the date of this report, our directors have received no compensation for their service on the board of directors.  We do reimburse our directors for reasonable travel expenses related to attendance at board of director meetings.

Family Relationships

There are no family relationships among our directors or officers.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following is a discussion of our program for compensating our named executive officers and director.   Our compensation committee will be responsible for determining the compensation of our named executive officers.

Our Compensation Committee will consider a variety of factors in determining compensation of executives, including their particular background and circumstances, such as their training and prior relevant work experience, their success in attracting and retaining savvy and technically proficient managers and employees, increasing our revenues, broadening our product line offerings, managing our costs and otherwise helping to lead our company through a period of rapid growth.

Stock-Based Awards under the Equity Incentive Plan.

Historically, we have not granted equity awards as a component of compensation, and we presently do not have an equity-based incentive program.  In the future, we will likely adopt and establish an equity incentive plan pursuant to which equity awards may be granted to eligible employees, including each of our named executive officers, if our compensation committee determines that it is in the best interest of the Company and our stockholders to do so.

Retirement Benefits

Currently, we do not provide any company sponsored retirement benefits to any employee, including the named executive officers.

SUMMARY COMPENSATION TABLE

The following table sets forth information concerning all cash and non-cash compensation awarded to, earned by or paid to the following persons for services performed for us and our subsidiaries during 2009 in all capacities.  No executive officers received compensation of $100,000 or more in 2009.

					Long Term Compensation
		Annual Compensation			Awards		Payouts
Name and Principal Position	Year	Salary($)	Bonus($)	Other annual Compensation($)	Restricted Stock Award(s) ($)	Securities Underlying Options/SARs ($)	LTIP Payouts ($)	All Other Compensation ($)

Susana Gomez, former Director, CEO, CFO and secretary (1)	2009	0	0	0	0	0	0	0

Yi Chen Former Director, CEO, CFO and secretary (2)	2009	0	0	0	0	0	0	0

Haiting Li Chairman, CEO, President, and Secretary, (3)	2009	0	0	0	0	0	0	0

Zhong Zhao CFO and Treasurer (4)	2009	0	0	0	0	0	0	0

(1)	Ms. Susana Gomez served as our Director, CEO, CFO and secretary from September 8, 2008 until her resignation on October 22, 2009.
(2)	Mr. Yi Chen served as our Director, CEO, CFO and secretary from October 2009 until his resignation on November 11, 2009.
(3)	Mr. Haiting Li became our Chief Executive Officer and Chairman of the Board on November 11, 2009.
(4)	Mr. Zhong Zhao became our Chief Financial Officer on November 11, 2009.

The following is a summary of the compensation paid by Chinese Subsidiaries to Haiting Li, their Chief Executive Officer, Zhong Zhao, our Chief Financial Officer for the period ended June 30, 2009 and for the year ended December 31, 2008, respectively.  No executive officer of Pacific Shoes or Baopiao Shoes received compensation in excess of $100,000 for any of these three years.

Long Term Compensation
		Annual Compensation			Awards		Payouts
Name and Principal Position	Year	Salary($)	Bonus($)	Other annual Compensation($)	Restricted Stock Award(s) ($)	Securities Underlying Options/SARs ($)	LTIP Payouts ($)	All Other Compensation ($)

Haiting Li (1) (Chief Executive Officer)	2008 2009	0 0	0 0	0 0	0 0	0 0	0 0	0 0

Zhong Zhao (2) (Chief Financial Officer)	2009	15,000	0	0	0	0	0	15,000

(1)	Mr. Haiting Li served as Pacific Shoes’ CEO from the year of 2000.
(2)	Mr. Zhong Zhao served as Pacific Shoes’ CFO on January 8, 2009.

Bonuses and Deferred Compensation

We do not have any bonus, deferred compensation or retirement plan. All decisions regarding compensation are determined by our compensation committee.

Stock Option and Stock Appreciation Rights

We do not currently have a stock option plan or stock appreciation rights plan.  No stock options or stock appreciation rights were awarded during the period ended June 30, 2009 and for the fiscal year ended December 31, 2008.

Employment Agreements

Our Chinese subsidiary has employment agreements with the following executive officers and directors:

Mr. Haiting Li - our CEO’s employment agreement with Pacific Shoes was renewed on December 5, 2007.

Mr. Zhong Zhao our CFO’s employment agreement with Pacific Shoes became effective as of January 8, 2009.

Each of the employment agreements provide that the executives will be provided cash compensation.  The employment agreements do not provide any change in control or severance benefits to the executives, and we do not have any separate change-in-control agreements with any of our executive officers.

Indemnification of Directors and Executive Officers and Limitation of Liability

At the present time, there is no pending litigation or proceeding involving a director, officer, employee or other distributor of ours in which indemnification would be required or permitted.  We are not aware of any threatened litigation or proceeding which may result in a claim for such indemnification. No November 5, 2009, Our Board has approved to amend the Certificate of Incorporation to provide for the indemnification of any and all persons whom it shall have power to indemnify under the Delaware General Corporation Law from and against any and all of the expenses, liabilities, or other matters referred to in or covered by such law.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Except for the ownership of the Company’s securities, and except as set forth below, none of the directors, executive officers, holders of more than five percent of the Company’s outstanding common stock, or any member of the immediate family of any such person have, to the knowledge of the Company, had a material interest, direct or indirect, in any transaction or proposed transaction which may materially affect the Company.

During February, 2008 and October, 2008, Pacific Shoes provided five unsecured, non-interest bearing loans to our CEO and the Chairman of the Board, Haiting Li, in the total amount of RMB 31 million. In January, 2009, the loans had been paid in full by Haiting Li out of the dividends he received from Pacific Shoes.

Our board of directors is charged with reviewing and approving all potential related party transactions.  All such related party transactions must then be reported under applicable SEC rules. We have not adopted other procedures for review, or standards for approval, of such transactions, but instead review them on a case-by-case basis.

DESCRIPTION OF SECURITIES

Common Stock

We are authorized to issue up to 75,000,000 shares of common stock, par value $0.0001 per share.

Each share of common stock entitles the holder thereof to one vote. Directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.

The holders of shares of our common stock are entitled to dividends out of funds legally available when and as declared by our Board. Should we decide in the future to pay dividends, as a holding company, our ability to do so and meet other obligations depends upon the receipt of dividends or other payments from our operating subsidiaries and other holdings and investments. In addition, our operating subsidiaries, from time to time, may be subject to restrictions on their ability to make distributions to us, including restrictions on the conversion of local currency into U.S. dollars or other hard currency and other regulatory restrictions. In the event of our liquidation, dissolution or winding up, holders of our common stock are entitled to receive, ratably, the net assets available to stockholders after payment of all creditors.

All of the issued and outstanding shares of our common stock are duly authorized, validly issued, fully paid and non-assessable.  To the extent that additional shares of our common stock are issued, the relative interests of existing stockholders will be diluted.

We have obtained the written consent of the majority of our stockholders approving to amend our Certificate of Incorporation that, among other things, authorize and create 20,000,000 preferred shares, par value $0.001 per share.

Preferred Stock

We currently do not have any authorized preferred stock.  On November 5, 2009 our Board and our majority shareholders approved an amendment to our Certificate of Incorporation to authorize the issuance of 20,000,000 shares of preferred stock in the capital of our corporation, for which the Board may fix and determine the designations, rights, preferences or other variations of each class or series within each class of the shares of preferred stock.

Warrants

We have not issued any warrants.

Transfer Agent and Registrar

Our independent stock transfer agent is Signature Stock Transfer, Inc.  Their mailing address is 2632 Coachlight Court, Plano, TX 75093.  Their phone number is (972) 612-4120.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

Reference is made to the disclosure set forth under Item 4.01 of this report, which disclosure is incorporated herein by reference.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

On July 3, 2008, our common stock was listing for trading on the Over the Counter Bulletin Board under the symbol “WOLI.OB”. There has been no trading of our securities, and, therefore, no high and low bid pricing.

Reports to Stockholders

We plan to furnish our stockholders with an annual report for each fiscal year ending December 31 containing financial statements audited by our independent certified public accountants.  We intend to comply with the periodic reporting requirements of the Exchange Act.

Approximate Number of Holders of Our Common Stock

On November 5, 2009, there are approximately 31 stockholders of record of our common stock. The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Holders of the common stock have no preemptive rights and no right to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to the common stock.

Dividends

We have not paid dividends on our common stock. Any future decisions regarding dividends will be made by our board of directors.  We will rely on dividends from our Chinese Subsidiaries for our funds and PRC regulations may limit the amount of funds distributed to us from Chinese Subsidiaries, which will affect our ability to declare any dividends.

We currently intend to retain and use any future earnings for the development and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future.

Penny Stock Regulations

Our shares of common stock are subject to the "penny stock" rules of the Securities Exchange Act of 1934 and various rules under this Act. In general terms, "penny stock" is defined as any equity security that has a market price less than $5.00 per share, subject to certain exceptions. The rules provide that any equity security is considered to be a penny stock unless that security is registered and traded on a national securities exchange meeting specified criteria set by the SEC, issued by a registered investment company, and excluded from the definition on the basis of price (at least $5.00 per share), or based on the issuer's net tangible assets or revenues. In the last case, the issuer's net tangible assets must exceed $3,000,000 if in continuous operation for at least three years or $5,000,000 if in operation for less than three years, or the issuer's average revenues for each of the past three years must exceed $6,000,000.

Trading in shares of penny stock is subject to additional sales practice requirements for broker-dealers who sell penny stocks to persons other than established customers and accredited investors. Accredited investors, in general, include individuals with assets in excess of $1,000,000 or annual income exceeding $200,000 (or $300,000 together with their spouse), and certain institutional investors. For transactions covered by these rules, broker-dealers must make a special suitability determination for the purchase of the security and must have received the purchaser's written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, the rules require the delivery, prior to the first transaction, of a risk disclosure document relating to the penny stock. A broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative, and current quotations for the security. Finally, monthly statements must be sent disclosing recent price information for the penny stocks. These rules may restrict the ability of broker-dealers to trade or maintain a market in our common stock, to the extent it is penny stock, and may affect the ability of shareholders to sell their shares.

RESENT SALE OF UNREGISTERED SECURITIES

Reference is made to the disclosure set forth under Item 3.02 of this report, which disclosure is incorporated by reference into this section.

ITEM 3.02 UNREGISTERED SALES OF EQUITY SECURITIES

On November 11, 2009, we consummated the transactions contemplated the Share Exchange Agreement with the stockholder of the issued and outstanding capital stock of Peakway.  Pursuant to the Share Exchange Agreement, we acquired 100% of the outstanding capital stock of Peakway in exchange for 10,500,000 shares of our newly issued common stock, par value $.0001 per share that will constitute approximately 70% of the issued and outstanding common stock.  As a result of this transaction, Cabo Development Limited, a British Virgin Islands company, became the beneficial owner of approximately 70% of our outstanding capital stock.

On September 29, 2009, one former shareholder entered into two Stock Purchase Agreements with certain purchasers, pursuant to which, such shareholder agreed to sell 2,000,000 restricted shares of common stock of the Company. We reported the consummation of the stock purchase in the Form 8-K filed with the Securities and Exchange Commission on October 23, 2009 and the Stock Purchase Agreements were included as an exhibit to such report.

On May 31, 2008, we sold 1,000,000 shares of common stock to 25 investors for $.03 per share pursuant to our S-1 registration statement for $30,000.

ITEM 4.01 CHANGE IN REGISTRANT’S CERTIFYING ACCOUNTANT

(a) Dismissal of Previous Independent Registered Public Accounting Firm

On November 5, 2009, we dismissed Chang G. Park, CPA as our independent auditor, effective on November 5, 2009. A copy of the letter from Chang G. Park, CPA addressed to the SEC will be also filed as Exhibit 16.2.

Chang G. Park, CPA’s reports on the Company’s financial statements as of and for the fiscal years ended December 31, 2008 and 2007, and for the period ended June 30, 2009 did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles.

During our two recent fiscal years and from January 1, 2009 to the date of this report, there were no disagreements with Chang G. Park, CPA on any matter of accounting principles or practices, financial disclosure, or auditing scope or procedure.  There were no reportable events, as described in Item 304(a)(1)(v) of Regulation S-K, during our two recent fiscal years and from January 1, 2009 to the date of this report.

(b) Engagement of New Independent Registered Public Accounting Firm

On November 5, 2009, concurrent with the decision to dismiss Chang G. Park, CPA as our independent auditor, our board elected to appoint PKF, CPA as our independent auditor.

During the fiscal years ended December 31, 2007 and 2008 and from January 1, 2009 to the date of this report, neither the Company nor anyone acting on its behalf consulted PKF,CPA with respect to (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements, and neither a written report was provided to the Company or oral advice was provided that PKF concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was the subject of a disagreement or reportable events set forth in Item 304(a)(1)(iv) and (v), respectively, of Regulation S-K.

Prior to engaging PKF, CPA, they did not provide our company with either written or oral advice that was an important factor considered by our company in reaching a decision to change our independent registered public accounting firm from Chang G. Park, CPA to PFK, CPA.

ITEM 5.01 CHANGES IN CONTROL OF REGISTRANT

Reference is made to the disclosure set forth under Item 2.01 of this report, which disclosure is incorporated herein by reference. On November 11, 2009, we consummated the reverse acquisition with Peakway Worldwide Limited, the former shareholder of Peakway, Cabo Development Limited, through which the shareholders of Peakway delivered to us all the issued and outstanding shares of stock of Peakway. As merger consideration for the Peakway shares, we delivered to them 10,500,000 shares of our newly-issued common stock.

Prior to the closing of the reverse acquisition, we were authorized to issue 75,000,000 shares of common stock, of which 4,500,000 shares of common stock were issued and outstanding. As a result of the reverse acquisition, Cabo became our majority shareholder. Mr. Haiting Li, is the controlling stockholder of Cabo.

In connection with this change in control, and as explained more fully in Item 2.01 above and in Item 5.02 below, effective on November 11, 2009, Yi Chen resigned as our Chief Executive Officer. Concurrently, Haiting Li was appointed as our Chief Executive Officer.

ITEM 5.02 DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

Upon the closing of the reverse acquisition, as of November 11, 2009, Mr. Yi Chen, our sole director, submitted his resignation letter pursuant to which he resigned from all offices of the Company that he holds and from his position as our director effective immediately. The resignation of Mr. Chen is not in connection with any known disagreement with us on any matter. Mr. Haiting Li was appointed to the Board at the closing time of the reverse acquisition.

A copy of this report has been provided to Mr. Yi Chen. Mr. Chen has been provided with the opportunity to furnish us as promptly as possible with a letter addressed to us stating whether he agrees with the statements made by us in this report, and if not, stating the respects in which he does not agree. No such letter has been received by us.

On November 11, 2009 in connection with the closing of the reverse acquisition, Mr. Haiting Li was appointed as our Chief Executive Officer, President and Secretary. Mr. Zhong Zhao was appointed as Chief Financial Officer and Treasurer.

For certain biographical and other information regarding the newly appointed officers and directors, see the disclosure under Item 2.01 of this report, which disclosure is incorporated herein by reference.

ITEM 5.03 AMENDMENT TO ARTICLES OF INCORPORATION OR BYLAWS; CHANGE IN FISCAL YEAR

On November 5, 2009, our board approved an amendment to our Incorporation of Incorporation to (i) change our name to “Pacific Bepure Industry Inc.” (2) authorize 20,000,000 preferred shares, and (3) add an article in relation to the indemnification to directors and officers.

We will file a Certificate of Amendment of the Certificate of Incorporation to the Secretary of State of State of Delaware and will notify the Financial Industry Regulatory Authority (“FINRA”) of the reverse acquisition and the name change. The name Change will take effect in the market upon its approval by FINRA.  Once FINRA processes the name change, we will be issued a new symbol and will disclose the change on a Current Report on Form 8-K.

ITEM 5.06 CHANGE IN SHELL COMPANY STATUS

As explained more fully in Item 2.01 above, we were a “shell company” (as such term is defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended) immediately before the closing of the reverse acquisition. As a result of the reverse acquisition, Peakway became our wholly owned subsidiary and main operating business.

ITEM 8.01 OTHER EVENTS

On November 12, 2009, we issued the press release annexed hereto as Exhibit 99.1.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(a) Financial Statements of Business Acquired

Filed herewith are consolidated financial statements of Peakway Worldwide Limited, Fujian Jinjiang Pacific Shoes Co., Limited, and Fujian Baopiao Light Industry Co., Limited for the quarter ended June 30, 2009 and for the fiscal years ended December 31, 2008, and 2007.

(b) Pro forma financial information

Filed herewith is the unaudited pro forma condensed combined financial information of the Company and its subsidiaries for the requisite periods.

(c) Exhibits

2.1	Share Exchange Agreement, dated as of November 5, 2009 among the Company, Cabo Development Limited, and Peakway Worldwide Limited

3.1	Certificate of Incorporation*

3.2	Bylaws*

3.3	Certificate of Amendment of the Certificate of Incorporation

10.1	Equity Transfer Agreement of Jujian Baopiao Light Industry Co., Ltd. dated February 26, 2009

10.2	Equity Transfer Agreement of Fujian Jinjiang Pacific Shoes Co., Ltd. dated January 12, 2009

10.3	Employment Agreement, dated December 5, 2007, by and between Fujian Jinjiang Pacific Shoes Co., Ltd. and Haiting Li

10.4	Loan Agreement, dated June 9, 2009, between Fujian Jinjiang Pacific Shoes Co., Ltd. and China Agricultural Bank, Jinjiang Branch

10.5	Purchase contract, dated January 11, 2008, by and between Fujian Jinjiang Pacific Shoes Co., Ltd. and Huachang Footwear Materials Company

10.6	Distribution Agreement of Fujian Jinjiang Pacific Shoes Co., Ltd. dated April 30, 2009

16.1	Letter from the Company to Chang G. Park, CPA, dated as of November 5, 2009

16.2	Letter from Chang G. Park, CPA to the SEC

21.1	List of Subsidiaries

99.1	Press Release of the Company issued on November 12, 2009

* Incorporated by reference to the exhibit of the same number to our registration statement on Form S-1 filed with the SEC on March 26, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 12, 2009

Wollemi Mining Corp.

By:	/s/ Haiting Li
Haiting Li
Chief Executive Officer

Wollemi Mining Corp.
Pro Forma Condensed Combined Financial Statements
(Unaudited)

Wollemi Mining Corp.
Introduction to Pro Forma Condensed Combined Financial Statements
(Unaudited)

The following pro forma condensed combined financial statements are presented to illustrate the estimated effects of the acquisition (the “Exchange Transaction”) of Peakway Worldwide Limited (“Peakway”) by Wollemi Mining Corp. (“Wollemi” or the “Company”) on the Company’s historical financial position and the Company’s results of operations.

The pro forma condensed combined balance sheet as of June 30, 2009 assumes the Exchange Transaction was consummated on that date.  The pro forma condensed combined statements of operations and comprehensive (loss)/income assumes the Exchange Transaction was consummated on January 1, 2008.

We have derived our historical financial data for year ended December 31, 2008 and the six months ended June 30, 2009 from our report previously filed with the Securities and Exchange Commission.  We have derived the historical financial data of Peakway for year ended December 31, 2008 from audited financial statements and the six months ended June 30, 2009 from unaudited financial statements.  The financial statements of Peakway is included elsewhere in this Form 8K.

The information presented in the pro forma combined financial statements does not purport to represent what the Company’s financial position or results of operations would have been had the Exchange Transaction occurred as of the dates indicated, nor is it indicative of our future financial position or results of operations for any period. You should not rely on this information as being indicative of the forecast and historical results that would have been achieved had the companies always been combined or the future results that the combined companies will experience after the Exchange Transaction.

The pro forma adjustments are based upon available information and certain assumptions that the management of the Company believes are reasonable under the circumstances.

These pro forma condensed combined financial statements are unaudited and should be read in conjunction with the accompanying notes and assumptions and the historical financial statements and related notes of the Company and Peakway.

1

Wollemi Mining Corp.
Pro forma condensed combined balance sheet
As of June 30, 2009
(Stated in US Dollars)

	As of June 30, 2009				Pro Forma
	The		Pro Forma		Combined
	Company	Peakway	Adjustments		Total
	(Unaudited)	(Unaudited)	(Unaudited)		(Unaudited)
ASSETS

Current assets
Cash and cash equivalents	$7,636	$2,049,346	$—		$2,056,982
Trade receivables	—	7,067,734	—		7,067,734
Prepayments and other receivables	—	86,872	—		86,872
Advances to customers and distributors	—	2,921,926	—		2,921,926
Inventories	—	737,765	—		737,765

Total current assets	7,636	12,863,643	—		12,871,279
Properties, plant and equipment	—	6,213,246	—		6,213,246
Land use right	—	5,991,893	—		5,991,893
Intangible asset	—	239,598	—		239,598

TOTAL ASSETS	$7,636	$25,308,380	$—		$25,316,016

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities
Trade and bill payables	$—	$1,984,340	$—		$1,984,340
Other payables and accrued expenses	—	7,523,765	—		7,523,765
Loans payable	—	2,045,348	—		2,045,348
Dividend payable		2,044,976			2,044,976
Income tax payable	—	3,061,724	—		3,061,724

TOTAL LIABILITIES	—	16,660,153	—		16,660,153

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY
Common stock	300	1,000	50	[2]	1,350
Additional paid-in capital	44,700	2,989,773	(37,414)	[2]	2,997,059
Statutory reserve	—	309,688	—		309,688
Accumulated other comprehensive income	—	1,307,362	—		1,307,362
(Accumulated deficit) / retained earnings	(37,364)	4,040,404	37,364	[2]	4,040,404

TOTAL STOCKHOLDER’S EQUITY	7,636	8,648,227	—		8,655,863

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$7,636	$25,308,380	$—		$25,316,016

See accompanying notes to these financial statements

2

Wollemi Mining Corp.
Pro forma condensed Combined statements of operations and Other comprehensive (loss)/income
For the six months ended June 30, 2009
(Stated in US Dollars)

	Six months ended June 30, 2009			Pro Forma
	The		Pro Forma	Combined
	Company	Peakway	Adjustments	Total
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Sales revenues	$—	$7,061,013	$—	$7,061,013
Cost of sales	—	4,655,467	—	4,655,467

Gross profit	—	2,405,546	—	2,405,546

Operating expenses
Administrative expenses	9,550	448,962	—	458,512
Selling expenses	—	118,475	—	118,475

Total operating expenses	9,550	567,437	—	576,987

(Loss)/income from operations	(9,550)	1,838,109	—	1,828,559
Other expense	—	(1,930)	—	(1,930)
Finance costs	—	(56,519)	—	(56,519)

(Loss)/income before income taxes	(9,550)	1,779,660	—	1,770,110

Income taxes	—	(482,334)	—	(482,334)

Net (loss)/income	(9,550)	1,297,326	—	1,287,776

Other comprehensive income
Foreign currency translation adjustments	—	14,575	—	14,575

Total comprehensive (loss)/income	$(9,550)	$1,311,901	$—	$1,302,351

(Loss)/earnings per share
Basic and diluted	$(0.00)	$1,297.33		$0.10	[3]

Weighted average number of shares outstanding Basic and diluted	3,000,000	1,000		13,500,000	[3]

See accompanying notes to these financial statements

3

Wollemi Mining Corp.
Pro forma condensed Combined statements of operations and Other comprehensive (loss)/income
For the year ended December 31, 2008
(Stated in US Dollars)

	For the year ended December 31, 2008			Pro Forma
	The		Pro Forma	Combined
	Company	Peakway	Adjustments	Total
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Sales revenues	$—	$20,131,118	$—	$20,131,118
Cost of sales	—	13,024,292	—	13,024,292

Gross profit	—	7,106,826	—	7,106,826

Operating expenses
Administrative expenses	13,550	743,422	—	756,972
Mineral expenditures	6,670	—	—	6,670
Selling expenses	—	149,824	—	149,824

Total operating expenses	20,220	893,246	—	913,466

(Loss)/income from operations	(20,220)	6,213,580	—	6,193,360
Other income	—	46,665	—	46,665
Losses arising from fire	—	(163,312)	—	(163,312)
Finance costs	—	(115,806)	—	(115,806)

(Loss)/income before income taxes	(20,220)	5,981,127	—	5,960,907

Income taxes	—	(1,545,109)	—	(1,545,109)

Net (loss)/income	(20,220)	4,436,018	—	4,415,798

Other comprehensive income
Foreign currency translation adjustments	—	657,670	—	657,670

Total comprehensive (loss)/income	$(20,220)	$5,093,688	$—	$5,073,468

(Loss)/earnings per share
Basic and diluted	$(0.01)	$4,436		$0.34	[4]

Weighted average number of shares outstanding:- Basic and diluted	2,587,432	1,000		13,087,432	[4]

See accompanying notes to these financial statements

4

Wollemi Mining Corp.
Notes to pro forma condensed combined financial statements
(Unaudited)

[1]
The Exchange Transaction is deemed to be a reverse acquisition.  Wollemi (the legal acquirer) is considered the accounting acquiree and Peakway (the legal acquiree) is considered the accounting acquirer. The consolidated financial statements of the combined entity will in substance be those of Peakway, with the assets and liabilities, and revenues and expenses of Wollemi being included effective from the date of consummation of the Exchange Transaction.  Wollemi is deemed to be a continuation of the business of Peakway. The outstanding stock of Wollemi prior to the Exchange Transaction will be accounted for at their net book value and no goodwill will be recognized.

[2]	To recapitalize for the Exchange Transaction.

[3]
The pro forma statements assume the Exchange Transaction occurred at the beginning of the period presented; weighted average number of shares therefore equals number of shares outstanding at the end of the completion of the transactions.

Previously existing number of shares of Wollemi	3,000,000
Exchange Transaction	10,500,000

Weighted average number of shares	13,500,000

Wollemi and Peakway did not have any dilutive instrument during the six months ended June 30, 2009 nor any dilutive instrument is issued in connection with the Exchange Transaction.  Accordingly, the reported basic and diluted earning per share is the same.

[4]
The pro forma statements assume the Exchange Transaction occurred at the beginning of the year presented; weighted average number of shares therefore equals number of shares outstanding at the end of the completion of the transactions.

Previously existing number of shares of Wollemi	2,000,000
Exchange Transaction	10,500,000
1,000,000 shares of Wollemi issued on 31 May 2008	587,432

Weighted average number of shares	13,087,432

Wollemi and Peakway did not have any dilutive instrument during the year ended December 31, 2008 nor any dilutive instrument is issued in connection with the Exchange Transaction.  Accordingly, the reported basic and diluted earning per share is the same.

5

PEAKWAY WORLDWIDE LIMITED

CONSOLIDATED FINANCIAL STATEMENTS

(Stated in US dollars)

CONTENTS	PAGE

Peakway Worldwide Limited
Condensed Consolidated Balance Sheets
As of June 30, 2009 and December 31, 2008
(Stated in US Dollars)

	June 30,	December 31,
	2009	2008
	(Unaudited)	(Audited)
ASSETS

Current assets
Cash and cash equivalents	$2,049,346	$3,633,929
Restricted cash - Note 4	—	74,493
Trade receivables	7,067,734	6,102,998
Prepayments and other receivables	86,872	350,328
Amount due from a director - Note 5	—	4,554,237
Advances to customers and distributors - Note 6	2,921,926	2,917,919
Inventories - Note 7	737,765	629,281

Total current assets	12,863,643	18,263,185
Properties, plant and equipment, net - Note 8	6,213,246	5,616,201
Land use rights - Note 9	5,991,893	6,044,664
Intangible asset - Note 10	239,598	265,531

TOTAL ASSETS	$25,308,380	$30,189,581

LIABILITIES AND STOCKHOLDER’S EQUITY

LIABILITIES

Current liabilities
Trade and bills payables	$1,984,340	$1,147,233
Other payables and accrued expenses - Note 11	7,523,765	7,965,238
Loans payable - Note 12	2,045,348	2,904,466
Dividends payable - Note 13	2,044,976	—
Income tax payable	3,061,724	3,536,728

Total current liabilities	16,660,153	15,553,665

TOTAL LIABILITIES	16,660,153	15,553,665

COMMITMENTS AND CONTINGENCIES - Note 14

STOCKHOLDER’S EQUITY
Common stock: par value of $1 per share
Authorized 50,000 shares; issued and outstanding 1,000 shares in 2009 and 2008 - Note 19	1,000	1,000
Additional paid-in capital	2,989,773	2,989,773
Statutory reserve - Note 20	309,688	309,688
Accumulated other comprehensive income	1,307,362	1,292,787
Retained earnings	4,040,404	10,042,668

TOTAL STOCKHOLDER’S EQUITY	8,648,227	14,635,916

TOTAL LIABILITIES AND STOCKHOLDER’S EQUITY	$25,308,380	$30,189,581

The accompanying notes are an integral part of these condensed consolidated financial statements

Peakway Worldwide Limited
Condensed Consolidated Statements of Income and Comprehensive Income
For the three and six months ended June 30, 2009 and 2008
(Stated in US Dollars)

	Six months ended		Three months ended
	June 30,		June 30,
	2009	2008	2009	2008
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Sales revenue	$7,061,013	$6,250,588	$3,451,003	$3,065,634
Cost of sales	4,655,467	4,120,106	2,151,013	2,016,478

Gross profit	2,405,546	2,130,482	1,299,990	1,049,156

Operating expenses
Administrative expenses	448,962	171,121	243,127	90,096
Selling expenses	118,475	58,039	79,436	39,934

	567,437	229,160	322,563	130,030

Income from operations	1,838,109	1,901,322	977,427	919,126
Other (expense)/income	(1,930)	17,735	6,608	17,735
Finance costs - Note 15	(56,519)	(53,886)	(32,320)	(26,431)

Income before income taxes	1,779,660	1,865,171	951,715	910,430
Income taxes – Note 16	(482,334)	(467,475)	(252,776)	(228,584)

Net income	1,297,326	1,397,696	698,939	681,846

Other comprehensive income : -
Foreign currency translation adjustments	14,575	632,249	476	10,967

Comprehensive income	$1,311,901	$2,029,945	$699,415	$692,813

Earnings per share:
Basic and diluted - Note 17	$1,297	$1,398	$699	$682

Weighted average number of shares outstanding :
Basic and diluted	1,000	1,000	1,000	1,000

The accompanying notes are an integral part of these condensed consolidated financial statements

Peakway Worldwide Limited
Condensed Consolidated Statements of Cash Flows
For the six months ended June 30, 2009 and 2008
(Stated in US Dollars)

	Six months ended
	June 30,
	2009	2008
	(Unaudited)	(Unaudited)
Cash flows from operating activities
Net income	$1,297,326	$1,397,696
Adjustments to reconcile net income to net
cash (used in)/provided by operating activities :
Depreciation	77,875	66,382
Amortization of an intangible asset and land use rights recognised as expenses	26,769	499
Changes in operating assets and liabilities :-
Restricted cash	74,576	545,523
Trade receivables	(966,097)	(1,227,686)
Advances to customers and distributors	—	(1,002,362)
Prepayments and other receivables	263,997	(848,341)
Inventories	(109,571)	484,451
Trade and bills payables	838,927	(659,193)
Other payables and accrued expenses	(452,517)	1,841,676
Income tax payable	(479,971)	444,525

Net cash flows provided by operating activities	571,314	1,043,170

Cash flows from investing activities
Advances to a director	(699,509)	(141,390)
Payments to acquire property, plant and equipment	(606,722)	(1,691,279)
Payments to acquire land use right	—	(2,545,189)

Net cash flows used in investing activities	(1,306,231)	(4,377,858)

Cash flows from financing activities
Proceed from loans	2,047,869	—
Repayment of loans	(2,909,130)	—
Capital injection from a stockholder	—	636,496

Net cash flows (used in)/provided by financing activities	(861,261)	636,496

Effect of foreign currency translation on cash and cash equivalents	11,595	115,266

Net decrease in cash and cash equivalents	(1,584,583)	(2,582,926)

Cash and cash equivalents - beginning of period	3,633,929	3,970,523

Cash and cash equivalents - end of period	$2,049,346	$1,387,597

The accompanying notes are an integral part of these condensed consolidated financial statements.

Peakway Worldwide Limited
Condensed Consolidated Statements of Cash Flows (cont’d)
For the Six months ended June 30, 2009 and 2008
(Stated in US Dollars)

	Six months ended
	June 30,
	2009	2008
	(Unaudited)	(Unaudited)
Supplemental disclosures for cash flow information:-
Cash paid for:-
Interest	$48,496	$53,601
Income taxes	$955,810	$22,950

Non-cash financing activities:
Dividends - Note 13	$5,258,473	—

The accompanying notes are an integral part of these condensed consolidated financial statements.

1.           Corporate information

Peakway Worldwide Limited (“Peakway” or the “Company”) was incorporated in the British Virgin Islands (the “BVI”) on November 3, 2006 as a limited liability company with authorized share capital of $50,000, divided into 50,000 common shares of $1 par value each.  The issued share capital of Peakway is $1,000, divided into 1,000 common shares of $1 par value each.  All of which are beneficially owned by Cabo Development Limited, a British Virgin Islands Company.  Peakway acts as an investment holding company and currently has three subsidiaries namely, Alberta Holdings Limited (“Alberta”), Fujian Jinjiang Pacific Shoes Co., Limited (“Pacific Shoes”), and Fujian Baopiao Light Industry Co., Limited (“Baopiao Shoes”), which was formerly known as Baopiao (China) Light Industry Co., Limited.

Alberta was incorporated in Hong Kong on November 4, 2006 as a limited liability company with authorized share capital of 10,000 Hong Kong dollars (“HK$”), divided into 10,000 common shares of HK$1 par value each. The issued share capital of Alberta is HK$1, being 1 common share of HK$1 par value. Alberta is also a holding company and had no other operation since its incorporation.

Pacific Shoes was established as a sino-foreign equity joint venture entity in the People’s Republic of China (the “PRC”) on April 9, 1993 with registered capital of 5,000,000 Renminbi (“RMB”) (which are not divided into shares) and its registered capital was fully paid up. Pacific Shoes is engaged in the design, manufacturing and trading of footwear. Mr. Li beneficially owned the entire equity of Pacific Shoes since its establishment.

Baopiao Shoes was established as a wholly foreign-owned enterprise (“WFOE”) in the PRC on February 15, 2006 with registered capital of HK$50,000,000 (which are not divided into shares).  As of June 30, 2009, its paid up capital was HK$16,370,470 of which was certified HK$15,401,180.  During the reporting period, Baopiao Shoes had been under development and had not started commercial operations. Baopiao Shoes is to engage in the design, manufacturing and trading of footwear. Mr. Li beneficially owned the entire equity of Baopiao Shoes since its establishment.

Following a series of reorganization as detailed below, the Company, through its subsidiaries, designs and manufactures footwear under the brand name “Baopiao”.  The Company mainly sources its suppliers locally in the PRC.

To rationalize the group structure for the preparation of a reverse take-over, the Company has undergone a series of reorganization (the “Reorganization”).  The Company acquired Alberta at a consideration of HK$1 on November 1, 2007.  On January 12, 2009, Alberta acquired 100% equity interest of Pacific Shoes from Mr. Li.  On February 26, 2009, Alberta acquired 100% equity interest of Baopiao Shoes from Mr. Li.

2.           Basis of presentation

These unaudited condensed consolidated financial statements of the Company and its subsidiaries have been prepared in accordance with the rules and regulations of the Securities and Exchange Commission (the “SEC”).  Certain information and note disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America (the “US GAAP”) have been condensed or omitted from these statements pursuant to such rules and regulation and, accordingly, they do not include all the information and notes necessary for comprehensive consolidated financial statements and should be read in conjunction with our audited consolidated financial statements for the year ended December 31, 2008.

In the opinion of the management of the Company, all adjustments, which are of a normal recurring nature, necessary for a fair statement of the results for the six-month periods have been made.  Results for the interim period presented are not necessarily indicative of the results that might be expected for the entire fiscal year.

The Company has conducted the subsequent events review through October 29, 2009, the date these condensed consolidated financial statements were approved by the director, and determined that there were no subsequent events or transactions that required recognition or disclosure in the condensed consolidated financial statements.

3.           Summary of significant accounting policies

Principles of consolidation

The condensed consolidated financial statements include the accounts of the Company and its subsidiaries. All significant inter-company accounts and transactions have been eliminated in consolidation.

Concentrations of credit risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash and cash equivalents, restricted cash, trade receivables and advances to customers and distributors.  As of June 30, 2009 and December 31, 2008, substantially all of the Company’s cash and cash equivalents and restricted cash were held by major financial institutions located in the PRC, which management believes are of high credit quality.  With respect to trade receivables and advances to customers and distributors, the Company extends credit based on evaluations of the customers’ and distributors’ financial positions.  The Company generally does not require collateral for customers and distributors and maintains an allowance for doubtful accounts.

3.           Summary of significant accounting policies (Cont’d)

Concentrations of credit risk (cont’d)

During the reporting period, customers representing 10% or more of the Company’s sales are as follows:-

	Six months ended June 30,		Three months ended June 30,
	2009	2008	2009	2008
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Jinjiang Import Export Co., Ltd.	$2,347,552	$1,474,139	$1,240,336	$860,568

Details of customers for 10% or more of the Company’s trade receivables are:-

	As of June 30,	As of December 31,
	2009	2008
	(Unaudited)

Taiwan Quanyi Xingye Co., Ltd.	$896,305	$701,287

Fair value of financial instruments

In September 2006, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standard (“SFAS”) No. 157, “Fair Value Measurements”.  SFAS No. 157 defines far value, establishes a framework for measuring fair value in the US GAAP, and expands disclosures about fair value measurements.  The Company adopted SFAS No. 157 on January 1. 2008.  The adoption of SFAS No. 157 did not materially impact the Company’s financial position, results of operations or cash flows.

SFAS No. 107 “Disclosures About Fair Value of Financial Instruments” requires the disclosure of the estimated fair value of financial instruments including those financial instruments for which the SFAS No. 159 fair value option was not elected. Except for collateralized borrowings disclosed is below, the carrying amounts of other financial assets and liabilities approximate their fair values due to short maturities:-

	As of June 30, 2009		As of December 31, 2008
(Unaudited)
	Carrying	Fair	Carrying	Fair
	amount	value	amount	value

Jinjiang Import Export Co., Ltd.	$2,045,348	$2,060,577	$1,458,959	$1,480,919

The fair values of collateralized borrowings are based on the Company’s current incremental borrowing rates for similar types of borrowing arrangements.

3.           Summary of significant accounting policies (Cont’d)

Recently issued accounting pronouncements (cont’d)

In December 2007, the FASB issued SFAS No. 141 (Revised) “Business Combinations”.  SFAS No. 141 (Revised) establishes principles and requirements for how the acquirer of a business recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any non-controlling interest in the acquiree.  The statement also provides guidance for recognizing and measuring the goodwill acquired in the business combination and determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination.  SFAS No. 141 is effective for the fiscal year beginning after December 15, 2008.  The adoption of this statement has no material effect on the Company’s financial statements.

In December 2007, the FASB issued SFAS No. 160 “Non-controlling Interests in Consolidated Financial Statements-an amendment of ARB No. 51”.  SFAS No. 160 establishes accounting and reporting standards for the non-controlling interest in a subsidiary and for the deconsolidation of a subsidiary. SFAS No. 160 is effective for the fiscal year beginning after December 15, 2008.  The adoption of this statement has no material effect on the Company’s financial statements.

In March 2008, the FASB issued SFAS No. 161 “Disclosures about Derivative Instruments and Hedging Activities - an amendment to FASB Statement No. 133”. SFAS No. 161 is intended to improve financial standards for derivative instruments and hedging activities by requiring enhanced disclosures to enable investors to better understand their effects on an entity’s financial position, financial performance, and cash flows.  Entities are required to provide enhanced disclosures about: (a) how and why an entity uses derivative instruments; (b) how derivative instruments and related hedged items are accounted for under FASB Statement No.133 and its related interpretations; and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. SFAS No. 161 is effective for financial statements issued for fiscal years beginning after November 15, 2008, with early adoption encouraged.  The adoption of this statement has no material effect on the Company’s financial statements.

In April 2008, the FASB issued FASB staff position (“FSP”) No. 142-3, “Determination of the Useful Life of Intangible Assets”.  FSP No. 142-3 amends the factors an entity should consider in developing renewal or extension assumptions used in determining the useful life of recognized intangible assets under FASB Statement No. 142, “Goodwill and Other Intangible Assets”.  This new guidance applies prospectively to intangible assets that are acquired individually or with a group of other assets in business combinations and asset acquisitions. FSP No. 142-3 is effective for financial statements issued for fiscal years and interim periods beginning after December 15, 2008.  Early adoption is prohibited.  The adoption of this standard has no material effect on the Company's financial statements.

In April 2009, the FASB issued FSP No. 141R-1 “Accounting for Assets Acquired and Liabilities Assumed in a Business Combination That Arise from Contingencies”.  FSP 141R-1 amends the provisions in FASB Statement 141R for the initial recognition and measurement, subsequent measurement and accounting, and disclosures for assets and liabilities arising from contingencies in business combinations.  SFAS No.141R-1 eliminates the distinction between contractual and noncontractual contingencies, including the initial recognition and measurement criteria in FASB and instead carries forward most of the provisions in SFAS No. 141 for acquired contingencies. FSP 141R-1 is effective for contingent assets and contingent liabilities acquired in evaluating the impact of SFAS 141(R) beginning on or after December 15, 2008. The adoption of this standard has no material effect on the Company's financial statements.

3.           Summary of significant accounting policies (Cont’d)

Recently issued accounting pronouncements (cont’d)

In April 2009, the FASB issued FSP No. 157-4, “Determining Whether a Market is Not Active and a Transaction Is Not Distressed”.  FSP No. 157-4 clarifies when markets are illiquid or that market pricing may not actually reflect the “real” value of an asset.  If a market is determined to be inactive and market price is reflective of a distressed price then an alternative method of pricing can be used, such as a present value technique to estimate fair value.  FSP No. 157-4 identifies factors to be considered when determining whether or not a market is inactive.  FSP No. 157-4 is effective for interim and annual periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009 and shall be applied prospectively.  The adoption of this statement has no material effect on the Company's financial statements.

 In April 2009, the FASB issued FSP No. 115-2 and FSP No. 124-2, “Recognition of Other-Than-Temporary Impairments.  FSP No. 115-2 and FSP No. 124-2 amends the other-than-temporary impairment guidance in SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities”, for debt securities and the presentation and disclosure requirements of other-than-temporary impairments on debt and equity securities in the financial statements.  FSP No. 115-2 and FSP No. 124-2 is effective for interim and annual reporting periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009.  The adoption of this standard has no material effect on the Company's financial statements.

In April 2009, the FASB issued FSP 107-1 and APB 28-1, “Interim Disclosures about Fair Value of Financial Instruments.”  FSP 107-1 and APB 28-1 amends SFAS No. 107, “Disclosures about Fair Value of Financial Instruments,” to require disclosures about fair value of financial instruments for interim reporting periods of publicly traded companies as well as in annual financial statements.  In addition, the FSP amends APB Opinion No. 28, “Interim Financial Reporting,” to require those disclosures in summarized financial information at interim reporting periods. The FSP is effective for interim periods ending after June 15, 2009, with earlier adoption permitted for periods ending after March 15, 2009.  The adoption of FSP 107-1 and APB 28-1 does not have material impact on the Company’s financial statements.

In May 2009, the FASB issued SFAS No. 165, “Subsequent Events”, which sets forth general standards of accounting for and disclosure of events that occur after the balance sheet date but before  financial statements are issued or are available to be issued.  SFAS No. 165 will become effective after June 15, 2009.  The adoption of this statement has no material effect on the Company's financial statements.

In June 2009, the FASB issued SFAS No. 166, “Accounting for Transfers of Financial Assets”. SFAS No. 166 removes the concept of a qualifying special-purpose entity (QSPE) from SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities” and removes the exception from applying FIN 46R.  This statement also clarifies the requirements for isolation and limitations on portions of financial assets that are eligible for sale accounting.  This statement is effective for fiscal years beginning after November 15, 2009.  The management is in the process of evaluating the impact of adopting this standard on the Company’s financial statements.

3.           Summary of significant accounting policies (Cont’d)

Recently issued accounting pronouncements (cont’d)

In June 2009, the FASB issued SFAS No. 167, “Amendments to FASB Interpretation No. 46(R)”, which amends FASB Interpretation No. 46 (revised December 2003) to address the elimination of the concept of a qualifying special purpose entity. SFAS No. 167 also replaces the quantitative-based risks and rewards calculation for determining which enterprise has a controlling financial interest in a variable interest entity with an approach focused on identifying which enterprise has the power to direct the activities of a variable interest entity and the obligation to absorb losses of the entity or the right to receive benefits from the entity.  Additionally, SFAS No. 167 provides more timely and useful information about an enterprise’s involvement with a variable interest entity. SFAS No. 167 shall be effective as of the beginning of each reporting entity’s first annual reporting period that begins after November 15, 2009, for interim periods within that first annual reporting period, and for interim and annual reporting periods thereafter.  Earlier application is prohibited.  The management is in the process of evaluating the impact of adopting this standard on the Company’s financial statements.

In June 2009, the FASB issued SFAS No. 168, “The FASB Accounting Standards CodificationTM and the Hierarchy of Generally Accepted Accounting Principles, a replacement of FASB Statement No.   162”, which establishes the FASB Accounting Standards Codification as the source of authoritative accounting principles recognized by the FASB to be applied in the preparation of financial statements in conformity with generally accepted accounting principles.  SFAS No. 168 explicitly recognizes rules and interpretive releases of the Securities and Exchange Commission under federal securities laws as authoritative GAAP for SEC registrants.  SFAS No. 168 will become effective for financial statements issued for interim and annual periods ending after September 15, 2009.  The management is in the process of evaluating the impact of adopting this standard on the Company’s financial statements.

In August 2009, the FASB issued Accounting Standards Update (“ASC Update”) No. 2009-05 (“ASC Update 2009-05”), an update to ASC 820, Fair Value Measurements and Disclosures. This update provides amendments to reduce potential ambiguity in financial reporting when measuring the fair value of liabilities. Among other provisions, this update provides clarification that in circumstances in which a quoted price in an active market for the identical liability is not available, a reporting entity is required to measure fair value using one or more of the valuation techniques described in ASC Update 2009-05. ASC Update 2009-05 will become effective for the Company’s annual financial statements for the year ended December 31, 2009. The management is in the process of evaluating the impact of adopting this standard on the Company’s financial statements.

In October 2009, the FASB issued ASC Update No.2009-13, Revenue Recognition (Topic 605): Multiple Deliverable Revenue Arrangements – A Consensus of the FASB Emerging Issues Task Force.” This update provides application guidance on whether multiple deliverables exist, how the deliverables should be separated and how the consideration should be allocated to one or more units of accounting. This update establishes a selling price hierarchy for determining the selling price of a deliverable. The selling price used for each deliverable will be based on vendor-specific objective evidence, if available, third-party evidence if vendor-specific objective evidence is not available, or estimated selling price if neither vendor-specific or third-party evidence is available. The Company will be required to apply this guidance prospectively for revenue arrangements entered into or materially modified after January 1, 2011; however, earlier application is permitted. The management is in the process of evaluating the impact of adopting this standard on the Company’s financial statements.

4.           Restricted cash

	As of June 30,	As of December 31,
	2009	2008
	(Unaudited)

Bank deposits held as collateral for bills payable	$—	$74,493

The Company is requested by certain of its suppliers to settle amounts owed to such suppliers by the issuance of bills through banks for which the banks undertake to guarantee the Company’s settlement of these amounts at maturity.  The bills are interest free and would be matured within six months from the date of issuance.  As a collateral for the banks’ undertakings, the Company is required to pay bank charges as well as maintaining deposits with such banks amounts equivalent to 50% to 100% of the bills’ amounts in issue.

5.           Amount due from a director

	As of June 30,	As of December 31,
	2009	2008
	(Unaudited)

Amount due from Mr. Li Haiting	$—	$4,554,237

The amount due was interest-free, unsecured and repayable on demand.

6.           Advances to customers and distributors

	As of June 30,	As of December 31,
	2009	2008
	(Unaudited)

Interest-free loans advanced to customers and distributors	$2,921,926	$2,917,919

In order to improve the market shares and increase the number of retailing points in the PRC, the management advanced cash to the potential retailers for them to increase the number of retail shops and distribution points in the related provinces in which they are located.  The amounts are interest-free, unsecured and payable upon demand.

7.           Inventories

	As of June 30,	As of December 31,
	2009	2008
	(Unaudited)

Raw materials	$345,814	$376,462
Work-in-progress	187,490	24,617
Finished goods	204,461	228,202

	$737,765	$629,281

8.           Properties, plant and equipment

	As of June 30,	As of December 31,
	2009	2008
	(Unaudited)
Costs:
Plant and machinery	$890,822	$855,315
Office equipment	70,779	70,468
Buildings	1,288,148	1,286,382

	2,249,749	2,212,165
Accumulated depreciation	(989,362)	(910,255)
Construction-in-progress (Note 8b)	4,952,859	4,314,291

	$6,213,246	$5,616,201

Notes : -
a)	As of June 30, 2009 and December 31, 2008, buildings with carrying value of $885,190 and $906,649 respectively, were pledged for the collateralized bank loans (Note 12a).

b)	The balances in construction-in-progress are mainly for building a new factories and warehouse of a subsidiary.

During the reporting period, depreciation is included in:-

	Six months ended June 30, (Unaudited)
	2009	2008

Cost of sales and overheads	$57,581	$62,192
Administrative expenses	20,294	4,640

	$77,875	$66,832

9.           Land use rights

	As of June 30,	As of December 31,
	2009	2008
	(Unaudited)

Cost	$6,177,451	$6,168,284
Accumulated amortization	(185,558)	(123,620)

	$5,991,893	$6,044,664

The Company obtained the rights from the relevant PRC land bureau for a period of 50 years to use the land on which the office premises, production facilities and warehouse of the Company are situated.

As of June 30, 2009 and December 31, 2008, a land use right with carrying value of $5,991,893 and $49,481 respectively, was pledged for a collateralized bank loan (Note 12a).

9.           Land use rights

During the six months ended June 30, 2009 and 2008, amortization for the land use rights amounted to $61,782 and $60,725 of which $61,274 and $60,226 have been capitalized in construction-in-progress.

The estimated aggregate amortization expenses for the land use rights for the five succeeding years are as follows:-

Year

2010	$122,254
2011	122,254
2012	122,254
2013	122,254
2014	122,254

$611,270

10.           Intangible asset

	As of June 30,	As of December 31,
	2009	2008
	(Unaudited)

Software
Cost	$292,193	$291,792
Accumulated amortization	(52,595)	(26,261)

	$239,598	$265,531

This software represents integrated software in designing footwear and purchased by Pacific Shoes. Pursuant to the management experience, this software estimated useful life was 5 years.  Since it acquisition, an annual impairment review was performed by management and no impairment was identified.

During the six months ended June 30, 2009 and 2008, amortization for intangible asset amounted to $26,261 and Nil, respectively.

The estimated aggregate amortization expenses of software for the four succeeding years are as follows:-

Year

2010	$59,900
2011	59,899
2012	59,900
2013	59,899

$239,598

11.           Other payables and accrued expenses

	As of June 30,	As of December 31,
	2009	2008
	(Unaudited)

Value added tax and other tax payable	$6,216,940	$6,474,334
Staff welfare payables (Note 11a)	828,790	798,103
Accrued expenses and other payables	274,495	421,360
Salaries payable	203,540	75,739
Receipt in advance from customers	—	195,702

	$7,523,765	$7,965,238
Note :-

(a)
Staff welfare payable represents accrued staff medical, industry injury claims, labor and unemployment insurances.  All of which are third parties insurance and the insurance premiums are based on certain percentage of salaries.  The obligations of the Company are limited to those premiums contributed by the Company.

12.           Loans payable

	As of June 30,	As of December 31,
	2009	2008
	(Unaudited)

Collateralised short-term bank loan - Note 12(a)	$2,045,348	$1,458,959
Unsecured, non-interest bearing loan - Note 12(b)	—	1,445,507

	$2,045,348	$2,904,466
Notes :-

(a)	The bank loans are denominated in RMB and carried an average interest rate at 6.06% per annum as of June 30, 2009 and at 8.46% per annum as of December 31, 2008.

The maturity dates are within one year.  The bank loans as of June 30, 2009 were collateralized by the buildings and land use right with carrying values of $885,190 (Note 8) and $5,991,893 (Note 9), respectively, and guaranteed by Mr. Li Haiting, the sole director of the Company.

(b)	The unsecured loan was advanced from a friend of the director, interest free and repayable on demand.

13.           Dividends payable

On January 26, 2009, the Company declared interim dividend, amounting to RMB50,000,000 ($7,299,590), of which RMB36,002,557 ($5,258,473) was credited to amount due from the director and no cash paid out to the director.

14.           Commitments and contingencies

a.	Capital commitment

(i)	As of June 30, 2009, the Company had capital commitments in respect of the construction of properties amounting to $512,982, which was contracted for but not provided for in the financial statements.

(ii)	As of June 30, 2009, the Company had capital commitments with its payment of registered capital for Baopiao Shoes amounting to $4,913,149.

b.           Contingencies

In accordance with the PRC tax regulations, the Company’s sales are subject to value added tax (“VAT”) at 17% upon the issuance of VAT invoices to its customers. When preparing these financial statements, the Company recognized revenue when goods were delivered, and made full tax provision in accordance with relevant national and local laws and regulations of the PRC.

The Company follows the practice of reporting its revenue for PRC tax purposes when invoices are issued. In the local statutory financial statements prepare under PRC GAAP, the Company recognized revenue on an “invoice basis” instead of when goods are delivered. Accordingly, despite the fact that the Company has made full tax provision in the financial statements, the Company may be subject to a penalty for the deferred reporting of tax obligations. The exact amount of penalty cannot be estimated with any reasonable degree of certainty.  The director considers it is very unlikely that the tax penalty will be imposed.

15.           Finance costs

	Six months ended June 30, (Unaudited)		Three months ended June 30, (Unaudited)
	2009	2008	2009	2008

Bank loan interest expenses	$62,759	$53,601	$36,373	$22,932
Interest income - net	(6,240)	285	(4,053)	3,499

	$56,519	$53,886	$32,320	$26,431

16.           Income taxes

BVI

The Company was incorporated in the BVI and, under the current laws of the BVI, is not subject to income taxes.

Hong Kong

Alberta was incorporated in Hong Kong and is subject to profits tax rate of 16.5%.  It is currently not subject to income taxes because it derived no taxable income during the period.

PRC

Prior to January 1, 2008, Pacific Shoes and Baopiao Shoes were subject to a preferential enterprise income tax (“EIT”) rate at 27%, of which 24% was for national tax and 3% was for local tax, on the assessable profits as reported in the statutory financial statements prepared under China Accounting Regulations.

On March 16, 2007, the National People's Congress approved the Corporate Income Tax Law of the People's Republic of China (the "New CIT Law"). The New CIT Law reduces the standard corporate income tax rate from 33% to 25% with effect from January 1, 2008. Pursuant to the New CIT Law, Pacific Shoes and Baopiao Shoes have been subjected to EIT at a unified rate of 25% from January 1, 2008 onwards.

According to the PRC tax laws and regulations, Pacific Shoes and Bapiao being a sino-foreign equity joint venture entity and a WFOE respectively, were entitled to, starting from the first profitable year, a two-year exemption from enterprise income tax followed by a three-year 50% reduction in its enterprise income tax (“Tax Holiday”).

The Tax Holiday of Pacific Shoes commenced in year 1993 and ended in year 1997.

Baopiao Shoes has not started commercial operations and had no reportable profit under China Accounting Regulations since its incorporation on February 15, 2006. Baopiao Shoes had not applied for such Tax Holiday to the relevant PRC authority before the New CIT Law became effective on January 1, 2008. However, pursuant to the transitional provisions in the New CIT Law, companies qualified for Tax Holiday must make application prior to January 1, 2008 and the Tax Holiday would be deemed commence on January 1, 2008 regardless of results of operation. Baopiao Shoes is therefore not entitled to Tax Holiday.

FIN 48 requires recognition and measurement of uncertain income tax positions using a "more-likely-than-not" approach. The Company adopted FIN 48 on January 1, 2007. The management evaluated the Company's tax positions and considered that no additional provision for uncertainty in income taxes is necessary as of June 30, 2009.

17.           Earnings per share

Basic earnings per share is computed as net earnings divided by the weighted-average number of common share outstanding for the period.

Dilutive earnings per share is computed as net earnings divided by the weighted-average number of common share outstanding for the period plus common stock equivalents.

17.           Earnings per share (cont’d)

During the period, the Company had no dilutive instruments.  Accordingly, the basic and diluted earnings per share are the same.

18.           Related parties transactions

Apart from the transactions as disclosed in Notes 5 and 12 to the financial statements, the Company had no material transactions carried out with related parties during the period.

19.           Common stock

The Company was incorporated in the BVI on November 3, 2006 as a limited liability company with authorized share capital of $50,000, divided into 50,000 common shares of $1 par value each, of which 1,000 shares were issued at par value for cash upon incorporation.

20.           Statutory reserve

The Company’s statutory reserve comprise of the following:-.

	As of June 30,	As of December 31,
	2009	2008
	(Unaudited)

Statutory reserve	$309,688	$309,688

Under PRC regulations, Pacific Shoes and Baopiao Shoes may pay dividends only out of their accumulated profits, if any, determined in accordance with PRC GAAP.  In addition, these companies are required to set aside at least 10% of their after-tax net profits each year, if any, to fund the statutory reserves until the individual balance of the reserve reaches 50% of their corresponding individual registered capital.  The statutory reserves are not distributable in the form of cash dividends to the Company and can be used to make up cumulative prior year losses.

For the six months ended June 30, 2009 and 2008, no appropriation to this statutory reserve was made as the reserve reached 50% of the Pacific Shoes’ registered capital and Baopiao Shoes did not make any profit during the period.

21.           Defined contribution plan

Pacific Shoes and Baopiao Shoes have defined contribution plans for all qualified employees in the PRC.  Pacific Shoes and Baopiao Shoes and their employees are each required to make contributions to the plans at the rates specified in the plans.  The only obligation of Pacific Shoes and Baopiao Shoes with respect to retirement schemes are to make the required contributions under the plans.  No forfeited contribution is available to reduce the contribution payable in the future years.  The defined contribution plan contributions were charged to the consolidated statements of income and comprehensive income. The Company contributed $8,766 and $8,152 for the six months ended June 30, 2009 and 2008 respectively.

22.           Segment information

The Company adopted SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information", in respect of its operating segments. The Company's income is contributed by Pacific Shoes, which operates in a single business segment that includes the design, development, and manufacturing of footwear and accordingly no business segment information is presented. The Company’s products are sold only in the PRC and all the Company’s long-lived assets are located in the PRC, and accordingly no geographical segment information is presented.

Report of Independent Registered Public Accounting Firm

To the Sole Director and Stockholder of
Peakway Worldwide Limited

We have audited the accompanying consolidated balance sheets of Peakway Worldwide Limited (the “Company”) and its subsidiaries as of December 31, 2008 and 2007, and the related consolidated statements of income and comprehensive income, stockholder’s equity and cash flows for each of the two years in the period ended December 31, 2008.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company and its subsidiaries as of December 31, 2008 and 2007 and the consolidated results of their operations and their cash flows for each of the two years in the period ended December 31, 2008 in conformity with accounting principles generally accepted in the United States of America.

PKF
Certified Public Accountants
Hong Kong, China
July 21, 2009

Peakway Worldwide Limited
Consolidated Balance Sheets
As of December 31, 2008 and 2007
(Stated in US Dollars)

	As of December 31,
	2008	2007
ASSETS

Current assets
Cash and cash equivalents	$3,633,929	$3,970,523
Restricted cash - Note 4	74,493	527,513
Trade receivables	6,102,998	2,452,607
Prepayments and other receivables - Note 5	350,328	590,387
Amount due from a director - Note 6	4,554,237	576,436
Advances to customers and distributors Note 7	2,917,919	1,640,667
Inventories - Note 8	629,281	3,632,164

Total current assets	18,263,185	13,390,297
Properties, plant and equipment, net – Note 9	5,616,201	2,419,701
Deposit for acquisition of land use right	—	2,994,900
Land use rights - Note 10	6,044,664	47,321
Intangible asset - Note 11	265,531	—

TOTAL ASSETS	$30,189,581	$18,852,219

LIABILITIES AND STOCKHOLDER’S EQUITY

LIABILITIES

Current liabilities
Trade and bills payables	$1,147,233	$2,375,965
Other payables and accrued expenses - Note 12	7,965,238	4,218,230
Loans payable - Note 13	2,904,466	1,614,387
Income tax payable	3,536,728	1,883,136

Total current liabilities	15,553,665	10,091,718

TOTAL LIABILITIES	15,553,665	10,091,718

COMMITMENTS AND CONTINGENCIES - Note 14

STOCKHOLDER’S EQUITY
Common stock: par value of $1 per share
Authorized 50,000 shares; issued and outstanding 1,000 shares in 2008 and 2007 - Note 21	1,000	1,000
Additional paid-in capital	2,989,773	2,208,046
Statutory reserve - Note 22	309,688	309,688
Accumulated other comprehensive income	1,292,787	635,117
Retained earnings	10,042,668	5,606,650

TOTAL STOCKHOLDER’S EQUITY	14,635,916	8,760,501

TOTAL LIABILITIES AND STOCKHOLDER’S EQUITY	$30,189,581	$18,852,219

The accompanying notes are an integral part of these consolidated financial statements

Peakway Worldwide Limited
Consolidated Statements of Income and Comprehensive Income
For the years ended December 31, 2008 and 2007
(Stated in US Dollars)

	Year ended December 31,
	2008	2007

Sales revenue	$20,131,118	$13,488,136
Cost of sales	13,024,292	8,893,694

Gross profit	7,106,826	4,594,442

Operating expenses
Administrative expenses	743,422	543,342
Selling expenses	149,824	135,417

	893,246	678,759

Income from operations	6,213,580	3,915,683
Other income - Note 15	46,665	68,700
Losses arising from fire - Note 16	(163,312)	-
Finance costs - Note 17	(115,806)	(76,413)

Income before income taxes	5,981,127	3,907,970
Income taxes - Note 18	(1,545,109)	(1,119,089)

Net income	$4,436,018	$2,788,881

Other comprehensive income
Foreign currency translation adjustments	657,670	461,229

Total comprehensive income	$5,093,688	$3,250,110

Earnings per share:
Basic and diluted - Note 19	$4,436	$2,789

Weighted average number of shares outstanding :
Basic and diluted	1,000	1,000

The accompanying notes are an integral part of these consolidated financial statements

Peakway Worldwide Limited
Consolidated Statements of Cash Flows
As of December 31, 2008 and 2007
(Stated in US Dollars)

	Year ended December 31,
	2008	2007
Cash flows from operating activities
Net income	$4,436,018	$2,788,881
Adjustments to reconcile net income to net
cash provided by operating activities :
Depreciation	161,586	123,160
Amortization of an intangible asset and land use rights recognized as expenses	27,103	238
Write-off of obsolete inventories	56,626	—
Losses arising from fire	163,312	—
Changes in operating assets and liabilities:-
Restricted cash	433,186	(506,522)
Trade receivables	(3,431,728)	(403,166)
Advances to customers and distributors	(1,162,013)	(1,583,411)
Prepayments and other receivables	299,036	324,835
Inventories	2,618,891	(810,566)
Trade and bills payables	(1,151,993)	338,141
Other payables and accrued expenses	3,410,216	2,308,740
Income tax payable	1,503,536	882,390

Net cash flows provided by operating activities	7,363,776	3,462,720

Cash flows from investing activities
Advances to a director	(3,930,035)	(546,816)
Payments to acquire property, plant and equipment	(3,075,940)	(1,029,888)
Payments to acquire an intangible asset	(287,263)	—
Payments to acquire land use rights	(2,826,647)	(45,666)
Deposit paid for acquisition of a land use right	—	(2,350,601)

Net cash flows used in investing activities	(10,119,885)	(3,972,971)

Cash flows from financing activities
Proceed from loans	1,163,417	670,560
Capital injection from a stockholder	781,727	487,222

Net cash flows provided by financing activities	1,945,144	1,157,782

Effect of foreign currency translation on cash and cash equivalents	474,371	135,058
Net (decrease)/increase in cash and cash equivalents	(336,594)	782,589

Cash and cash equivalents - beginning of year	3,970,523	3,187,934

Cash and cash equivalents - end of year	$3,633,929	$3,970,523

The accompanying notes are an integral part of these consolidated financial statements

Peakway Worldwide Limited
Consolidated Statements of Cash Flows
As of December 31, 2008 and 2007
(Stated in US Dollars)

	Year ended December 31,
	2008	2007
Supplemental disclosures for cash flow information:-
Cash paid for:-
Interest	$115,220	$75,803
Income taxes	$41,572	$48,200

The accompanying notes are an integral part of these consolidated financial statements

Peakway Worldwide Limited
Consolidated Statements of Stockholder’s Equity
As of December 31, 2008 and 2007
(Stated in US Dollars)

					Accumulated
				Statutory	other		Total
	Common stock		Additional	reserve	comprehensive	Retained	stockholder’s
	Number of shares	Amount	paid-in capital	(Note 22)	income	earnings	equity

Balance, January 1, 2007	1,000	$1,000	$1,720,824	$309,688	$173,888	$2,817,769	$5,023,169
Net income	—	—	—	—	—	2,788,881	2,788,881
Capital contribution to a subsidiary	—	—	487,222	—	—	—	487,222
Foreign currency translation adjustments	—	—	—	—	461,229		461,229

Balance, December 31, 2007	1,000	$1,000	2,208,046	309,688	635,117	5,606,650	8,760,501
Net income	—	—	—	—	—	4,436,018	4,436,018
Capital contribution to a subsidiary	—	—	781,727	—	—	—	781,727
Foreign currency translation adjustments	—	—	—	—	657,670	—	657,670

Balance, December 31, 2008	1,000	$1,000	$2,989,773	$309,688	$1,292,787	$10,042,668	$14,635,916

The accompanying notes are an integral part of these consolidated financial statements

1.           Corporate information

Peakway Worldwide Limited (“Peakway” or the “Company”) was incorporated in the British Virgin Islands (the “BVI”) on November 3, 2006 as a limited liability company with authorized share capital of $50,000, divided into 50,000 common shares of $1 par value each.  The issued share capital of Peakway is $1,000, divided into 1,000 common shares of $1 par value each.  All of which are owned by Cabo Development Limited, a British Virgin Islands company.  Peakway acts as an investment holding company and currently has three subsidiaries namely, Alberta Holdings Limited (“Alberta”), Fujian Jinjiang Pacific Shoes Co., Limited (“Pacific Shoes”), and Fujian Baopiao Light Industry Co., Limited (“Baopiao Shoes”), which was formerly known as Baopiao (China) Light Industry Co., Limited.

Alberta was incorporated in Hong Kong on November 4, 2006 as a limited liability company with authorized share capital of 10,000 Hong Kong dollars (“HK$”), divided into 10,000 common shares of HK$1 par value each. The issued share capital of Alberta is HK$1, being 1 common share of HK$1 par value. Alberta is also a holding company and had no other operation since its incorporation.

Pacific Shoes was established as a sino-foreign equity joint venture entity in the People’s Republic of China (the “PRC”) on April 9, 1993 with registered capital of 5,000,000 Renminbi (“RMB”) (which are not divided into shares) and its registered capital was fully paid up. Pacific Shoes is engaged in the design, manufacturing and trading of footwear.

Baopiao Shoes was established as a wholly foreign-owned enterprise (“WFOE”) in the PRC on February 15, 2006 with registered capital of HK$50,000,000 (which are not divided into shares).  As of December 31, 2008, its paid up capital was HK$15,401,180.  During the reporting period, Baopiao Shoes had been under development and had not started commercial operations. Baopiao Shoes is to engage in the design, manufacturing and trading of footwear.

Following a series of reorganization as detailed in Note 2, the Company, through its subsidiaries, designs and manufactures footwear under the brand name “Baopiao”.

The Company mainly sources its suppliers locally in the PRC.

2.           Group reorganization and basis of presentation

To rationalize the group structure for the preparation of a reverse take-over, the Company has undergone a series of reorganization (the “Reorganization”).

The Company acquired Alberta at a consideration of HK$1 on November 1, 2007.

On January 12, 2009, Alberta acquired 100% equity interest of Pacific Shoes from Mr. Li without costs.

On February 26, 2009, Alberta acquired 100% equity interest of Baopiao Shoes from Mr. Li without costs.

As the Company, Alberta, Pacific Shoes and Baopiao Shoes have been under the common control of Mr. Li, the sole shareholder of Cabo, the Reorganization is treated as if it is a single business combination and the financial information of all companies now comprising the group for the reporting period was prepared on a combined basis.

The consolidated balance sheets, the consolidated statements of income and comprehensive income, consolidated statements of cash flows and consolidated statements of stockholder’s equity of the companies under common control now comprising the group have been prepared as if the current group structure had been in existence throughout the reporting period, or since their respective dates of incorporation where this is a shorter period.

The Company has conducted the subsequent events review through October 29, 2009, the date these condensed consolidated financial statements were approved by the director, and determined that there were no subsequent events or transactions that required recognition or disclosure in the condensed consolidated financial statements.

3.           Summary of significant accounting policies

Principles of consolidation

The consolidated financial statements include the accounts of the Company, Alberta, Pacific Shoes and Baopiao Shoes because they are companies under the common control of Mr. Li Haiting.  All significant inter-company accounts and transactions have been eliminated in consolidation.

Use of estimates

In preparing financial statements in conformity with accounting principles generally accepted in the United States of America, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of financial statements, as well as the reported amounts of revenues and expenses during the reported period. These amounts and estimates include, but are not limited to, the valuation of accounts receivable, inventories and estimation on useful lives and residual values of properties, plant and equipment and intangible asset.  Actual results could differ from these estimates.

3.           Summary of significant accounting policies (Cont’d)

Concentrations of credit risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash and cash equivalents, restricted cash, trade receivables and advances to customers and distributors.  As of December 31, 2008 and 2007, all of the Company’s cash and cash equivalents and restricted cash were held by major financial institutions located in the PRC, which management believes are of high credit quality.  With respect to trade receivables and advances to customers and distributors, the Company extends credit based on evaluations of the customers’ and distributors’ financial positions.  The Company generally does not require collateral for customers and distributors and maintains an allowance for doubtful accounts.

During the reporting period, customers representing 10% or more of the Company’s sales are as follows:-

	Year ended December 31,
	2008	2007

Jinjiang Import Export Co., Ltd.	$2,399,342	$2,004,644
Individual retailer - Li Changshu	2,091,348	1,186,055

	$4,490,690	$3,190,699

Details of customers for 10% or more of the Company’s trade receivables are:-

	As of December 31,
	2008	2007

Taiwan Quanyi Xingye Co., Ltd.	$701,287	$374,913

Cash and cash equivalents

Cash and cash equivalents include all cash, deposits in banks and other highly liquid investments with initial maturities of three months or less.  As of December 31, 2008 and 2007, almost all the cash and cash equivalents were denominated in Renminbi (“RMB”) and were placed with banks in the PRC.  RMB are not freely convertible into foreign currencies and the remittance of these funds out of the PRC is subject to exchange control restrictions imposed by the PRC government.

Restricted cash

Deposits in bank pledged as collateral for bills payable that are restricted in use are classified as restricted cash under current assets.

3.           Summary of significant accounting policies (Cont’d)

Allowance for doubtful accounts

The Company establishes an allowance for doubtful accounts based on management’s assessment of the collectibility of trade receivables.  A considerable amount of judgment is required in assessing the amount of the allowance. The Company considers the historical level of credit losses and applies percentages to aged receivable categories.  The Company makes judgments about the creditworthiness of each customer based on ongoing credit evaluations, and monitors current economic trends that might impact the level of credit losses in the future.  If the financial positions of the customers are to deteriorate, resulting in their inability to make payments, a larger allowance may be required.

Based on the above assessment, during the reporting period, the management considers that the establishment of general provisioning policy is not necessary as the bad debt experience was rare and insignificant. For those amounts identified as doubtful after assessment, the Company makes specific provision for these doubtful amounts. Bad debts are written off when identified.

The Company extends unsecured credit to customers ranging from 30 to 90 days in the normal course of business.  The Company does not accrue interest on trade receivables.

Inventories

Inventories are stated at the lower of cost or market value.  Cost is determined on a weighted average basis and includes all expenditures incurred in bringing the goods to the point of sale and putting them in a saleable condition.

In addition, the Company estimates net realizable value based on intended use, current market value and inventory ageing analyses.  The Company writes down the inventories for estimated obsolescence or unmarketable inventory equal to the difference between the cost of inventories and the estimated market value based upon assumptions about future demand and market conditions.

There were no provision of obsolete inventories made during the reporting period. Historically, the actual net realizable value is close to the management estimation.

Property, plant and equipment

Property, plant and equipment are stated at cost less accumulated depreciation.  Cost represents the purchase price of the asset and other costs incurred to bring the asset into its existing use.

Depreciation is provided on a straight-line basis over the assets’ estimated useful lives.  The useful lives are as follows:-

Estimated useful lives

Plant and machinery	3 to 8 years
Office equipment	3 to 5 years
Buildings	30 years

3.           Summary of significant accounting policies (Cont’d)

Property, plant and equipment (Cont’d)

Maintenance or repairs are charged to expense as incurred.  Upon sale or disposition, the applicable amounts of asset cost and accumulated depreciation are removed from the accounts and the net amount less proceeds from disposal is charged or credited to income.

Construction-in-progress

Construction-in-progress represents assets under construction and is stated at cost.  This includes cost of construction of buildings and other direct costs.  Construction-in-progress is not depreciated until such time the relevant assets are completed and put into operational use.

Intangible asset

The intangible asset of the Company is comprised of shoes designing software. The software is determined to have useful life of 5 years pursuant to the management experience. The software is stated at cost of purchase less accumulated amortization and any identified impairment losses in the annual impairment review.

Land use rights

Land use rights are stated at cost less accumulated amortization.  Amortization is provided using the straight-line method over the terms of the lease of 50 years obtained from the relevant PRC land bureau.

Impairment of long-lived assets

Long-lived assets are tested for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable.  The Company recognizes impairment of long-lived assets in the event that the net book values of such assets exceed the future undiscounted cash flows attributable to such assets.  During the reporting period, the Company has not identified any indicators that would require testing for impairment.

Revenue recognition

Revenue from sales of the Company’s products is recognized when the significant risks and rewards of ownership have been transferred to the buyer at the time of delivery, the sales price is fixed or determinable and collection is reasonably assured.  Returns and exchange require approval from management and discounts are based on trade terms.  The Company reviews and estimates the rates of return and exchange monthly and made provision for return based on customers’ and distributors’ past records. From the past records, the return and exchange are insignificant.

3.           Summary of significant accounting policies (Cont’d)

Cost of sales

Cost of sales consists primarily of material costs, purchasing and receiving costs, inspection costs, wages, employee compensation, depreciation and related costs, which are directly attributable to the production of products.  Write down of inventory to lower of cost or market value is also recorded in cost of sales.

Selling expenses

Selling expenses mainly consist of advertising and transportation costs which are incurred during the selling activities.

Advertising and transportation expenses

Advertising, transportation and other product-related costs are charged to expense as incurred.

Advertising expenses amounting to $129,197 and $105,011 for the years ended December 31, 2008 and 2007, respectively, were included in selling expenses.

Transportation expenses amounting to $13,950 and $18,384 for the years ended December 31, 2008 and 2007, respectively, were included in selling expense.

General and administrative expenses

General and administrative expenses consist of office expenses, staff welfare, consumables, labor protection, design and salaries and wage which are incurred at the administrative level and exchange difference.

Stock-based compensation

During the reporting periods, the Company did not have any stock-based compensation arrangements.

Income taxes

The Company uses the asset and liability method of accounting for income taxes pursuant to SFAS No. 109 “Accounting for Income Taxes”.  Under the asset and liability method of SFAS No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statements carrying amounts of existing assets and liabilities and loss carry forward and their respective tax bases.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

3.           Summary of significant accounting policies (Cont’d)

Comprehensive income

The Company has adopted SFAS No.130, “Reporting Comprehensive Income”, which establishes standards for reporting and display of comprehensive income, its components and accumulated balances.  Components of comprehensive income include net income and foreign currency translation adjustments.  As at December 31, 2008 and 2007, the only component of accumulated other comprehensive income was foreign currency translation adjustment.

Foreign currency translation

The functional currency of the Company is Renminbi (“RMB”) and RMB is not freely convertible into foreign currencies.  The Company maintains its financial statements in the functional currency.  Monetary assets and liabilities denominated in currencies other than the functional currency are translated into the functional currency at rates of exchange prevailing at the balance sheet date.  Transactions denominated in currencies other than the functional currency are translated into the functional currency at the exchange rates prevailing at the dates of the transactions.  Exchange gains or losses arising from foreign currency transactions are included in the determination of net income for the respective periods.

For financial reporting purposes, the financial statements of the Company which are prepared using the functional currency have been translated into United States dollars. Assets and liabilities are translated at the exchange rates at the balance sheet dates and revenues and expenses are translated at the average exchange rates and stockholder’s equity is translated at historical exchange rates.  Any translation adjustments resulting are not included in determining net income but are included in foreign exchange adjustment to other comprehensive income as foreign exchange adjustments, a component of stockholder’s equity.  The exchange rates in effect as at December 31, 2008 and 2007 were RMB1 for $0.1459 and $0.1367, respectively. The average exchange rates for the years ended December 31, 2008 and 2007 were RMB1 for $0.1436 and $0.1313, respectively. There is no significant fluctuation in exchange rate for the conversion of RMB to United States dollars after the balance sheet date.  Recorded in other comprehensive income are translation exchange gains which amounted to $657,670 and $461,229 for the two years ended December 31, 2008 and 2007 respectively.

Operating leases

Leases where substantially all the rewards and risks of ownership of assets remain with the lessor are accounted for as operating leases. Rental payables under operating lease are recognized as expense on a straight-line basis over the lease term.

Basic and diluted earnings per share

The Company reports basic earnings per share in accordance with SFAS No. 128, “Earnings Per Share”.  Basic earnings per share is computed using the weighted average number of shares outstanding during the periods presented.  The weighted average number of share of the Company represents the common stock outstanding during the reporting period.

3.           Summary of significant accounting policies (Cont’d)

Commitment and Contingencies

Liabilities for loss contingencies arising from claims, assessments, litigation, fines and penalties and other sources are recorded when it is payable that a liability has been incurred and the amount of the assessment can be reasonably estimated.

Off-balance sheet arrangements

The Company does not have any off-balance sheet arrangements.

Recently issued accounting pronouncements

In May 2009, The Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standard (“SFAS”) No. 165, “Subsequent Events” (“SFAS 165”). This Statement establishes general standards of accounting for and disclosures of events that occur after the balance sheet date but before financial statements are issued or are available to be issued.  It requires the disclosure of the date through which an entity has evaluated subsequent events and the basis for that date. This Statement is effective for interim and annual periods ending after June 15, 2009 and as such, the Company will adopt this standard in the second quarter of fiscal year 2009. The Company is currently assessing the impact of the adoption of SFAS 165, if any, on its financial position, results of operations or cash flows.

In May 2008, the FASB issued SFAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles” (“SFAS 162”). SFAS 162 identifies a consistent framework, or hierarchy, for selecting accounting principles to be used in preparing financial statements that are presented in conformity with U.S. generally accepted accounting principles (GAAP) for non-governmental entities. SFAS 162 is effective for interim and annual periods ending after September 15, 2009 and as such, the Company will adopt this standard in the third quarter of fiscal year 2009. The Company is currently assessing the impact of the adoption of SFAS 162 on its financial position, results of operations, or cash flows.

In April 2008, the FASB issued FASB staff position (“FSP”) FAS 142-3, “Determination of the Useful Life of Intangible Assets” (“FSP FAS 142-3”). FSP FAS 142-3 amends the factors an entity should consider in developing renewal or extension assumptions used in determining the useful life of recognized intangible assets under FASB Statement No. 142, “Goodwill and Other Intangible Assets”. This new guidance applies prospectively to intangible assets that are acquired individually or with a group of other assets in business combinations and asset acquisitions. FSP FAS 142-3 is effective for financial statements issued for fiscal years beginning after December 15, 2008 and interim periods within that fiscal year and as such, the Company will adopt FSP FAS 142-3 in the first quarter of fiscal year 2009. Early adoption is prohibited. The Company is currently evaluating the impact, if any, that FSP FAS 142-3 will have on its financial position, results of operations, or cash flows.

In March 2008, the FASB issued SFAS No. 161, "Disclosures about Derivative Instruments and Hedging Activities" (“SFAS 161”), which amends the disclosure requirements of SFAS No. 133. SFAS 161 provides an enhanced understanding about how and why derivative instruments are used, how they are accounted for and their effect on an entity’s financial condition, performance and cash flows. SFAS 161, which is effective for the fiscal year and interim period beginning after November 15, 2008, will require additional disclosure in future filings. The Company adopted this standard in the first quarter of fiscal year 2009 and the adoption did not have any material impact on the Company’s consolidated financial position, results of operations or cash flows.

3.           Summary of significant accounting policies (Cont’d)

Recently issued accounting pronouncements (cont’d)

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements — an Amendment of ARB No. 51” (“FAS 160”). FAS 160 amends ARB No. 51 to establish accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. FAS 160 also clarifies that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements. FAS 160 is effective for fiscal years beginning on or after December 15, 2008 and interim periods within that fiscal year and as such, the Company will adopt this standard in the first quarter of fiscal year 2009. Based on its current operations, the Company does not believe that FAS 160 will have a significant impact on its financial position, results of operations or cash flows.

In December 2007, the FASB issued SFAS No. 141 (revised 2007), “Business Combinations” (“SFAS 141R”). SFAS 141R will significantly change the accounting for business combinations in a number of areas including the treatment of contingent consideration, contingencies, acquisition costs, IPR&D and restructuring costs. In addition, under SFAS 141R, changes in deferred tax asset valuation allowances and acquired income tax uncertainties in a business combination after the measurement period will impact income taxes. SFAS 141R is effective for fiscal years beginning on or after December 15, 2008 and as such, the Company will adopt this standard in the fiscal year 2009. The provisions are effective for the Company for business combinations on or after January 1, 2009.

 In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities — Including an Amendment of FASB Statement No. 115” (“SFAS 159”). SFAS No. 159 permits entities to choose to measure many financial instruments and certain other items at fair value. This provides entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without being required to apply complex hedge accounting provisions. The provisions of SFAS No. 159 are effective as of the beginning of fiscal years that start after November 15, 2007 (for the Company, January 1, 2008). The Company adopted SFAS No. 159 on January 1, 2008 and the adoption did not have any material impact on its financial position, results of operations or cash flows.

In June 2006, the Company adopted FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes—an Interpretation of FASB Statement 109” (“FIN 48”). FIN 48 requires that a position taken or expected to be taken in a tax return be recognized in the financial statements when it is more likely than not (i.e. a likelihood of more than fifty percent) that the position would be sustained upon examination by tax authorities. A recognized tax position is then measured at the largest amount of benefit that is greater than fifty percent likely of being realized upon ultimate settlements. FIN 48 is effective for fiscal years beginning after December 15, 2006.  The Company adopted FIN 48 in fiscal year 2007 and upon adoption, the Company did not have any material uncertain tax positions to account for as an adjustment to its opening balance of retained earnings on January 1, 2007. In addition, as of December 31, 2008, the Company did not have any material unrecognized tax benefits.

3.           Summary of significant accounting policies (Cont’d)

Recently issued accounting pronouncements (cont’d)

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS 157”). SFAS 157 defines fair value, establishes a framework for measuring fair value under generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS 157 emphasizes that fair value is a market-based measurement, not an entity-specific measurement, and states that a fair value measurement should be determined based on the assumptions that market participants would use in pricing the asset or liability. SFAS 157 applies under other accounting pronouncements that require or permit fair value measurements.

SFAS 157, among other things, requires companies to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value, and specifies a hierarchy of valuation techniques based on whether the inputs to those valuation techniques are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect the company’s market assumptions. The effective date was for fiscal years beginning after November 15, 2007 and interim periods within that fiscal year.

SFAS No. 157 establishes a three-tiered hierarchy to prioritize inputs used to measure fair value. Those tiers are defined as follows:

-	Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date.

-
Level 2 inputs are inputs, other than quoted prices included within Level 1, that are observable for the asset or liability, either directly or indirectly. If the asset or liability has a specified (contractual) term, a Level 2 input must be observable for substantially the full term of the asset or liability.

-	Level 3 inputs are unobservable inputs for the asset or liability.

The highest priority in measuring assets and liabilities at fair value is placed on the use of Level 1 inputs, while the lowest priority is placed on the use of Level 3 inputs.

This statement also expands the related disclosure requirements in an effort to provide greater transparency around fair value measures.

In February 2008, the FASB issued FSP FAS 157-2, “Effective Date of FASB Statement No. 157”, which delays the effective date of SFAS 157 to fiscal years beginning after November 15, 2008, and interim periods within those fiscal years, for all nonfinancial assets and nonfinancial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually).

The Company has expanded the disclosures about the fair value measurements and will adopt SFAS 157 in the first quarter of fiscal year 2009 and is still evaluating the impact of the items deferred by FSP FAS 157-2.

3.           Summary of significant accounting policies (Cont’d)

Fair value of financial instruments

SFAS No. 107 “Disclosures About Fair Value of Financial Instruments” requires the disclosure of the estimated fair value of financial instruments including those financial instruments for which the SFAS No. 159 fair value option was not elected. Except for collateralized borrowings disclosed is below, the carrying amounts of other financial assets and liabilities approximate their fair values due to short maturities:

	As of December 31, 2008		As of December 31, 2007
	Carrying amount	Fair value	Carrying amount	Fair value

Collateralized short-term bank loans	$1,458,959	$1,480,919	$1,367,222	$1,371,133

The fair values of collateralized borrowings are based on the Company’s current incremental borrowing rates for similar types of borrowing arrangements.

It is management’s opinion that the Company is not exposed to significant price or credit risks arising from these financial instruments.

4.           Restricted cash

	As of December 31,
	2008	2007

Bank deposits held as collateral for bills payable	$74,493	$527,513

The Company is requested by certain of its suppliers to settle amounts owed to such suppliers by the issuance of bills through banks for which the banks undertake to guarantee the Company’s settlement of these amounts at maturity.  The bills are interest free and would be matured within six months from the date of issuance.  As a collateral for the banks’ undertakings, the Company is required to pay bank charges as well as maintaining deposits with such banks amounts equivalent to 50% to 100% of the bills’ amounts in issue.

5.           Prepayments and other receivables

	As of December 31,
	2008	2007

Prepayments to suppliers	$273,295	$590,387
Compensation receivable (Note 16)	77,033	—

	$350,328	$590,387

6.           Amount due from a director

	As of December 31,
	2008	2007

Amount due from Mr. Li Haiting	$4,554,237	$576,436

This amount due is interest-free, unsecured and repayable on demand.

7.           Advances to customers and distributors

	As of December 31,
	2008	2007

Interest-free loans advanced to customers and distributors	$2,917,919	$1,640,667

During the years 2008 and 2007, in order to improve the market shares and increase the number of retailing points in the PRC, the management advanced cash to the potential retailers for them to increase the number of retail shops and distribution points in the related provinces in which they are located.  The amounts are interest-free, unsecured and payable upon demand.

8.           Inventories

	As of December 31,
	2008	2007

Raw materials	$376,462	$1,560,525
Work-in-progress	24,617	65,221
Finished goods	228,202	2,006,418

	$629,281	$3,632,164

During the year ended December 31, 2008, inventories with carrying amounts of $56,626 and $192,603 (Note 16) were written off as result of obsolescence review and of the fire, and were recognized in the cost of goods sold and as losses arising from fire, respectively.

During the year ended December 31, 2007, no inventories were written off.

9.           Properties, plant and equipment

	As of December 31,
	2008	2007
Costs:
Plant and machinery	$855,315	$634,665
Office equipment	70,468	54,415
Buildings	1,286,382	1,264,681

	2,212,165	1,953,761
Accumulated depreciation	(910,255)	(814,044)
Construction-in-progress	4,314,291	1,279,984

	$5,616,201	$2,419,701

           During the reporting period, depreciation is included in:-

	Year ended December 31,
	2008	2007

Cost of sales and overheads	$151,965	$121,446
Administrative expenses	9,621	1,714

	$161,586	$123,160

During the year ended December 31, 2008, carrying amounts of $47,751 were written off as a result of the fire as set out in Note 16.

During the year ended December 31, 2007, no property, plant and equipment were written off.

As of December 31, 2008 and 2007, buildings with carrying value of $906,649 and $937,251 respectively, were pledged for the collateralized bank loans (Note 13a).

10.           Land use rights

	As of December 31,
	2008	2007
Land use rights:-
Cost	$6,168,284	$47,559
Accumulated amortization	(123,620)	(238)

	$6,044,664	$47,321

The Company obtained the rights from the relevant PRC land bureau for a period of 50 years to use the land on which the office premises, production facilities and warehouse of the Company are situated.

As of December 31, 2008 and 2007, a land use right with carrying value of $49,481 and $47,321 respectively, was pledged for a collateralized bank loan (Note 13a).

During the two years ended December 31, 2008 and 2007, amortization for land use rights amounted to $121,451 and $238, of which $120,202 and nil have been capitalized in construction-in-progress, respectively.

The estimated amortization of land use rights for the five succeeding years are as follows:-

Year

2009	$123,366
2010	123,366
2011	123,366
2012	123,366
2013	123,366

$616,830

11.           Intangible asset

	As of December 31,
	2008	2007
Software:-
Cost	$291,792	$—
Accumulated amortization	(26,261)	—

	$265,531	$—

This software represents integrated software in designing footwear and purchased by Pacific Shoes. Pursuant to the management experience, this software estimated useful life was 5 years.  Since it acquisition, an annual impairment review was performed by management and no impairment was identified.

11.           Intangible asset (cont’d)

During the year ended December 31, 2008, amortization for software amounted to $25,854.

The estimated amortization of software for the five succeeding years are as follows:-

Year

2009	$58,358
2010	58,358
2011	58,358
2012	58,358
2013	32,099

$265,531

12.           Other payables and accrued expenses

	As of December 31,
	2008	2007

Value added tax and other tax payable	$6,474,334	$3,260,663
Staff welfare payables (Note 12a)	798,103	481,029
Accrued expenses and other payables	421,360	112,885
Salaries payable	75,739	92,842
Receipt in advance from customers	195,702	270,811

	$7,965,238	$4,218,230
Notes :-

a)
Staff welfare payable represents accrued staff medical, industry injury claims, labor and unemployment insurances.  All of which are third parties insurance and the insurance premiums are based on certain percentage of salaries.  The obligations of the Company are limited to those premiums contributed by the Company.

13.           Loans payable

	As of December 31,
	2008	2007

Collateralized short-term bank loans (Note 13a)	$1,458,959	$1,367,222
Unsecured, non-interest bearing loan (Note 13b)	1,445,507	247,165

	$2,904,466	$1,614,387
Notes :-

a)	The bank loans are denominated in RMB and carried average interest rate as of December 31, 2008 and 2007 at 8.46% and 8.65%, respectively.

The bank loans were collateralized by the buildings and land use right with carrying values of $906,649 (Note 9) and $49,481 (Note 10), respectively, and guaranteed by Mr. Li Haiting, the sole director of the Company.

During the reporting period, there was no covenant requirement under the banking facilities granted to the Company.

b)	The unsecured loan was advanced from the director’s friends, interest free and repayable on demand.

14.           Commitments and contingencies

a.	Capital commitment

(iii)
As of December 31, 2008 and 2007, the Company had capital commitments in respect of the construction of properties, amounting to $1,082,950 and $3,568,516 respectively, which were contracted for but not provided for in the financial statements.

(iv)
As of December 31, 2008 and 2007, the Company had capital commitments with its payment of registered capital for Pacific Shoes and Baopiao Shoes in the amounts of RMB5,000,000 and HK$50,000,000 within 6 months after completing of the registration transfer and 30 days after the Equity Transfer Agreement of Baopiao Shoes signed respectively.

b.	Operating lease arrangement

As of December 31, 2008, the Company had one non-cancelable operating lease for its factories. The lease will expire in June 2009 and the expected payment is $10,942.

The rental expense relating to the operating lease was $2,154 for the year ended December 31, 2008.

14.           Commitments and contingencies (cont’d)

c.	Contingencies

In accordance with the PRC tax regulations, the Company’s sales are subject to value added tax (“VAT”) at 17% upon the issuance of VAT invoices to its customers. When preparing these financial statements, the Company recognized revenue when goods were delivered, and made full tax provision in accordance with relevant national and local laws and regulations of the PRC.

The Company follows the practice of reporting its revenue for PRC tax purposes when invoices are issued. In the local statutory financial statements prepare under PRC GAAP, the Company recognized revenue on an “invoice basis” instead of when goods are delivered. Accordingly, despite the fact that the Company has made full tax provision in the financial statements, the Company may be subject to a penalty for the deferred reporting of tax obligations. The exact amount of penalty cannot be estimated with any reasonable degree of certainty.  The director considers it is very unlikely that the tax penalty will be imposed.

15.           Other income

	Year ended December 31,
	2008	2007

Bank interest income	$11,022	$4,501
Other income	35,643	64,199

	$46,665	$68,700

16.           Losses arising from fire

During the year ended December 31, 2008, a fire broke out in a factory and caused damage to certain of the Company’s properties.  Following a detailed review, the management identified that this accident has resulted in losses to the inventories of $192,603 (Note 8) and losses to buildings and machinery of $47,751 (Note 9).  The Company submitted an insurance claim in late 2008 and successfully claimed damages for the building amounted to $77,042.  Net loss arising from the fire incident, after deducting the damages claimed, amounted to $163,312 for the year ended December 31, 2008.

17.           Finance costs

	Year ended December 31,
	2008	2007

Bank loan interest expenses	$115,220	$75,805
Bank charges	586	608

	$115,806	$76,413

18.           Income taxes

BVI

The Company was incorporated in the BVI and, under the current laws of the BVI, is not subject to income taxes.

Hong Kong

Alberta was incorporated in Hong Kong and is subject to profits tax rate of 16.5% (2007: 17.5%). It is currently not subject to income taxes because it derived no taxable income during the reporting period.

PRC

Prior to January 1, 2008, Pacific Shoes and Baopiao Shoes were subject to a preferential enterprise income tax (“EIT”) rate at 27%, of which 24% was for national tax and 3% was for local tax, on the assessable profits as reported in the statutory financial statements prepared under China Accounting Regulations.

On March 16, 2007, the National People's Congress approved the Corporate Income Tax Law of the People's Republic of China (the "New CIT Law"). The New CIT Law reduces the standard corporate income tax rate from 33% to 25% with effect from January 1, 2008. Pursuant to the New CIT Law, Pacific Shoes and Baopiao Shoes have been subjected to EIT at a unified rate of 25% from January 1, 2008 onwards.

According to the PRC tax laws and regulations, Pacific Shoes and Bapiao being a sino-foreign equity joint venture entity and a WFOE respectively, were entitled to, starting from the first profitable year, a two-year exemption from enterprise income tax followed by a three-year 50% reduction in its enterprise income tax (“Tax Holiday”).

The Tax Holiday of Pacific Shoes commenced in year 1993 and ended in year 1997.

Baopiao Shoes has not started commercial operations and had no reportable profit under China Accounting Regulations since its incorporation on February 15, 2006. Baopiao Shoes had not applied for such Tax Holiday to the relevant PRC authority before the New CIT Law became effective on January 1, 2008. However, pursuant to the transitional provisions in the New CIT Law, companies qualified for Tax Holiday must make application prior to January 1, 2008 and the Tax Holiday would be deemed commence on January 1, 2008 regardless of results of operation. Baopiao Shoes is therefore not entitled to Tax Holiday.

18.           Income taxes (cont’d)

FIN 48 requires recognition and measurement of uncertain income tax positions using a "more-likely-than-not" approach. The Company adopted FIN 48 on January 1, 2007. The management evaluated the Company's tax positions and considered that no additional provision for uncertainty in income taxes is necessary as of December 31, 2008.

The components of the provision for income taxes from continuing operation are:-

	Year ended December 31,
	2008	2007

Current taxes - PRC	$1,545,109	$1,119,089
Deferred taxes - PRC	—	—

	$1,545,109	$1,119,089

The effective income tax expenses differ from the PRC statutory income tax rate from continuing operations in the PRC as follows:-

	Year ended December 31,
	2008	2007
Provision for income taxes at PRC
statutory income tax rate - 25% in
2008 and 27% in 2007	$1,495,281	$1,055,152
Non-deductible items for tax	49,828	63,937

	$1,545,109	$1,119,089

19.           Earnings per share

Basic earnings per share is computed as net earnings divided by the weighted-average number of common share outstanding for the period.

Dilutive earnings per share is computed as net earnings divided by the weighted-average number of common share outstanding for the period plus common stock equivalents.

During the period, the Company had no dilative instruments.  Accordingly, the basic and diluted earnings per share are the same.

20.           Related parties transactions

Apart from the transactions as disclosed in Notes 6 and 13(a) to the financial statements, the Company had no material transactions carried out with related parties during the reporting period.

21.           Common stock

The Company was incorporated in the BVI on November 3, 2006 as a limited liability company with authorized share capital of $50,000, divided into 50,000 common shares of $1 par value each, of which 1,000 shares were issued at par value for cash upon incorporation.

22.           Statutory reserve

The Company’s statutory reserve comprise of the following:-.

	As of December 31,
	2008	2007

Statutory reserve	$309,688	$309,688

Under PRC regulations, Pacific Shoes and Baopiao Shoes may pay dividends only out of their accumulated profits, if any, determined in accordance with PRC GAAP.  In addition, these companies are required to set aside at least 10% of their after-tax net profits each year, if any, to fund the statutory reserves until the individual balance of the reserve reaches 50% of their corresponding individual registered capital.  The statutory reserves are not distributable in the form of cash dividends to the Company and can be used to make up cumulative prior year losses.

For each of the two years in the period ended 31, 2008, no appropriation to this statutory reserve was made as the reserve reached 50% of the Pacific Shoes’ registered capital and Baopiao Shoes did not make any profit during the reporting period.

23.           Defined contribution plan

Pacific Shoes and Baopiao Shoes have defined contribution plans for all qualified employees in the PRC.  Pacific Shoes and Baopiao Shoes and their employees are each required to make contributions to the plans at the rates specified in the plans.  The only obligation of Pacific Shoes and Baopiao Foootwear with respect to retirement schemes are to make the required contributions under the plans.  No forfeited contribution is available to reduce the contribution payable in the future years.  The defined contribution plan contributions were charged to the consolidated statements of income and comprehensive income. The Company contributed $15,955 and $15,155 for the two years ended December 31, 2008 and 2007, respectively.

24.           Segment information

The Company adopted SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information", in respect of its operating segments. The Company's income is contributed by Pacific Shoes, which operates in a single business segment that includes the design, development, and manufacturing of footwear and accordingly no business segment information is presented. The Company’s products are sold only in the PRC and all the Company’s long-lived assets are located in the PRC, and accordingly no geographical segment information is presented.

25.           Post balance sheet event

On February 26, 2009, the Reorganization as detailed in Note 2 was completed.